UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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HORIZON PHARMA PUBLIC LIMITED COMPANY

ANNUAL GENERAL MEETING OF SHAREHOLDERS

May 3, 2018

NOTICE AND PROXY STATEMENT

April 2, 2018

Dear Fellow Shareholder:

2017 was a year of significant progress for Horizon Pharma.  Having rapidly transformed the Company into one focused primarily on rare and rheumatic diseases over the past five years, we launched the next stage of our evolution – developing a robust pipeline of clinically meaningful medicines to drive sustained growth over the long term.  We added several new programs to our pipeline in 2017, including HZN-001 (teprotumumab), a late-stage fully human monoclonal antibody (mAb) insulin-like growth factor-1 receptor (IGF-1R) inhibitor, which is a candidate for the treatment of moderate-to-severe thyroid eye disease, a rare eye disease.  Enrollment in the confirmatory Phase 3 clinical trial began in the fourth quarter of 2017 and we project that, if approved, teprotumumab could achieve peak annual U.S. net sales of more than $750 million.  We also added two other pre-clinical rheumatology programs designed to enhance our leadership in the treatment of uncontrolled gout1, a position which we hold today with our rare-disease biologic KRYSTEXXA®, one of our key growth drivers.  We continued to invest in KRYSTEXXA in 2017 by doubling its commercial organization and expanding its targeted patient population to include uncontrolled gout patients treated by nephrologists.  As a result, we recently increased our estimate of KRYSTEXXA peak annual net sales to more than $750 million.

These developments exemplify the successful execution of our strategy over the past five years.  In 2013, Horizon Pharma had two medicines with net sales of $74 million.  Today, we are a biopharmaceutical company focused primarily on rare diseases, with 11 medicines, six of them for rare diseases, and our rare disease medicines making up approximately 60 percent of our 2017 net sales.  This rapid, transformational growth has resulted in a five-year total shareholder return of 527 percent, significantly outperforming our peer group2 and the Nasdaq Biotechnology Index (NBI).

Our net sales of $1.06 billion in 2017 represented a year-over-year increase of 8 percent on a GAAP basis and 1 percent on a non-GAAP basis3, driven primarily by strong growth in our orphan and rheumatology business units.  Impacting our net sales performance were challenges we experienced early in the year in our primary care business unit related to the implementation of a new contracting model with pharmacy benefit managers (PBMs), which we effected primarily in response to the increasing level of control in the managed care environment.  Despite the resulting negative impact of approximately $230 million to our primary care business unit net sales, our diversification strategy over the past three years proved successful, as the growth in net sales of our rare disease medicines of 60 percent more than offset that decrease, resulting in year-over-year net sales growth.  Our 2017 net loss, non-GAAP net income and adjusted EBITDA4 were $411 million, $195 million and $390 million5, respectively.  We ended 2017 with a cash balance of $751 million, providing us with the financial flexibility to continue to execute our strategy.

Overall, I am very pleased with our team’s performance.  We remained diligently focused on strong execution and driving the business forward.  We demonstrated the commitment that underscores everything we do at Horizon Pharma:  making a powerful difference for the patients, caregivers and physicians through the innovative medicines we commercialize and develop to address unmet treatment needs.  The dedication and purpose of our talented team of employees is reflected in the recognition Horizon Pharma continues to receive, including three Fortune Magazine 2017 surveys – One of the Best Workplaces in Health Care, 100 Best Small & Medium Workplaces and 2017 Best Work Places to Work in Chicago – as well as the 2017 Crain’s Chicago Business Best Places to Work and Chicago Tribune’s 2017 Top Medium-Sized Workplaces.  Our ongoing efforts to diversify our employee base has helped us achieve our goals.  To drive our continued growth and evolution in this regard, Irina Konstantinovsky, an accomplished human resources professional, joined us in September 2017 as executive vice president, chief human resources officer.

[1]	Uncontrolled gout is chronic gout that is refractory (unresponsive) to conventional gout therapies.
[2]	The peer group used for total shareholder return (TSR) calculations for the five-year period ended December 31, 2017 is our May 2017 peer group (shown on page 33).
[3]	In September 2016, Horizon Pharma agreed to pay Express Scripts, Inc. $65 million as part of a litigation settlement, which was recorded as a one-time reduction to net sales for the third quarter of 2016, calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The exclusion of the $65 million settlement from GAAP net sales was the only adjustment reflected in 2016 non-GAAP adjusted net sales.
[4]	Non-GAAP net income and adjusted earnings before interest, taxes, depreciation and amortization and other amounts (adjusted EBITDA) are non-GAAP measures. These measures are used and provided by us as non-GAAP financial measures so that our investors have a more complete understanding of our financial performance. In addition, these non-GAAP financial measures are among the indicators our management uses for planning and forecasting purposes and measuring our performance.
[5]	Please refer to the discussion of non-GAAP financial measures and the reconciliations thereof to GAAP measures beginning on page 100 of our Annual Report on Form 10-K for the year ended December 31, 2017, which discussion and reconciliations are incorporated herein by reference.

More recently, we were very pleased to welcome Shao-Lee Lin, M.D., Ph.D., who joined Horizon Pharma earlier this year as executive vice president, head of research and development (R&D) and chief scientific officer.  Shao-Lee brings exceptional experience and a proven track record of developing new medicines – and she shares our focus on improving patient outcomes.  Shao-Lee is focused on driving the accelerated development of a R&D portfolio of medicines for Horizon Pharma, leading the next phase of growth for the Company.

We are delivering on our core principles – strong commercial execution, a disciplined business development strategy, clinical development of medicines for patients in need and expanding patient access – while also increasing affordability of our medicines.  Moving forward, we will continue to drive and motivate our growing organization with the goal of delivering strong financial performance that creates long-term market-leading shareholder value.

You are cordially invited to attend the Annual General Meeting of Shareholders on Thursday, May 3, 2018, at 3:00 p.m. local time at our corporate headquarters located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

Whether or not you plan to attend the Annual General Meeting, it is important that your shares be represented and voted.  Please take a moment now to vote your shares by internet, by toll-free telephone call or by signing, dating and returning the enclosed proxy card.

Thank you for your continued support.

Sincerely,

Timothy P. Walbert
Chairman, President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of

Shareholders to Be Held on Thursday, May 3, 2018, at 3:00 p.m. Local Time at Our Corporate

Headquarters Located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

Dear Shareholder:

We will be holding the Annual General Meeting of Shareholders of Horizon Pharma plc on Thursday, May 3, 2018, at 3:00 p.m. local time at our corporate headquarters located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland for the following purposes:

1.	Proposal 1: To elect, by separate resolutions, the three nominees for Class I directors named herein to hold office until the 2021 Annual General Meeting of Shareholders.

2.	Proposal 2: To approve the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018, and to authorize the Audit Committee of our Board of Directors (Board) to determine the auditors’ remuneration.

3.	Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement.
4.	Proposal 4: To indicate, on an advisory basis, the preferred frequency of shareholder advisory votes on the compensation of our named executive officers.

5.	Proposal 5: To authorize us and/or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares.

6.	Proposal 6: To approve our Amended and Restated 2014 Equity Incentive Plan.

7.	To conduct any other business properly brought before the meeting.

The Board recommends that you vote FOR each of the nominees for director named herein, for ONE YEAR as the preferred frequency of advisory votes to approve executive compensation and FOR Proposals 2, 3, 5 and 6.

Our Irish statutory financial statements for the fiscal year ended December 31, 2017, including the reports of the directors and statutory auditors thereon, will be presented at the Annual General Meeting.  There is no requirement under Irish law that such statements be approved by the shareholders and no such approval will be sought at the Annual General Meeting.

For the purposes of our Articles of Association, Proposals 1 and 2 and the receipt and consideration of the Irish statutory financial statements by us at the Annual General Meeting are deemed to be ordinary business and Proposals 3, 4, 5 and 6 are deemed to be special business.  Shareholders of record as of March 23, 2018, the record date for the Annual General Meeting, are entitled to notice of the Annual General Meeting and to vote at the Annual General Meeting or any adjournment or postponement thereof.

We ask that you review the Proxy Statement carefully and complete, sign, date and return the enclosed proxy card in the envelope provided or vote over the internet or by telephone as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting.  A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

The Proxy Statement and Annual Report to shareholders are available at www.edocumentview.com/hznp.

By Order of the Board of Directors

David G. Kelly

Company Secretary

Dublin 4, Ireland

April 2, 2018

PROXY STATEMENT SUMMARY	1

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	9

PROPOSAL 1—ELECTION OF DIRECTORS	13

THE BOARD OF DIRECTORS AND ITS COMMITTEES	16

Overview	16

Independence of the Board of Directors	16

Code of Ethics	17

Board Leadership Structure	17

Role of the Board in Risk Oversight	18

Director Selection	18

Committees of the Board of Directors	19

Shareholder Communications with the Board of Directors	21

EXECUTIVE OFFICERS	22

COMPENSATION DISCUSSION AND ANALYSIS	25

Executive Summary	26

Objectives and Philosophy	31

Compensation Determination Process	32

Elements of Executive Compensation	33

Additional Compensation Policies and Practices	41

EXECUTIVE COMPENSATION	45

Summary Compensation Table	45

Grants of Plan-Based Awards	47

Pay Ratio	49

Outstanding Equity Awards at December 31, 2017	50

Option Exercises and Stock Vested	51

Pension Benefits	51

Nonqualified Deferred Compensation	51

Potential Payments Upon Termination or Change-in-Control	52

NON-EMPLOYEE DIRECTOR COMPENSATION	54

EQUITY COMPENSATION PLAN INFORMATION	55

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	56

Policies and Procedures for Transactions with Related Persons	56

Certain Related-Person Transactions	56

PROPOSAL 2—APPROVE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZE THE AUDIT COMMITTEE TO DETERMINE THE AUDITORS’ REMUNERATION	58

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION	60

PROPOSAL 4—ADVISORY VOTE ON THE PREFERRED FREQUENCY OF SOLICITATION OF ADVISORY SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION	61

PROPOSAL 5—AUTHORIZE US AND/OR ANY OF OUR SUBSIDIARIES TO MAKE MARKET PURCHASES OR OVERSEAS MARKET PURCHASES OF OUR ORDINARY SHARES	62

PROPOSAL 6—APPROVE OUR AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN	63

OTHER INFORMATION	77

Security Ownership of Certain Beneficial Owners and Management	77

Section 16(a) Beneficial Ownership Reporting Compliance	78

Householding of Proxy Materials	79

Shareholder Proposals	79

Presentation of Irish Statutory Financial Statements	80

Special Note Regarding Forward-Looking Statements	80

OTHER MATTERS	81

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider.  You should read the entire Proxy Statement carefully before voting.  For more complete information regarding our business and 2017 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2017.

Voting Items and Board Recommendations

Proposal		Board Recommendations
1	Election of Directors (page 13)	FOR All Nominees

2	Appointment of Independent Registered Public Accounting Firm and Authorization of the Audit Committee to Determine the Auditors’ Remuneration (page 58)	FOR

3	Approval, on an Advisory Basis, of Executive Compensation (page 60)	FOR

4	Indication, on an Advisory Basis, of Preferred Frequency of Advisory Vote on Executive Compensation (page 61)	ONE YEAR

5	Authorization to Make Market Purchases or Overseas Market Purchases of our Ordinary Shares (page 62)	FOR

6	Approval of our Amended and Restated 2014 Equity Incentive Plan (page 63)	FOR

Business Overview

We made significant progress in 2017 on our long-term strategy of building a diversified and durable, high-growth biopharmaceutical company focused on rare disease medicines.  We generated full-year net sales of $1.06 billion, with our rare disease medicines, now representing approximately 60 percent of our net sales, increasing 60 percent year-over-year.  In addition to expanding the commercial efforts for our key growth driver KRYSTEXXA, which we now believe has peak net sales potential of more than $750 million, we augmented our pipeline with the addition of HZN-001 (teprotumumab), a late-stage development fully human monoclonal antibody (mAb) insulin-like growth factor-1 receptor (IGF-1R) inhibitor candidate for the treatment of moderate–to-severe thyroid eye disease (TED), as well as several new rheumatology pipeline programs.

Our Strategy

Our strategy has evolved over three phases.  When we first launched as a public company in 2011, we rapidly established Horizon Pharma’s infrastructure and commercial footprint, generating earnings and cash flow through the commercialization of our first two medicines, DUEXIS and RAYOS.  In 2014, we began the second phase of our strategy, which focused on rapid diversification into rare disease medicines through key acquisitions that brought us ACTIMMUNE, RAVICTI, KRYSTEXXA and PROCYSBI.  In 2017, we began the third phase of our strategy, building out a pipeline of differentiated and clinically meaningful, development-stage medicines to drive sustainable growth over the long term.  At the same time, we remain focused on commercial execution and optimizing the growth of our rare disease medicines, as well as considering future commercial asset acquisitions.

Rare Disease Medicines Are Driving Our Sales Growth

Net sales of our rare disease medicines grew 60 percent in 2017 compared to 2016.  Net sales of KRYSTEXXA alone, our medicine for the treatment of uncontrolled gout, a rare disease, grew 72 percent in 2017, following the implementation of our commercial strategy to maximize the medicine’s growth trajectory following its acquisition in January of 2016.  We believe KRYSTEXXA has significant future growth potential and invested substantially in its commercial organization in 2017, doubling its size to not only increase penetration in the rheumatology market, but also to expand into nephrology, a new market for KRYSTEXXA.  We estimate that the nephrology market has a similar addressable patient population as rheumatology, approximately 50,000 patients.  Our orphan business unit, which includes RAVICTI, PROCYSBI and ACTIMMUNE, provides us with a stable base of rare disease growth medicines.

CAGR:  compound annual growth rate

Expanding Our Pipeline to Drive Sustainable Long-Term Growth

In May 2017, we acquired River Vision Development Corp.  (River Vision), which added the first development-stage candidate to our pipeline – teprotumumab, a fully human monoclonal antibody (mAb) inhibitor of IGF-1R.  Teprotumumab, also known as HZN-001, demonstrated breakthrough efficacy in its Phase 2 trial in patients with moderate-to-severe TED, a rare and debilitating eye disease with no approved therapies.  Enrollment in the Phase 3 confirmatory trial began in October 2017 and we expect to complete enrollment by the end of 2018.  We estimate the addressable population in the United States to be between 15,000 and 20,000 patients annually.

We also expanded our rheumatology pipeline programs in 2017, adding two next-generation biologic development programs to support and sustain our leadership in the treatment of uncontrolled gout, as well as HZN-002, a novel dexamethasone conjugate, to augment our rheumatology portfolio.  In addition, two investigator-initiated immunomodulation studies are expected to start in 2018 to evaluate enhancing the response rate for KRYSTEXXA.

(1)	Immunomodulation arm expected to begin enrolling in 2018.
(2)	Trial expected to begin enrolling in 2018.
(3)	Teprotumumab is a fully human monoclonal antibody (mAb) IGF-1R inhibitor for moderate-to-severe TED.
(4)	Registered trademark of Bristol-Myers Squibb Company.
(5)	Registered trademark of Merck Sharp & Dohme Corp.
(6)	Study with Taxol, Herceptin and Perjeta; Taxol is a registered trademark of Bristol-Myers Squibb Company. Herceptin and Perjeta are registered trademarks of Genentech.

TRIPLE:  Tolerization Reduces Intolerance to Pegloticase and Prolongs the Urate Lowering Effect.  RECIPE:  REduCing Immunogenicity to PegloticasE.  RIFLE:  RAYOS (delayed release prednisone) Inhibits Fatigue in Lupus Erythematosus.  OPTIC:  Treatment of Graves’ Orbitopathy (Thyroid Eye Disease) to Reduce Proptosis with Teprotumumab Infusions in a Randomized, Placebo-Controlled, Clinical Study.  CTCL:  cutaneous T-cell lymphoma.  HER2:  human epidermal growth factor receptor 2.

Total Shareholder Return

Over the three- and five-year periods, we have outperformed both our peer group and the Nasdaq Biotechnology Index (NBI).  With our durable base of rare disease medicines, our high-growth KRYSTEXXA medicine and the pipeline we are building for future growth, we believe Horizon Pharma is well positioned for rapid and sustainable long-term growth.

Note:  The peer group used for the TSR calculations for the 1-, 3- and 5-year periods ended December 31, 2017 is our May 2017 peer group (shown on page 33).

Director Nominees and Continuing Directors

Name	Age	Director Since	Principal Position	Independent	Other Current Public Boards

2018 Director Nominees
William F. Daniel	66	2014	Director, Malin Corporation plc	Yes	1
H. Thomas Watkins	65	2014	Chairman, Vanda Pharmaceuticals Inc.	Yes	1
Pascale Witz	51	2017	President, PWH Advisors	Yes	4

Continuing Directors
Michael Grey	65	2011	Executive Chairman, Amplyx Pharmaceuticals, Inc.	Yes	2
Jeff Himawan, Ph.D.	52	2007	Managing Director, Essex Woodlands Health Ventures, L.P.	Yes	2
Ronald Pauli	57	2011	Chief Financial Officer, BioQ Pharma, Inc.	Yes	-
Timothy P. Walbert	51	2008	Chairman, President and Chief Executive Officer, Horizon Pharma plc	No	1
Gino Santini	61	2012	Chairman, AMAG Pharmaceuticals, Inc.	Yes	4
James Shannon, M.D.	61	2017	Director, MannKind Corporation	Yes	2

Board Highlights

Two new board members added in 2017, enhancing Board diversity and capabilities:	• Ms. Pascale Witz: brings more than two decades of global healthcare commercial and management experience to the Board	• James Shannon, M.D.: brings more than 25 years of clinical development experience to the Board

The Nominating and Corporate Governance Committee of our Board examines multiple factors when evaluating directors, including their knowledge, skills and experience, including experience in our industry and with respect to clinical development, business, finance, management and public service.  The Committee believes in an expansive definition of diversity that includes differences of experience, education, talents, gender and race, among other things.  The table below highlights the extensive experience of our directors as well as a balance of skills on our Board:

Our Board, which is predominantly independent, includes a range of newer and longer-tenured directors.  In addition, the Board values diversity, with an expansive definition of diversity that includes differences of experience, education, talents, gender and race.  The addition of Pascale Witz to the Board in 2017, with her extensive global healthcare management experience, and James Shannon, M.D., with his significant clinical development and management experience, further diversified our Board.

Corporate Governance Highlights

	Independent Oversight		Continuous Improvement
•	Eight out of nine of our directors are independent	•	Annual Board and committee self-evaluations
•	All Board committees are comprised solely of independent directors	• •	Risk oversight by the Board and committees Ongoing shareholder engagement efforts
•	Lead independent director with clearly delineated duties
•	Diverse Board in terms of experience, education and talents
	Strong Governance Practices		Shareholder Rights
•	Regular executive sessions of independent directors	•	Majority voting for elections of directors
•	Independent compensation consultant reporting directly to the Compensation Committee	•	Shareholder ability to call extraordinary general meeting
•	Board and committees may engage outside advisors independently of management	•	Directors may be removed by ordinary resolution with majority vote of the shareholders
•	Share ownership guidelines for directors and executive officers
•	Annual advisory shareholder vote on executive compensation
•	New: Adopted an incentive compensation recoupment “clawback” policy
•	New: Adopted a one-year post-issuance holding period for new equity grants to executive officers

Executive Compensation Overview

Our executive compensation program emphasizes three major pay considerations, and this is how we currently achieve them:

Pay Considerations
Long-Term Performance	Executive and Shareholder Alignment	Risk Mitigation

What We Do	What We Don’t Do
Align executive compensation with corporate and individual performance	No guaranteed bonuses or salary increases
Maintain strong share ownership guidelines for our directors and executives	No repricing of stock options without shareholder approval
Maintain an appropriate balance between short-term and long-term compensation which discourages short-term risk taking at the expense of long-term results	No dividends or dividend equivalents paid on unearned shares
Engage an independent advisor reporting directly to the Compensation Committee	No NEO excise tax gross-ups
Apply anti-pledging and anti-hedging policy for our shares
Cap annual and long-term incentive payouts
Conduct compensation risk assessments
New: Require a one-year post-issuance holding period on all post-2017 equity grants for executive officers
New: Apply an incentive compensation recoupment “clawback” policy

With a strategic focus on growing the business over the long term, it is imperative that our executive compensation program motivates our talented management team in such a manner as to encourage – and reward – successful execution of this business strategy.  We utilize the following compensation elements to achieve this:

Element	Form	Corporate Performance Period	Service Period(1)	Objective
Base Salary	Cash (fixed)	N/A	Annual	Recognition of an individual’s role and responsibilities; provides competitive pay for retention purposes
Short-Term Incentive	Cash (variable)	Annual	Annual	Variable pay designed to reward achievement of annual financial and corporate objectives and individual goals
Long-Term Incentives	Equity Long-Term Incentive Program (Equity LTIP) (variable) Cash Incentive Program (CIP) (variable)	Multi-year Annual	Multi-year Multi-year

Promotes an ownership culture and aligns the interests of executives with those of shareholders; provides meaningful incentives for management to execute on longer-term financial and strategic growth goals that drive shareholder value creation;

and supports our retention strategy

New in 2018: Move to annual long-term cash and equity incentive grants, more closely aligned with overall market and industry-standard practices
(1)	Service period is the period over which continual service is required in order for incentives to become vested and earned.

Shareholder Engagement

We value the views of our shareholders and we have had significant and meaningful engagement with our shareholders regarding our compensation and governance.  Feedback garnered during these outreach efforts informs the Compensation Committee’s thinking when evaluating our current compensation program and when considering potential modifications to the program on a go-forward basis.  For the past four years, led by the Chairman of our Compensation Committee, we have conducted continued and consistent engagement with our shareholders and we plan to continue this practice.

At our 2017 Annual General Meeting of Shareholders, our say-on-pay proposal received the support of approximately 97 percent of the shares voted.  We believe this high level of support is a result of our comprehensive shareholder outreach and engagement program to solicit feedback, understand investor viewpoints and incorporate feedback into further discussions of our compensation programs and philosophy.

Through this shareholder engagement we have had very productive conversations, which continue to shape our programs and disclosures.  Recent changes that were heavily influenced by shareholder feedback include:

•	Incentive compensation recoupment policy. This recently implemented policy enables us to recover performance-based cash and equity compensation that is later determined not to have been earned by our executive officers, due to restatements of financial results.

•	Annual long-term incentive grants going forward. Our philosophy on granting equity has changed as a result of feedback. Beginning in January 2018, we now plan on regular, annual grants of long-term incentives, instead of “front-loaded” awards that are intended to cover a multi-year period.

•	Balance between short-term and long-term performance metrics. Shareholder feedback informed our decision to combine both a short-term business performance metric and long-term relative TSR metric for the performance share unit (PSU) awards granted in January 2018, as discussed below.

•	Board diversity. Diversity is an important principle for us at Horizon Pharma and several investors have indicated that it is important to them as well. The addition to the Board in 2017 of Pascale Witz, with her extensive global healthcare management experience, and James Shannon, M.D., with his significant clinical development and management experience, further diversified our Board.

Please see our Compensation Discussion and Analysis on page 25 for additional information on our compensation philosophy.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because our Board is soliciting your proxy to vote at the Annual General Meeting, including at any adjournments or postponements of the meeting.  You are invited to attend the Annual General Meeting to vote on the proposals described in this Proxy Statement.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

How do I attend the Annual General Meeting?

The meeting will be held on Thursday, May 3, 2018, at 3:00 p.m. local time at our corporate headquarters located at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.  Directions to the Annual General Meeting may be found at https://www.google.com/maps/place/Connaught+House,+Burlington+Rd,+Dublin+4,+Ireland.  Information on how to vote in person at the Annual General Meeting is provided below.  However, you do not need to attend the Annual General Meeting to vote your ordinary shares.

Who can vote at the Annual General Meeting?

Only shareholders of record at the close of business on March 23, 2018 will be entitled to vote at the Annual General Meeting.  On this record date, there were 164,975,527 of our ordinary shares outstanding and entitled to vote.

Shareholder of Record (shares registered in your name).  If on March 23, 2018, your shares were registered in your name in our Register of Members which is maintained by our transfer agent, Computershare Shareowner Services LLC, then you are a shareholder of record.  As a shareholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner (shares registered in the name of a broker or bank).  If on March 23, 2018, your shares were not registered in your name in our Register of Members, but rather held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual General Meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual General Meeting.  However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are six matters scheduled for a vote:

•	Election of three Class I directors named in this Proxy Statement to hold office until the 2021 Annual General Meeting of Shareholders (Proposal 1);

•	Approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 and the authorization of the Audit Committee of our Board to determine the auditors’ remuneration (Proposal 2);

•	Advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement (Proposal 3);

•	Advisory indication of the preferred frequency of shareholder advisory votes on the compensation of our named executive officers (Proposal 4);

•	Authorization for us and/or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares (Proposal 5); and

•	Approval of our Amended and Restated 2014 Equity Incentive Plan (Proposal 6).

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual General Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may vote “For” or “Against” each Class I director nominee or you may abstain from voting for all or any of the nominees.  With regard to the advisory vote on how frequently we should solicit shareholder advisory approval for executive compensation, you may vote for any one of the following:  one year, two years or three years or you may abstain from voting on that matter.  For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Shareholder of Record.  If you are a shareholder of record, you may vote in person at the Annual General Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the internet.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual General Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual General Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 2, 2018, to be counted.

•	To vote through the internet, go to http://www.envisionreports.com/hznp to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on May 2, 2018, to be counted.

Internet proxy voting is being provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Beneficial Owner.  If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us.  Simply complete and mail the voting instruction form to ensure that your vote is counted.  Alternatively, you may vote by telephone or through the internet as instructed by your broker or bank.  To vote in person at the Annual General Meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Joint Holders.  In the case of joint holders of record, any one of such holders may vote either in person or by proxy in respect thereof as if he or she were the sole holder thereof, but the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in our Register of Members.

How many votes do I have?

On each matter to be voted upon, you have one vote for each ordinary share you own as of March 23, 2018.

What happens if I do not vote?

Shareholder of Record.  If you are a shareholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual General Meeting, your shares will not be voted.

Beneficial Owner.  If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (NYSE) deems the particular proposal to be a “routine” matter.  Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation) and certain corporate governance proposals, even if management-supported.  We have been advised by the NYSE that your broker or nominee may not vote your shares on Proposals 1, 3, 4 or 6 without your instructions, but may vote your shares on Proposals 2 and 5.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, then our designated proxy holders (one of the individuals named on your proxy card) will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.  If any other matter is properly presented at the meeting, your proxy holder will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We have retained MacKenzie Partners, Inc. (MacKenzie), a proxy solicitation firm, to solicit proxies in connection with the Annual General Meeting at a cost of approximately $20,000 plus expenses.  The cost of soliciting proxies incurred by us and MacKenzie, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to beneficial owners of our ordinary shares, will be borne by us.  Our directors, officers and other employees may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts.  Please follow the voting instructions on the proxy cards in each set of proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Shareholder of Record.  Yes, you may revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Company Secretary at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

•	You may attend the Annual General Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner.  If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Do I need a ticket to attend the Annual General Meeting?

You will need an admission ticket or proof of ownership of ordinary shares to enter the Annual General Meeting.  If you are a shareholder of record, your admission ticket is the top half of the proxy card sent to you.  If you plan to attend the Annual General Meeting, please so indicate when you vote and bring the ticket with you to the Annual General Meeting.  If your shares are held in the name of a bank, broker or other holder of record, you do not need an admission ticket, but you will need proof of ownership to be admitted to the Annual General Meeting.  A recent brokerage statement or letter from a bank or broker is an example of proof of ownership.  If you arrive at the Annual General Meeting without an admission ticket or proof of ownership of ordinary shares, we will admit you only if we are able to verify that you are one of our shareholders.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, with respect to the proposal to elect directors, votes “For,” “Against,” abstentions and broker non-votes; with respect to the proposal regarding frequency of shareholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, as applicable, broker non-votes.  Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual General Meeting.  Abstentions and broker non-votes will not, however, be considered votes cast at the Annual General Meeting.  Because the approval of all of the proposals is based on the votes cast at the Annual General Meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on the proposals.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares.  These un-voted shares are counted as “broker non-votes.”

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting.  A quorum will be present if shareholders holding a majority of the issued and outstanding ordinary shares entitled to vote are present at the meeting in person or represented by proxy.  On the record date, there were 164,975,527 ordinary shares outstanding and entitled to vote.  Thus, the holders of 82,487,764 ordinary shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or, provided that you are a shareholder of record, if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, within one hour of the time appointed for the Annual General Meeting, the Annual General Meeting will stand adjourned to May 10, 2018, at 3:00 p.m. local time at the same location, or such other time or place as the Board may determine.

Assuming there is a quorum of shares present at the Annual General Meeting, how many votes are needed to approve each proposal?

	Proposal	Vote Required
1.	Election of Directors	Majority of the votes cast
2.	Appointment of Independent Registered Public Accounting Firm and Authorization of the Audit Committee to Determine the Auditors’ Remuneration	Majority of the votes cast
3.	Approval, on an Advisory Basis, of Executive Compensation	Majority of the votes cast
4.	Indication, on an Advisory Basis, of the Preferred Frequency of Shareholder Advisory Votes on Executive Compensation	Majority of the votes cast
5.	Authorization to Make Market Purchases or Overseas Market Purchases of our Ordinary Shares	Majority of the votes cast
6.	Approval of Amended and Restated 2014 Equity Incentive Plan	Majority of the votes cast

How can I find out the results of the voting at the Annual General Meeting?

Preliminary voting results will be announced at the Annual General Meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual General Meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What are the Irish statutory financial statements?

We are presenting our Irish statutory financial statements, including the reports of the directors and the statutory auditors thereon, at the Annual General Meeting, and we are making a copy of them available for download in PDF format in the Investors section (see Annual Reports subsection) of our website (www.horizonpharma.com) on or before April 11, 2018.  Since we are an Irish company, we are required to prepare Irish statutory financial statements under applicable Irish company law and to deliver those accounts to shareholders of record in connection with our Annual General Meetings of Shareholders.  The Irish statutory financial statements cover the results of operations and financial position of Horizon Pharma plc for the year ended December 31, 2017.  Irish law requires the directors to prepare financial statements for each financial year giving a true and fair view of the state of the group’s and parent company’s affairs at the end of the financial year and of the group’s profit or loss for the financial year.  Under that law, the directors have prepared the group’s consolidated financial statements in accordance with U.S. accounting standards, as defined in Section 279 of the Irish Companies Act 2014, to the extent that the use of those accounting standards in the preparation of the consolidated financial statements does not contravene any provision of the Irish Companies Act 2014 or of any regulations made thereunder and have prepared the Irish statutory financial statements in accordance with accounting standards issued by the Financial Reporting Council and promulgated by the Institute of Chartered Accountants in Ireland (Generally Accepted Accounting Practice in Ireland).

We will mail without charge, upon written request, a copy of the Irish statutory financial statements to shareholders of record or beneficial owners of our ordinary shares.  Requests should be sent to:  Horizon Pharma plc, Attention:  Company Secretary, Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

What proxy materials are available on the internet?

The Proxy Statement and the Annual Report to shareholders are available at www.edocumentview.com/hznp.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes.  Each class consists, as nearly as possible, of one-third of the total number of directors and each class has a three-year term.  The Board currently consists of nine members, as follows:

•	Class I: William F. Daniel, H. Thomas Watkins and Pascale Witz, whose terms will expire at our 2018 Annual General Meeting of Shareholders;

•	Class II: Michael Grey, Jeff Himawan, Ph.D. and Ronald Pauli, whose terms will expire at our 2019 Annual General Meeting of Shareholders; and

•	Class III: Gino Santini, James Shannon, M.D. and Timothy P. Walbert, whose terms will expire at our 2020 Annual General Meeting of Shareholders.

The authorized number of directors may be changed only by resolution of the Board.  Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors.  This classification of the Board may have the effect of delaying or preventing changes in our control or management.  Our directors may be removed by ordinary resolution with majority vote of our shareholders at a general meeting provided that notice of such resolution has been given in accordance with Section 146 of the Irish Companies Act 2014.  Vacancies on the Board may be filled only by persons elected by a majority of the directors then in office, provided that a quorum is present.  A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

There are currently three directors in Class I whose term of office expires in 2018.  Each of the nominees listed below in Class I is currently one of our directors who was nominated for election by the Board, upon the recommendation of the Nominating and Corporate Governance Committee.  In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.  If elected, each of these nominees would serve until the 2021 Annual General Meeting of Shareholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation, disqualification or removal.

Class I—Directors Whose Terms Expire at the 2018 Annual General Meeting of Shareholders and are Nominees for Election

William F. Daniel, age 66

Director since September 2014

Committee Member:  Audit (Chair), Compensation

Mr. Daniel, a chartered director and chartered accountant, is currently a member of the board of directors of Malin Corporation plc, an Irish-based public global life sciences company.  Mr. Daniel was president of the Institute of Directors of Ireland from May 2013 to May 2015, and was originally elected to the board of the Institute of Directors in Ireland in June 2010.  Prior to that, Mr. Daniel was executive vice president and company secretary of Elan Corporation plc, a public biotechnology company, and served in that role from December 2001 to December 2013, until the merger of Elan with Perrigo Company plc.  He was previously an executive director of Elan between 2003 and 2007, having joined the organization as financial controller in 1994.  Mr. Daniel graduated with a degree in commerce from the University College Dublin.

The Nominating and Corporate Governance Committee and the Board believe that Mr. Daniel is qualified to serve as a director of the Company on the basis of his valuable financial and corporate governance expertise, which brings important strategic insight to the Board as it plans our future growth.

H. Thomas Watkins, age 65

Director since April 2014

Committee Member:  Audit, Nominating and Corporate Governance (Chair)

Mr. Watkins, in his most recent role, was director, president and chief executive officer of Human Genome Sciences, Inc. (HGS), a public biopharmaceutical company, from 2004 until HGS was acquired by GlaxoSmithKline in 2012.  Before leading HGS, Mr. Watkins spent over twenty years in senior roles at Abbott Laboratories and its affiliates in the United States and Asia, most recently serving as the president of TAP Pharmaceutical Products, Inc. (TAP), which was jointly owned by Abbott and Takeda Pharmaceutical Company, Inc.  During his tenure, he led the growth of TAP from approximately $2 billion to over $4 billion in annual revenue.  Mr. Watkins began his career in 1974 with Arthur Andersen & Co.  From 1979 to 1985, he was a management consultant with McKinsey and Company, Inc., working with multinational companies in the United States, Europe and Japan.  Mr. Watkins holds a bachelor’s degree from the College of William and Mary, and a master’s degree in business administration from the University of Chicago Graduate School of Business.  Mr. Watkins is the chairman of the board of directors of Vanda Pharmaceuticals, Inc., a public biotechnology company.  He is also a member of the board of directors of HemoShear Therapeutics, LLC, a private biotechnology company, and the Biotechnology Innovation Organization (BIO) and is vice-chair of the board of visitors of The College of William and Mary.

The Nominating and Corporate Governance Committee and the Board believe that Mr. Watkins is qualified to serve as a director of the Company on the basis of his valuable industry experience, which brings important strategic insight to the Board as it plans our future growth.

Pascale Witz, age 51

Director since August 2017

Committee Member:  Audit, Nominating and Corporate Governance

Ms. Witz founded PWH Advisors, a strategic consultancy firm advising healthcare and investment companies, in November 2016 and has served as its president since that time. From September 2015 to May 2016, Ms. Witz served as executive vice president, global diabetes and cardiovascular at Sanofi, a pharmaceutical company.  During her tenure at Sanofi, she launched multiple medicines across three continents and strengthened the pipeline through licensing and partnerships.  Prior to joining Sanofi, Ms. Witz served more than 17 years at GE Healthcare where, in her final role as president and chief executive officer of its medical diagnostics business, she ran a $2 billion integrated pharmaceutical organization that encompassed research and development through commercial.  Ms. Witz received her Master of Business Administration in Economics and Marketing from INSEAD and her master of science in biochemistry from INSA Lyon.  Ms. Witz also serves on the boards of directors of Fresenius Medical Care AG & Co. KGaA, a public medical supply company, Regulus Therapeutics, a public biotechnology company, PerkinElmer, a public company focused on human and environmental health, and Savencia SA, a public food and dairy company.

The Nominating and Corporate Governance Committee and the Board believe that Ms. Witz is qualified to serve as a director of the Company on the basis of her valuable industry experience, which brings important strategic insight to the Board as it plans our future growth.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE

Class II—Directors Continuing in Office Until the 2019 Annual General Meeting of Shareholders

Michael Grey, age 65

Lead Independent Director since August 2012, Director since September 2011

Committee Member:  Nominating and Corporate Governance, Transaction

Mr. Grey has served as executive chairman of Amplyx Pharmaceuticals, Inc. (Amplyx), a private pharmaceutical company, since January 2017; Reneo Pharmaceuticals, Inc. (Reneo), a private pharmaceutical company, since December 2017; and Spruce Biosciences, Inc., a private biotechnology company, since April 2017.  He has also served as a venture partner at Pappas Ventures since January 2010.  Mr. Grey served from October 2015 to January 2017 as the president and chief executive officer of Amplyx, and from September 2014 to December 2017 as chairman and chief executive officer of Reneo.  From February 2011 to June 2014, Mr. Grey served as president and chief executive officer of Lumena Pharmaceuticals, Inc., a biotechnology company, which was acquired by Shire plc in June 2014.  Mr. Grey has 40 years of experience in the pharmaceutical and biotechnology industries and has held senior positions at a number of companies, including president and chief executive officer of SGX Pharmaceuticals, Inc. (sold to Eli Lilly and Company in 2008), president and chief executive officer of Trega Biosciences, Inc. (sold to LION Bioscience, Inc. in 2001) and president of BioChem Therapeutic Inc.  Prior to these, Mr. Grey served in various roles with Glaxo, Inc. and Glaxo Holdings PLC, culminating in his position as vice president, corporate development and director of international licensing.  Mr. Grey also serves on the boards of directors of BioMarin Pharmaceutical Inc. and Mirati Therapeutics Inc., both public biotechnology companies and Biothera Pharmaceuticals, Inc., a private biotechnology company.  Mr. Grey received a bachelor of science degree in chemistry from the University of Nottingham in the United Kingdom.

The Nominating and Corporate Governance Committee and the Board believe that Mr. Grey is qualified to serve as a director of the Company on the basis of his extensive experience managing pharmaceutical and biopharmaceutical companies, which brings important strategic insight to the Board as it plans our future growth.

Jeff Himawan, Ph.D., age 52

Director since July 2007

Committee Member:  Compensation (Chair), Transaction

Dr. Himawan has been a managing director of Essex Woodlands Health Ventures, a venture capital firm, since 2004.  Prior to that, he was an adjunct partner at Essex Woodlands from 1999 to 2001, and he was a venture partner from 2001 to 2004.  Dr. Himawan co-founded Seed-One Ventures, an early-stage venture capital firm, where he served as a managing director from 1996 to 2001.  Dr. Himawan also currently serves on the board of directors of Catalyst Biosciences, Inc. and MediciNova, Inc., each a public biopharmaceutical company, and on the board of directors of Light Sciences Oncology, Inc. Dr. Himawan received a bachelor of science degree in biology from the Massachusetts Institute of Technology and his doctorate in biological chemistry and molecular pharmacology from Harvard University.

The Nominating and Corporate Governance Committee and the Board believe that, with his doctorate in biological chemistry and molecular pharmacology and as a successful venture capitalist, Dr. Himawan brings important scientific and strategic insight to the Board as well as experience working with the investment community.

Ronald Pauli, age 57

Director since September 2011

Committee Member:  Audit, Nominating and Corporate Governance

Mr. Pauli has served as chief financial officer of BioQ Pharma, Inc., a private specialty pharmaceutical company, since August 2014.  Prior to that, Mr. Pauli was an independent financial consultant to the pharmaceutical industry from September 2012 to July 2014 and held senior positions at a number of biopharmaceutical companies, including chief financial officer at Sagent Pharmaceuticals, Inc. from April 2007 to August 2012, chief financial officer at NeoPharm, Inc. from 2006 to 2007 and corporate controller and interim chief financial officer at Abraxis BioScience, Inc. (formerly American Pharmaceutical Partners, Inc.) from 2002 to 2006.  In addition, Mr. Pauli previously served as corporate controller for Applied Power, Inc. and R.P.  Scherer Corporation, held multiple finance positions at Kmart Corporation and began his career with Ernst & Whinney.  Mr. Pauli received a bachelor of science degree in accounting from Michigan State University and a master’s degree in finance from Walsh College.

The Nominating and Corporate Governance Committee and the Board believe that Mr. Pauli is qualified to serve as a director of the Company on the basis of his financial experience at numerous biotechnology and pharmaceutical companies, which adds valuable expertise in guiding our strategic direction and working with the investment community.

Class III—Directors Continuing in Office until the 2020 Annual General Meeting of Shareholders

Gino Santini, age 61

Director since March 2012

Committee Member:  Compensation, Transaction (Chair)

Mr. Santini currently serves as the chairman of the board of directors of AMAG Pharmaceuticals, Inc., a public biopharmaceutical company, and serves on the board of directors of Intercept Pharmaceuticals, Inc., Collegium Pharmaceutical, Inc. and Allena Pharmaceuticals, Inc., all of which are public biopharmaceutical companies.  Mr. Santini also serves on the board of directors of Artax Biopharma Inc. and Intarcia Therapeutics, Inc., each a private biopharmaceutical company, and is retired from a distinguished career with Eli Lilly and Company, a public pharmaceutical company.  Mr. Santini previously served on the board of directors of Sorin SpA, a public medical products group, from 2012 to 2015, when it was acquired by LivaNova PLC and Vitae Pharmaceuticals, Inc., a public biotechnology company, from 2014 to 2016, when it was acquired by Allergan plc.  During his tenure at Eli Lilly and Company from June 1983 to December 2010, Mr. Santini held various leadership positions.  Mr. Santini, fluent in four languages, holds an undergraduate degree in mechanical engineering from the University of Bologna and a master’s degree in business administration from the University of Rochester.

The Nominating and Corporate Governance Committee and the Board believe that Mr. Santini’s extensive international and domestic commercial and business development experience brings important insight to the Board as it plans our future growth.

James Shannon, M.D., age 61

Director since August 2017

Committee Member:  Compensation, Transaction

Dr. Shannon currently serves on the board of directors for MannKind Corporation, a public biopharmaceutical company focused on treatments for diabetes.  From May 2012 to March 2015, Dr. Shannon served as the chief medical officer of GlaxoSmithKline (GSK), a public biopharmaceutical company, where he was responsible for matters of patient safety, general medical governance, medical ethics and integrity, medical information as well as investigations involving human subjects relating to any GSK medicine in development or on the market.  Prior to that, Dr. Shannon spent more than a decade with Novartis, a public pharmaceutical company.  In his last role with the company, as global head of pharma development, he was responsible for all of Novartis’s development activities, from pre-clinical through Phase 4 and oversaw an annual development budget of approximately $4 billion.  Dr. Shannon received his science and medical degrees from Queen’s University in Belfast, Northern Ireland.  In addition to MannKind Corporation, he serves on the board of directors of ProQR Therapeutics NV, a public therapeutics company; Immodulon Therapeutics Limited, a private biopharmaceutical company; and MyTomorrows, a health-based platform that collaborates with drug developers to provide early access to treatments for patients who have exhausted all other options.

The Nominating and Corporate Governance Committee and the Board believe that Dr. Shannon is qualified to serve as a director of the Company on the basis of his extensive clinical development experience, which brings important insight to the Board as it plans our future growth.

Timothy P. Walbert, age 51

Chairman of the Board since March 2010, Director since June 2008

Committee Member:  None

Mr. Walbert has served as our president, chief executive officer and director of the Company since June 2008 and served as our chairman since March 2010.  From May 2007 to June 2009, Mr. Walbert served as president, chief executive officer and director of IDM Pharma, Inc., a public biopharmaceutical company that was acquired by Takeda America Holdings, Inc. in June 2009.  Prior to that, Mr. Walbert served as executive vice president, commercial operations of NeoPharm, Inc., a public biopharmaceutical company.  From June 2001 to August 2005, Mr. Walbert served as divisional vice president and general manager of immunology, where he built and led the global development and launch of the multi-indication biologic HUMIRA and divisional vice president, global cardiovascular strategy at Abbott, now AbbVie.  Mr. Walbert also serves as chairman of the board of directors of Egalet Corporation, a public pharmaceutical company.  Mr. Walbert sits on the board of directors of the Illinois Biotechnology Innovation Organization (iBIO), the Biotechnology Innovation Organization (BIO), World Business Chicago (WBC) and the Greater Chicago Arthritis Foundation.  Mr. Walbert is also a member of the Illinois Innovation Council.  Mr. Walbert previously served on the board of directors of Raptor Pharmaceutical Corp. (Raptor), a public biopharmaceutical company, from 2010 to 2014; XOMA Corporation, a public biotechnology company, from 2010 to 2017; and Sucampo Pharmaceuticals, Inc., a public biopharmaceutical company, from March 2016 to February 2018.  Mr. Walbert received his bachelor of arts degree in business from Muhlenberg College, in Allentown, Pennsylvania.

The Nominating and Corporate Governance Committee and the Board believe that Mr. Walbert is qualified to serve as a director of the Company on the basis of his valuable industry experience, which brings important strategic insight to the Board as it plans our future growth.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Overview

In 2017, the Board held seven meetings and did not act by unanimous written consent without a meeting.  Each Board member attended 94 percent or more of the aggregate number of meetings of the Board and of the committees on which he or she served.  It is our policy to encourage directors and nominees for director to attend annual general meetings of shareholders.  With the exception of Dr. Shannon and Ms. Witz, both of whom were appointed to the Board in August 2017, all of our current directors attended our 2017 Annual General Meeting of Shareholders.

The Board is committed to exercising good corporate governance practices.  As part of this commitment, the Board regularly monitors developments in the area of corporate governance and reviews processes, policies and procedures in light of such developments.  Key information regarding our corporate governance initiatives can be found on our website, www.horizonpharma.com, including our Memorandum and Articles of Association, Code of Business Conduct and Ethics, and the charters for the Audit, Compensation, Nominating and Corporate Governance and Transaction Committees.  The Board believes that its strong corporate governance policies and practices, including the substantial percentage of independent directors on the Board and the robust duties of its lead independent director, empower the Board to effectively oversee our Chief Executive Officer and provide an effective and appropriately balanced Board governance structure.

Independence of the Board of Directors

Other than Mr. Walbert, our chairman, president and chief executive officer, all members of the Board are independent and all members of committees of the Board are independent.  The Board has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable Nasdaq Stock Market (Nasdaq) listing standards:  Mr. Daniel, Mr. Grey, Dr. Himawan, Mr. Pauli, Mr. Santini, Dr. Shannon, Mr. Watkins and Ms. Witz.  In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us. Mr. Walbert is not an independent director by virtue of his current employment with us.  To determine independence, the Board reviewed all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm.

As required under applicable Nasdaq listing standards, in fiscal year 2017, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (the Code) that applies to all officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  The Code is available on our website at www.horizonpharma.com.  If the Company makes any substantive amendments to the Code or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website or in a current report on Form 8-K.

Board Leadership Structure

The Board has determined that the current leadership structure, in which the offices of Chairman and Chief Executive Officer are held by one individual and an independent director acts as lead independent director, ensures that the appropriate level of oversight, independence, and responsibility is applied to all Board decisions, including risk oversight, and is in our best interests and those of our shareholders.

Chairman/Chief Executive Officer

The Board is currently chaired by the President and Chief Executive Officer of the Company, Mr. Walbert.  The Company believes that combining the positions of Chief Executive Officer and Chairman of the Board helps to ensure that the Board and management act with a common purpose for the following reasons:

•	coherent leadership and direction for the Board and executive management;

•	clear accountability and a single focus for the chain of command to execute our strategic initiatives and business plans;

•	Mr. Walbert’s extensive industry expertise, external public board experience, leadership experience and history and knowledge of our business; and

•	by leading management and chairing the Board, we benefit from the Chief Executive Officer’s strategic and operational insights, enabling a focused vision encompassing the full range, from long-term strategic direction and day-to-day execution.

Lead Independent Director

The Company requires the election, by the independent directors of the Board, of a lead independent director to serve during any period when there is no independent Chairman of the Board.  Because Mr. Walbert is currently serving as Chief Executive Officer and Chairman of the Board, the independent directors of the Board elected Mr. Grey as the lead independent director.  The lead independent director serves as the liaison between the Chairman of the Board and the independent directors and his responsibilities include:

•	facilitates communication with the Board and presides over regularly conducted executive sessions of the independent directors and sessions where the Chairman of the Board is not present;

•	establishes the agenda for meetings of the independent directors and reviews and approves matters, schedule sufficiency, and, where appropriate, information provided to other Board members;

•	has the authority to call meetings of the independent directors and, if requested by major shareholders, ensures that he is available for consultation and direct communication; and

•	conveys messages from meetings of the independent directors to the Chief Executive Officer and makes himself available to discuss with other directors any concerns they may have about us or our performance.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process.  The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight.  In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.  Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken and provides oversight of the performance of our internal audit function and external auditors.  Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, and monitors compliance with legal, regulatory and ethical requirements.  Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.  Our Transaction Committee evaluates potential strategic transactions and financing opportunities, including the risks that such transactions could pose to the Company.

Director Selection

The Nominating and Corporate Governance Committee will consider candidates for the Board who are recommended by shareholders, directors, third-party search firms engaged by the Board and other sources.  When selecting candidates for recommendation to the Board, the Nominating and Corporate Governance Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation.  In evaluating director nominees, a candidate should have certain minimum qualifications, including being able to read and understand basic financial statements, having familiarity with our business and industry, having high moral character and mature judgment and being able to work collegially with others.  In addition, factors such as the following may be considered:

•	the independence standards established by the Company, the presence of any material interests that could cause a conflict between our interests and the interests of the director nominee, and the director nominee’s ability to exercise his or her best business judgment in the interest of all shareholders;

•	the director nominee’s ability to devote sufficient time to the business of the Board and at least one of the standing committees of the Board, in light of the number of other boards on which the director nominee serves (for profit and not-for-profit) and the other business and professional commitments of the director nominee;

•	the appropriate size and the diversity of the Board;

•	the knowledge, skills and experience of the director nominee, including experience in the industry in which the Company operates, as well as in the general areas of clinical development, business, finance, management and public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board; and

•	the director nominee’s experience with accounting rules and practices.

The Nominating and Corporate Governance Committee believes in an expansive definition of diversity that includes differences of experience, education, talents, gender and race.  While the Nominating and Corporate Governance Committee does not have a formal policy in this regard, the diversity of the Board is listed as a factor to be considered in evaluating candidates for the Board, among others, in the Nominating and Corporate Governance Committee Charter, which is available on our website at www.horizonpharma.com.

Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an Annual General Meeting of Shareholders must do so by delivering a written recommendation to the Nominating and Corporate Governance Committee.  See “Other Information — Shareholder Proposals” in this Proxy Statement for additional information.

Committees of the Board of Directors

The Board has four standing committees:  the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Transaction Committee.  All committees are comprised of independent directors within the meaning of the applicable Nasdaq listing standards.  A description of each committee of the Board is described below.

The following table provides membership and meeting information for fiscal year 2017 for each of the Board committees:

	Audit(1)	Compensation(2)	Nominating and Corporate Governance(3)	Transaction(4)
Timothy P. Walbert
Michael Grey(5)
William F. Daniel(6)
Jeff Himawan, Ph.D.(7)
Virinder Nohria, M.D. Ph.D.(8)
Ronald Pauli(9)
Gino Santini(10)
James Shannon, M.D.(11)
H. Thomas Watkins(12)
Pascale Witz(13)
Total meetings in fiscal year 2017	5	6	4	8

= Chair	= Member	= Lead Independent Director

(1)	Effective as of February 2018, the Audit Committee consists of Mr. Daniel, Mr. Pauli, Mr. Watkins and Ms. Witz, with Mr. Daniel serving as the chair.
(2)	Effective as of February 2018, the Compensation Committee consists of Mr. Daniel, Dr. Himawan, Mr. Santini and Dr. Shannon, with Dr. Himawan serving as the chair.
(3)	Effective as of February 2018, the Nominating and Corporate Governance Committee consists of Mr. Grey, Mr. Pauli, Mr. Watkins and Ms. Witz, with Mr. Watkins serving as the chair.
(4)	Effective as of August 2017, the Transaction Committee consists of Mr. Grey, Dr. Himawan, Mr. Santini and Dr. Shannon, with Mr. Santini serving as the chair.
(5)	Mr. Grey served on the Audit Committee from February 2017 until August 2017, served on the Compensation Committee until February 2017 and has served on the Nominating and Corporate Governance Committee since February 2017.
(6)	Mr. Daniel has served as the chair of the Audit Committee and on the Compensation Committee since February 2017 and served on the Nominating and Corporate Governance Committee until February 2017.
(7)	Dr. Himawan served on the Audit Committee until February 2017 and has served on the Transaction Committee since February 2017.
(8)	Dr. Nohria served on the Board until May 2017.
(9)	Mr. Pauli served as the chair of the Audit Committee and on the Compensation Committee until February 2017. He served on the Nominating and Corporate Governance Committee from February 2017 until August 2017 and rejoined the Nominating and Corporate Governance Committee in February 2018.
(10)	Mr. Santini has served on the Compensation Committee since February 2017 and served on the Nominating and Corporate Governance Committee until February 2017.
(11)	Dr. Shannon has served on the Transaction Committee since joining the Board in August 2017. He joined the Compensation Committee in February 2018.
(12)	Mr. Watkins served on the Transaction Committee until August of 2017. He has served on the Audit Committee since August 2017.
(13)	Ms. Witz has served on the Nominating and Corporate Governance Committee since joining the Board in August 2017. She joined the Audit Committee in February 2018.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibility with respect to, among other things:  (i) our corporate accounting and financial reporting practices, (ii) the system of internal control over financial reporting, (iii) the audit process, (iv) the quality and integrity of our financial statements, (v) the qualifications, independence and performance of our independent registered public accounting firm, (vi) the qualifications, independence and performance of our internal audit function and (vii) enterprise risk management.  Each of the independent registered public accounting firm, internal audit and management periodically meet privately with the Audit Committee.

The Board has determined that each of Mr. Daniel and Mr. Pauli qualify as an “audit committee financial expert,” within the meaning of Securities and Exchange Commission (SEC) regulations and the Nasdaq Listing Rules.  In making this determination, the Board has considered with respect to (i) Mr. Daniel, his formal education, the nature and scope of his previous experience and his financial and corporate governance expertise, and (ii) Mr. Pauli, his formal education, the nature and scope of his previous experience and his financial expertise.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the Securities Act), or the Securities Exchange Act of 1934, as amended (Exchange Act), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with management of the Company.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No.  1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB).  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.  Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Audit Committee

William F. Daniel, Chairman

Ronald Pauli

H. Thomas Watkins

Compensation Committee

The Compensation Committee oversees, reviews and approves or recommends for adoption our compensation policies, plans and programs, reviews and approves or recommends to the full Board, as appropriate, the compensation to be paid to our executive officers and directors, and prepares and reviews the Compensation Committee report included in our annual proxy statement.  In making its compensation decisions and recommendations, the Compensation Committee may take into account the recommendations of the Chief Executive Officer and other senior management.  Other than giving such recommendations, however, the Chief Executive Officer and other senior management have no formal role and no authority to determine the amount or form of executive and director compensation.  The processes and procedures used for the consideration and determination of executive compensation are described in the section of this Proxy Statement captioned, ‘‘Compensation Discussion and Analysis.’’

The Compensation Committee may, at our expense, retain legal counsel (which may, but need not be, our regular corporate counsel) and other consultants and advisors, other than in-house legal counsel and certain other types of advisors, to assist it with its functions only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.  The Compensation Committee has authority to approve such advisors’ fees and other retention terms and to terminate its relationship with any advisor that it retains.  In addition, the Compensation Committee has authority to delegate its responsibilities to subcommittees or individual committee members.

In October 2016, our Compensation Committee engaged Radford, an Aon Hewitt Company (Radford), as its independent consultant.  For additional information regarding our processes and procedures for the consideration and determination of executive compensation, including the role of Radford in determining and recommending executive compensation, the aggregate cost of Radford’s executive and director compensation consulting services during 2017, see the section of this Proxy Statement entitled “Compensation Discussion and Analysis — Compensation Determination Process.” With respect to director compensation matters, our Compensation Committee recommends to our Board and our Board determines and sets non-employee director compensation.  Our compensation arrangements for our non-employee directors are described under the section of this Proxy Statement entitled “Non-Employee Director Compensation.”

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of the Company.  None of our executive officers currently serves, or has served during the last completed year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions on behalf of the Board, including, but not limited to, (i) making recommendations to the Board regarding corporate governance issues; (ii) identifying, reviewing and evaluating candidates to serve as directors of the Company consistent with criteria approved by the Board and reviewing and evaluating incumbent directors; (iii) serving as a focal point for communication between such candidates, non-committee directors and our management; (iv) nominating candidates to serve as directors; (v) making other recommendations to the Board regarding affairs relating to the directors of the Company; and (vi) providing oversight assistance in connection with our legal, regulatory and ethical compliance programs, policies and procedures as established by management and the Board.

The process used by the Nominating and Corporate Governance Committee to identify a nominee to serve as a member of the Board depends on the qualities being sought.  From time to time, the Board engages an executive search firm to assist the Nominating and Corporate Governance Committee in identifying individuals qualified to be Board members.  The process used by the Nominating and Corporate Governance Committee to identify nominees is described in the section of this Proxy Statement captioned, ‘‘Director Selection.’’

Transaction Committee

The functions of the Transaction Committee include, but are not limited to:

•	reviewing, considering and evaluating proposed product or business acquisitions or divestitures, licensing, distribution, promotion, collaboration and other commercial agreements and arrangements, joint ventures, and any other business development transactions;

•	reviewing, considering and evaluating proposed financing opportunities, including the issuance of equity, debt and convertible securities;

•	reviewing, considering and evaluating proposed modifications to Existing Debt Dealings (as defined in the charter of the Transaction Committee);

•	monitoring negotiations and other communications with third parties in connection with potential business development transactions, financing opportunities and debt discharge opportunities;

•	meeting with management to identify and assist the Board in evaluating opportunities that will further our business development strategy;

•	periodically reviewing and evaluating prior transactions and financings for consistency with, and achievement of, our strategic business goals, objectives or plans; and

•	authorizing potential business development transactions, other business growth and diversification opportunities, general financing opportunities and opportunities for Existing Debt Dealings that the Transaction Committee determines to fall within the scope of our goals and business development strategy and that are in the best interest of our shareholders.

Shareholder Communications with the Board of Directors

Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Company Secretary of Horizon Pharma at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland or by communicating online to the Board as a group.  This information and an online communications form are available on our website at www.horizonpharma.com.  Each communication will be reviewed by our Company Secretary to determine whether it is appropriate for presentation to the Board or such director on a periodic basis.  Examples of inappropriate communications include advertisements, solicitations or hostile communications.

EXECUTIVE OFFICERS

The following table sets forth information regarding executive officers as of March 31, 2018:

Name	Age	Position with the Company
Timothy P. Walbert	51	Chairman, President and Chief Executive Officer
Brian K. Beeler	45	Executive Vice President, General Counsel
Robert F. Carey	59	Executive Vice President, Chief Business Officer
Michael A. DesJardin	60	Executive Vice President, Technical Operations
George P. Hampton	48	Executive Vice President, Primary Care Business Unit
Paul W. Hoelscher	53	Executive Vice President, Chief Financial Officer
Vikram Karnani	43	Executive Vice President, Chief Commercial Officer
Irina P. Konstantinovsky	48	Executive Vice President, Chief Human Resources Officer
Shao-Lee Lin, M.D., Ph.D.	51	Executive Vice President, Head of Research and Development, Chief Scientific Officer
Eric B. Mosbrooker	52	Senior Vice President, Orphan Business Unit
Barry J. Moze	64	Executive Vice President, Chief Administrative Officer
Jeffrey W. Sherman, M.D., FACP	63	Executive Vice President, Chief Medical Officer

The following is biographical information as of March 31, 2018 for our executive officers other than Mr. Walbert, whose biographical information is included above.

Brian K. Beeler.  Mr. Beeler has served as our executive vice president, general counsel since May 2015.  Mr. Beeler previously served as our senior vice president, legal and chief compliance officer from January 2015 until May 2015 and as our associate general counsel and chief compliance officer from January 2013 until January 2015.  Prior to joining Horizon Pharma, Mr. Beeler served as associate general counsel for Fenwal, Inc., a global blood technology company, from December 2008 until December 2012.  Before that, Mr. Beeler was senior counsel, business development, commercial and research and development at TAP Pharmaceuticals and Takeda Pharmaceuticals North America and also previously served as chief compliance officer at Schwartz Pharma.  Mr. Beeler received a bachelor’s degree in history from Purdue University, a master’s degree in business administration from the Kellogg School of Management at Northwestern University and a JD from the Indiana University School of Law.

Robert F. Carey.  Mr. Carey has served as our executive vice president, chief business officer since March 2014.  Prior to that, Mr. Carey spent more than 11 years as managing director and head of the life sciences investment banking group at JMP Securities LLC, a full-service investment bank.  Prior to JMP, Mr. Carey was a managing director in the healthcare groups at Dresdner Kleinwort Wasserstein and Vector Securities.  Mr. Carey also has held roles at Shearson Lehman Hutton and Ernst & Whinney.  Mr. Carey serves on the board of directors of Argos Therapeutics Inc. and Sangamo Therapeutics, Inc., each a public pharmaceutical company.  Mr. Carey received his bachelor of science degree in accounting from the University of Notre Dame.

Michael A. DesJardin.  Mr. DesJardin has served as our executive vice president, technical operations since February 2017.  Mr. DesJardin previously served as our senior vice president, technical operations from October 2016 to November 2016 and as our senior vice president, life cycle management from December 2016 to January 2017.  Mr. DesJardin joined Horizon Pharma from Raptor in October 2016 as part of the Raptor acquisition.  While at Raptor, Mr. DesJardin was the senior vice president of technical operations from April 2015 to October 2016.  Prior to that, Mr. DesJardin served as senior vice president of product development at Jazz Pharmaceuticals Public Limited Company (formerly Jazz Pharmaceuticals, Inc.) (Jazz) from July 2004 to March 2015.  Mr. DesJardin spent nine years as an executive director and engineering fellow at ALZA Corporation and spent 15 years at the Dow Chemical Company working in pharmaceutical and agricultural chemical development for Marion Merrill Dow.  Mr. DesJardin has over 35 years of experience in pharmaceutical development.  Mr. DesJardin received a bachelor of science degree in chemical engineering from the University of California, Berkeley and is a registered professional engineer in the State of California.

George P. Hampton.  Mr. Hampton has served as our executive vice president, primary care business unit since October 2016.  Previously, Mr. Hampton served as our executive vice president, orphan and primary care business units and international operations from February 2016 to October 2016, as our executive vice president, orphan business unit and international operations from August 2015 to February 2016 and as our group vice president, international operations from April 2015 to August 2015.  Prior to joining Horizon Pharma as a full time employee, Mr. Hampton served as a consultant to the Company since 2008.  From 2009 until February 2015, Mr. Hampton served as president and chief executive officer of Global Village Concerns, a privately held technology company.  Mr. Hampton has more than 20 years of experience as an executive in the pharmaceutical and biotechnology industries on both a national and international scale including specific expertise in the autoimmune, primary care, orthopedic, diabetes, anti-infectives and cardiovascular areas.  Mr. Hampton holds a bachelor of science degree from Miami University in Oxford, Ohio.

Paul W. Hoelscher.  Mr. Hoelscher has served as our executive vice president, chief financial officer since October 2014.  Previously, Mr. Hoelscher was our executive vice president, finance from June 2014 through September 2014.  Prior to joining Horizon Pharma, Mr. Hoelscher served as senior vice president, finance-treasury and corporate development of OfficeMax, Inc., from August 2013 to May 2014, and as vice president, finance-treasury and corporate development of OfficeMax from August 2012 to July 2013.  From May 2011 to May 2012, Mr. Hoelscher served as vice president, finance integration of Alberto Culver Company, a beauty care company which was acquired by Unilever in 2011.  Prior to that, Mr. Hoelscher served as vice president, international finance and treasurer from 2010 to May 2011 and vice president, corporate controller from 2004 to 2010.  Mr. Hoelscher also served in various positions in the audit practice at KPMG LLP from 1986 to 1993 and currently serves as chair of the board of trustees of the Illinois Chapter of the Leukemia and Lymphoma Society.  Mr. Hoelscher received his bachelor of science degree in accountancy from the University of Illinois at Urbana-Champaign and is a certified public accountant.

Vikram Karnani.  Mr. Karnani has served as our executive vice president, chief commercial officer since March 2018.  Prior to that, he served as our senior vice president, rheumatology business unit from February 2017 to March 2018, and before that, from July 2014 until February 2017, he served as our general manager, specialty business unit.  Prior to joining Horizon Pharma, Mr. Karnani was with Fresenius Kabi, a global health care company, where he served as vice president of the therapeutics and cell therapy business, from October 2011 to July 2014.  Mr. Karnani also held various positions in business development, corporate strategy and strategic marketing within Fenwal Inc., a global blood technology company that was acquired by Fresenius Kabi, from November 2008 to October 2011.  Mr. Karnani brings nearly 16 years of cross-functional expertise across a multitude of industries, including medical devices, management consulting, semiconductors and cellular telecommunications.  Mr. Karnani has a master’s degree from the Kellogg School of Management at Northwestern University, a master’s degree in electrical engineering from Case Western Reserve University and a bachelor of science degree in electrical engineering from University of Bombay, India.

Irina P. Konstantinovsky.  Ms. Konstantinovsky has served as our executive vice president, chief human resources officer since September 2017.  Prior to Horizon Pharma, from August 2012 to September 2017, she was vice president of global talent at Baxter International Inc., a healthcare products company, where she led a team of talent professionals worldwide and oversaw organizational effectiveness, leadership development, inclusion and diversity and talent acquisition.  She and her team were responsible for talent management strategies, programs and systems for more than 50,000 employees worldwide.  Prior to Baxter, Ms. Konstantinovsky spent 15 years in senior partner and director roles at Towers Watson (currently Willis Towers Watson), a global human resources consulting firm serving Fortune 1000 companies.  While in these roles, she served as the interim chief human resource officer at Capital BlueCross for two years.  Ms. Konstantinovsky has a bachelor of arts in education from the University of Buenos Aires and master’s degrees in higher education and industrial and labor relations from Cornell University.  In addition, she serves on the board of the Human Resource Management Association of Chicago.

Shao-Lee Lin.  M.D., Ph.D.  Dr. Lin has served as our executive vice president, head of research and development and chief scientific officer since January 2018.  Prior to Horizon Pharma, Dr. Lin was a corporate officer and vice president, therapeutic areas, development excellence and international development at AbbVie, Inc., a pharmaceutical company, from March 2015 to December 2017.  In that role, she led immunology, virology, neuroscience and general medicine, across on-market and pipeline compounds as well as international development across all therapeutic areas.  Prior to AbbVie, Dr. Lin was vice president, inflammation and respiratory development at Gilead Sciences, Inc., a biopharmaceutical company, from July 2012 to February 2015.  She also held leadership positions in immunology and other therapeutic areas while at Amgen Inc., a biotechnology company.  Dr. Lin received her medical degree and doctorate at the Johns Hopkins University School of Medicine and completed fellowships and post-doctoral work in rheumatology, allergy and immunology at the University of California San Diego and The Scripps Clinic and Research Institute.  She has a bachelor of science in biochemistry and chemical engineering from Rice University.  Dr. Lin is currently adjunct faculty at Northwestern University.  She has previously been on the faculty of Rockefeller University as a Clinical Scholar and also served as adjunct faculty at Cornell, University of California Los Angeles (UCLA) and Stanford medical schools.

Eric B. Mosbrooker.  Mr. Mosbrooker has served as senior vice president, orphan business unit since August 2017.  Prior to that he was our group vice president and general manager, Americas and Asia Pacific, orphan business unit, from October 2016 to August 2017.  Mr. Mosbrooker joined Horizon Pharma in October 2016 as part of the acquisition of Raptor.  He has 15 years of experience in the healthcare industry, with the majority of his tenure focused on launching and commercializing treatments for rare diseases.  Prior to joining Horizon Pharma, he was at Raptor from November 2012, where he served in various commercial management positions and led the U.S. launch of PROCYSBI.  At the time of the Raptor acquisition, he was senior vice president, Americas and Asia Pacific at Raptor.  Prior to Raptor, Mr. Mosbrooker served as the lead for commercial operations and market access at Enobia Pharma, Inc., a pharmaceutical company.  He also served in increasing leadership roles for commercial operations at Onyx Pharmaceuticals, Jazz Pharmaceuticals Inc., Chiron Corporation and Millennium Pharmaceuticals.

Mr. Mosbrooker also has extensive experience in management, healthcare and technology consulting through positions at IBM,

Teltech Resource Network Corporation and Kohler Company. Mr. Mosbrooker received a bachelor of science in industrial engineering from the University of Wisconsin.

Barry J. Moze.  Mr. Moze has served as our executive vice president, chief administrative officer since February 2017.  Prior to that, Mr. Moze was our executive vice president, chief operating officer from February 2016 to January 2017 and was our executive vice president, corporate development from May 2014 to January 2016.  Prior to joining Horizon Pharma, Mr. Moze spent more than 28 years as a partner of Crystal Clear Communications, a consulting firm focused on the development and execution of corporate strategies.  Prior to Crystal Clear, Mr. Moze was a founder and president of Review Services and Asset Management Group, a licensed investment advisory firm.

Jeffrey W. Sherman, M.D., FACP.  Dr. Sherman has served as our executive vice president, chief medical officer since January 2018.  From September 2014 to January 2018, Dr. Sherman served as our executive vice president, research and development and chief medical officer.  From June 2011 until September 2014, Dr. Sherman served as our executive vice president, development, manufacturing, regulatory affairs and chief medical officer and from June 2009 until June 2011, Dr. Sherman served as our executive vice president, development and regulatory affairs and chief medical officer.  From June 2009 to June 2010, Dr. Sherman served as president and board member of the Drug Information Association, a nonprofit professional association of members who work in government regulatory, academia, patient advocacy and the pharmaceutical and medical device industry.  Prior to June 2009, Dr. Sherman held other management roles at IDM Pharma, Inc., Takeda Global Research & Development, NeoPharm, Inc. and G.D.  Searle, LLC/Pharmacia.  He also serves on the board of Strongbridge Biopharma plc, a public biopharmaceutical company and the Board of Advisors of the Center for Information and Study on Clinical Research Participation, a nonprofit organization dedicated to educating and informing the public, patients, medical/research communities, the media and policy makers about clinical research and the role each party plays in the process.  Dr. Sherman is an adjunct assistant professor of Medicine at the Northwestern University Feinberg School of Medicine and is a member of a number of professional societies as well as a diplomat of the National Board of Medical Examiners and the American Board of Internal Medicine.  Dr. Sherman received his M.D. from the Rosalind Franklin University/Chicago Medical School.  Dr. Sherman completed an internal medicine internship, residency and chief medical residency at Northwestern University as well as fellowship training at the University of California, San Francisco (UCSF).  Dr. Sherman was also a research associate at the Howard Hughes Medical Institute at UCSF.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) discusses the compensation philosophy, policies and principles underlying our executive compensation decisions made for 2017 compensation.  This CD&A provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to the following executive officers who have been named in the Summary Compensation Table included in this Proxy Statement and whom we refer to as our named executive officers (NEOs).

Timothy P. Walbert	Chairman, President and Chief Executive Officer

Paul W. Hoelscher	Executive Vice President, Chief Financial Officer

Irina P. Konstantinovsky	Executive Vice President, Chief Human Resources Officer

David A. Happel (1)	Executive Vice President, Commercial Development and Strategy

Barry J. Moze	Executive Vice President, Chief Administrative Officer

(1)	David Happel resigned effective February 1, 2018.

Quick CD&A Reference Guide

Executive Summary	Page 26

Objectives and Philosophy	Page 31

Compensation Determination Process	Page 32

Elements of Executive Compensation	Page 33

Additional Compensation Practices and Policies	Page 41

 Executive Summary

We made significant progress in 2017 on our long-term strategy of building a diversified and durable, high-growth biopharmaceutical company focused on rare disease medicines.  We generated full-year net sales of $1.06 billion, with our rare disease medicines, now representing approximately 60 percent of our net sales, increasing 60 percent year-over-year.  In addition to expanding the commercial efforts for our key growth driver KRYSTEXXA, which we now believe has peak net sales potential of more than $750 million, we augmented our pipeline with the addition of HZN-001 (teprotumumab), a late-stage development fully human monoclonal antibody (mAb) insulin-like growth factor-1 receptor (IGF-1R) inhibitor candidate for the treatment of moderate–to-severe thyroid eye disease (TED), as well as several new rheumatology pipeline programs.

Our Strategy

Our strategy has evolved over three phases.  When we first launched as a public company in 2011, we rapidly established our infrastructure and commercial footprint, generating earnings and cash flow through the commercialization of our first two medicines, DUEXIS and RAYOS.  In 2014, we began the second phase of our strategy, which focused on rapid diversification into rare disease medicines through key acquisitions that brought us ACTIMMUNE, RAVICTI, KRYSTEXXA and PROCYSBI.  In 2017, we began the third phase of our strategy, building out a pipeline of differentiated and clinically meaningful, development-stage medicines to drive sustainable growth over the long term.  At the same time, we remain focused on commercial execution and optimizing the growth of our rare disease medicines, as well as considering future commercial asset acquisitions.

Rare Disease Medicines Are Driving Our Sales Growth

Net sales of our rare disease medicines grew 60 percent in 2017 compared to 2016.  Net sales of KRYSTEXXA alone, our medicine for the treatment of uncontrolled gout, a rare disease, grew 72 percent in 2017, following the implementation of our commercial strategy to maximize the medicine’s growth trajectory following its acquisition in January of 2016.  We believe KRYSTEXXA has significant future growth potential and invested in its commercial organization in 2017, doubling its size to not only increase penetration in the rheumatology market, but also to tap into nephrology, a new market for KRYSTEXXA.  We estimate that the nephrology market will have approximately the same addressable patient population as rheumatology.  Our orphan business unit, which includes RAVICTI, PROCYSBI and ACTIMMUNE, provides us with a stable base of rare disease growth medicines.

CAGR:  compound annual growth rate

Expanding Our Pipeline to Drive Sustainable Long-Term Growth

In May 2017, we acquired River Vision, and with the acquisition, added the first development-stage candidate to our pipeline – teprotumumab, a fully human monoclonal antibody (mAb) inhibitor of insulin-like growth factor-1 receptor (IGF-1R).  Teprotumumab, which demonstrated breakthrough efficacy in its Phase 2 trial, is in development for the treatment of moderate-to-severe TED, a rare and debilitating eye disease with no approved therapies.  Enrollment for the Phase 3 confirmatory trial began in October 2017.  We estimate the addressable population in the United States to be between 15,000 and 20,000 patients annually.

We also expanded our rheumatology pipeline programs in 2017, adding two next-generation biologic development programs to support and sustain our leadership position in the treatment of uncontrolled gout, as well as HZN-002, a novel dexamethasone conjugate to augment our rheumatology portfolio.  In addition, two investigator-initiated immunomodulation studies are expected to start in 2018 to evaluate enhancing the response rate for KRYSTEXXA.

(1)	Immunomodulation arm expected to begin enrolling in 2018.
(2)	Trial expected to begin enrolling in 2018.
(3)	Teprotumumab is a fully human monoclonal antibody (mAb) IGF-1R inhibitor for moderate-to-severe TED.
(4)	Registered trademark of Bristol-Myers Squibb Company.
(5)	Registered trademark of Merck Sharp & Dohme Corp.
(6)	Study with Taxol, Herceptin and Perjeta; Taxol is a registered trademark of Bristol-Myers Squibb Company. Herceptin and Perjeta are registered trademarks of Genentech.

TRIPLE:  Tolerization Reduces Intolerance to Pegloticase and Prolongs the Urate Lowering Effect.  RECIPE:  REduCing Immunogenicity to PegloticasE.  RIFLE:  RAYOS (delayed release prednisone) Inhibits Fatigue in Lupus Erythematosus.  OPTIC:  Treatment of Graves’ Orbitopathy (Thyroid Eye Disease) to Reduce Proptosis with Teprotumumab Infusions in a Randomized, Placebo-Controlled, Clinical Study.  CTCL:  cutaneous T-cell lymphoma.  HER2:  human epidermal growth factor receptor 2.

Total Shareholder Return

Over the three- and five-year periods, we have outperformed both our peer group and the Nasdaq Biotechnology Index (NBI).  With our durable base of rare disease medicines, our high-growth KRYSTEXXA medicine and the pipeline we are building for future growth, we believe Horizon Pharma is well positioned for rapid and sustainable growth going forward.

Note: The peer group used for the TSR calculations for the 1-, 3- and 5-year periods ended December 31, 2017 is our May 2017 peer group (shown on page 33).

With a strategic focus on growing the business over the long term, it is imperative that our executive compensation program motivates our experienced, proven and talented management team in such a manner as to encourage – and reward – successful execution of the Company’s long-term business strategy.

Our Pay Program

Our philosophy continues to be based on attracting and retaining top talent with experience in building and leading a successful biopharmaceutical company, while providing competitive compensation and benefits packages that create a direct, meaningful link between business results and compensation opportunities.  In thoughtfully doing so, we believe we can align interests of management, employees and shareholders to set priorities and focus on executing our long-term business strategy.

Say on Pay Results and Shareholder Engagement

We value the views of our shareholders, and have made meaningful engagement with our shareholders on compensation and governance issues a priority.  Feedback garnered during these outreach efforts informs the Compensation Committee’s thinking when evaluating our current compensation program and when considering potential modifications to the program on a go-forward basis.  For the past four years, led by the Chairman of our Compensation Committee, we have conducted continued and consistent engagement with our shareholders.

Last year at the 2017 Annual General Meeting of Shareholders, our say-on-pay proposal received the support of approximately 97 percent of the shares voted.  We believe this high level of support is a result of our comprehensive shareholder outreach and engagement program to solicit feedback, understand investor viewpoints and incorporate feedback into further discussions of our compensation programs and philosophy.

Through our shareholder engagement and outreach we have had very productive conversations, which continue to shape our programs and disclosures.  Recent changes that were heavily influenced by shareholder feedback include:

•	Incentive compensation recoupment policy. This recently implemented policy enables the Company to recover performance-based cash and equity compensation that was later determined to not have been earned by our executive officers, due to restatements of financial results.

•	Annual long-term incentive grants going forward. Our philosophy on granting equity has changed as a result of feedback. Beginning with January 2018, we now plan on regular, annual grants of long-term incentives, instead of “front-loaded” awards that are intended to cover a multi-year period.

•	Balance between short-term and long-term performance metrics. Shareholder feedback informed our decision to combine both a short-term business performance metric and long-term relative TSR metric for the PSU awards granted in January 2018, as discussed below.

•	Board diversity. Diversity is an important principle for us at Horizon Pharma and several investors have indicated it is important to them as well. The addition to the Board in 2017 of Pascale Witz, with her extensive global healthcare management experience, and Dr. James Shannon, with his significant clinical development and management experience, further diversified our Board.

Realizable Value of CEO Compensation

The table below shows compensation of our chief executive officer (CEO), and compares the reported values in the Summary Compensation Table to the realizable value as of the end of fiscal year 2017 based on our closing share price of $14.60 per share on December 29, 2017 (the last trading of the year).  As shown below, the grant date fair value of our CEO’s compensation – as required to be reported in the Summary Compensation Table – is not at all reflective of the actual realizable value that could be received.

2014	2015	2016	2017	4 Year Aggregated Reported Value	4 Year Aggregated Realizable Value as of 12/31/17
Base Salary		$689,792	$859,375	$950,000	$1,033,000	$3,532,167	$3,532,167
Annual Cash Incentives		$1,500,000	$1,600,000	$1,023,150	$1,167,653	$5,290,803	$5,290,803
Long-Term Incentives: Stock Options	2014	223,000 options Granted 1/2/14	Vests over 4 years			$1,208,660	$1,558,770
Long-Term Incentives: Stock Options	2015		2.7M options Granted 3/23/15 & 5/6/15	Vests over 4 years		$47,358,219	$0
Long-Term Incentives: Stock Options	2016					$0	$0
Long-Term Incentives: RSUs	2014	198,000 RSUs Granted 1/2/14	Vests over 4 years			$1,506,780	$2,890,800
Long-Term Incentives: RSUs	2015		500,000 RSUs Granted 3/23/15	Vests over 4 years		$11,070,000	$7,300,000
Long-Term Incentives: RSUs	2016					$0	$0
Long-Term Incentives: PSUs	2015		2.7M PSUs, target Granted 3/23/15 & 5/6/15	Vesting based on challenging TSR target PSUs cancelled if not achieved + 2 year post-vesting holding period		$32,428,946	$0
Long-Term Incentives: Cash LTIP	2014	Granted 11/04/14	Performance based on TSR over 3 years			$0	$0
					4 Year Total	$102,395,575	$20,572,540
					4 Year Average	$25,598,894	$5,143,136

Note:

“Aggregate Reported Value” includes compensation earned from 2014 to 2017 as disclosed in the Summary Compensation Table annually.

“Aggregate Realizable Value” is defined as the compensation earned or deliverable for each year calculated as of the end of the 2017 fiscal year, including:  actual salary received, actual amounts earned under the annual cash incentive plan, and the intrinsic value of long-term incentive plan components, as valued on December 31, 2017 using the year-end share price.  Options are valued based on spread value as of December 31, 2017.  PSUs granted in 2015 are valued at zero based on TSR being below threshold performance as of December 31, 2017.

Compensation Program Governance

Our Compensation Committee is responsible for oversight of our compensation program.  A significant part of this oversight is aligning management interests with our business strategies and goals, as well as the interests of our shareholders, while also mitigating excessive risk taking.  We continually take steps to strengthen and improve our executive compensation policies and practices.  Highlights of our current policies and practices include:

	What We Do		What We Don’t Do
✓	Align executive compensation with corporate and individual performance	X	No guaranteed bonuses or salary increases
✓	Maintain strong share ownership guidelines for our directors and executives	X	No repricing of stock options without shareholder approval
✓	Maintain an appropriate balance between short-term and long-term compensation, which discourages short-term risk taking at the expense of long-term results	X	No dividends or dividend equivalents paid on unearned shares
✓	Engage an independent advisor reporting directly to the Compensation Committee	X	No NEO excise tax gross-ups
✓	Apply anti-pledging and anti-hedging policy for our shares
✓	Cap annual and long-term incentive payouts
✓	Conduct compensation risk assessments
✓	Actively engage with our shareholders
✓	New: Require a one-year post-issuance holding period on all new equity grants for executive officers
✓	New: Apply an incentive compensation recoupment “clawback” policy

Objectives and Philosophy

We believe in providing a competitive total compensation package to our executive officers through a combination of base salary, annual cash bonuses, long-term incentives and severance and change-in-control benefits.  Our executive compensation programs are designed to achieve the following objectives:

•	align the interests of our executive officers and shareholders by motivating executive officers to achieve performance objectives that are intended to increase shareholder value;

•	attract and retain talented and experienced executives to manage our business to meet our long-term objectives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	provide a competitive compensation package in which total compensation is determined in part by market factors, key performance objectives and milestones and the achievement level of these performance objectives and milestones by our executive officers; and

•	reward the achievement of key corporate and individual performance measures.

Our Compensation Committee believes that our executive compensation programs should include short- and long-term performance incentive components, including cash and equity-based compensation, and should reward consistent performance that meets or exceeds expectations.  The Compensation Committee evaluates both performance and compensation to make sure that the total compensation provided to our executive officers remains competitive relative to compensation paid by companies of similar size and stage of development, operating in the pharmaceutical industry and appropriately reflects our relative performance and our own strategic objectives.

Compensation Determination Process

Role of Compensation Committee

The Compensation Committee seeks to ensure that our executive compensation program is properly rewarding and motivating our executive officers while aligning their goals with our business strategy and the interests of our shareholders.  To do this, our Compensation Committee conducts an annual review of the aggregate level of our executive compensation and the mix of elements used to compensate our executive officers and historic compensation levels, including prior equity awards.

When setting executive compensation opportunities, the Compensation Committee considers several factors, including:

•	each NEO’s role and responsibilities;

•	achievement of key performance objectives and milestones;

•	market factors, such as compensation practices of peer companies;

•	compensation survey data, as applicable, such as the Radford Global Life Sciences Survey; and

•	retention concerns.

Role of Chief Executive Officer in Compensation Decisions

Our CEO typically evaluates the performance of other executive officers and other employees, along with the performance of the Company as a whole, against previously determined objectives, on an annual basis and makes recommendations to the Compensation Committee with respect to annual base salary adjustments, bonuses, cash performance incentives and annual equity awards for the other executives.  The Compensation Committee exercises its own independent discretion in approving compensation for all executive officers.  The CEO is not present during deliberations or voting with respect to his own compensation.

Risk Analysis

The Compensation Committee has reviewed our compensation policies applicable to our executive officers and other employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.  The design of our compensation policies and programs encourages our executive officers and other employees to remain focused on both our short- and long-term goals.  For example, while our short-term cash incentive plan measures performance on an annual basis, our equity LTIP awards, which consist of time-based equity awards (RSUs) and performance-based equity awards (PSUs) vest over a number of years.  Furthermore, a portion of our PSUs require that we achieve a specified level of performance over multi-year periods, which we believe encourages our employees to focus on execution of our long-term strategy, thus limiting the potential value of excessive risk-taking.

Role of Independent Consultant

The Compensation Committee retains the services of third-party, independent executive compensation consultants from time to time, as it sees fit, in connection with the establishment of compensation programs and related policies.  Since October 2016, the Compensation Committee has engaged Radford, an Aon Hewitt Company and a subsidiary of Aon plc (Radford), as its independent consultant.  Total fees paid to Radford in 2017 were approximately $367,000.  Radford was engaged to assist and advise on all aspects of compensation program design and pay setting, including, but not limited to, the following services:

•	providing the Compensation Committee information on compensation-related trends and developments in the marketplace;

•	informing the Compensation Committee of regulatory developments relating to executive compensation practices;

•	advising the Compensation Committee on appropriate peer companies for compensation pay levels and design practices, as well as relative performance comparisons;

•	assessing the executive compensation structure to confirm that no design elements encourage excessive risk taking; and

•	assessing the relationship between executive compensation and corporate performance.

The Compensation Committee has assessed the independence of Radford according to the six factors mandated by SEC and Nasdaq Listing Rules.  After conducting this assessment and considering any potential conflicts of interest, the Compensation Committee concluded that the continued engagement of Radford did not raise any conflict of interest and did not adversely affect Radford’s independence.

Peer Group

Although our Compensation Committee has historically used the Radford survey data as a tool in determining executive compensation, it typically has not used a formula or “benchmark” to set our executives’ compensation in relation to this data.

Instead, the Compensation Committee generally references the 50th percentile of comparable peer companies in combination with multiple other factors, such as the executives’ respective levels of experience and responsibility in determining the total target cash compensation for all executives.

In May 2017, our Compensation Committee reviewed and updated our peer group for purposes of making future compensation decisions.  The selection criteria used were headcount, revenue and market capitalization of companies in the biotechnology and pharmaceutical industry.  Medivation and Actelion were removed from the peer group, as both companies either had been or were in process of being acquired.  Acorda Therapeutics, Nektar Therapeutics and The Medicines Company were added to the peer group.  These peer group companies had 2016 median net sales of approximately $746 million, as compared to our net sales of approximately $981 million, and at the time the new peer group was adopted, 30-day average median market capitalization of approximately $4.6 billion, as compared to our 30-day average market capitalization of approximately $2.4 billion, and median headcount at December 31, 2016 of 890 employees, as compared to our headcount of 1,050 employees.

Acorda Therapeutics	Impax Laboratories, Inc.	Nektar Therapeutics
Alkermes plc	Incyte Corporation	Pacira Pharmaceuticals, Inc.
BioMarin Pharmaceutical Inc.	Ionis Pharmaceuticals, Inc.	Seattle Genetics, Inc.
Depomed, Inc.	Jazz Pharmaceuticals plc	The Medicines Company
Endo International plc	Mallinckrodt plc	United Therapeutics Corporation

 Elements of Executive Compensation

Our executive compensation program primarily consists of base salary, annual cash incentives and long-term incentives delivered through equity and cash awards.  Employees in more senior roles have an increasing proportion of their total pay package at risk and tied to performance because they are in a position to have greater influence on our performance results.

Element	Form	Corporate Performance Period	Service Period(1)	Objective
Base Salary	Cash (fixed)	N/A	Annual	Recognition of an individual’s role and responsibilities; provides competitive pay for retention purposes
Short-Term Incentive	Cash (variable)	Annual	Annual	Variable pay designed to reward achievement of annual financial and corporate objectives and individual goals
Long-Term Incentives	Equity Long-Term Incentive Program (Equity LTIP) (variable)	Multi-year	Multi-year

Promotes an ownership culture and aligns the interests of executives with those of shareholders; provides meaningful incentives for management to execute on longer-term financial and strategic growth goals that drive shareholder value creation; and supports our retention strategy

	Cash Incentive Program (CIP) (variable)	Annual	Multi-year
New: Move to annual long-term cash and equity incentive grants, more closely aligned with overall market and industry standard practices
(1)	Service period is the period over which continual service is required in order for incentives to become vested and earned.

Base Salary

Base salaries for our executive officers are established based on the individual’s scope of responsibilities, experience and market factors.  Base salaries are generally reviewed annually, typically in connection with our annual executive compensation review process.  The Compensation Committee references survey and peer group data to understand the marketplace for individuals in similar positions at the peer group companies.

The annual base salaries of our NEOs as of March 1, 2017 and any increase from their prior base salary levels, if applicable, are as follows:

Executive	2017	% Increase
Timothy P. Walbert	$1,050,000	9.52%
Paul W. Hoelscher	$550,000	9.09%
Irina P. Konstantinovsky(1)	$475,000	N/A
David A. Happel(2)	$500,000	N/A
Barry J. Moze	$576,000	4.51%

(1)	Ms. Konstantinovsky joined Horizon Pharma in September 2017. Her salary as disclosed in the above table represents her annualized base salary as set forth in her employment agreement.
(2)	Mr. Happel joined Horizon Pharma in October 2016. His salary at that time was $500,000. He did not receive an increase as of March 1, 2017.

Short-Term Incentives

Individual Bonus Opportunities

We provide performance-based cash annual bonuses as an incentive for our executives to achieve defined, quantitative corporate goals, as well as certain qualitative objectives.  These bonuses may range in payout from 0% to 200% of targeted payout levels.  The overall structure of this program remains unchanged since 2014.

The target bonus opportunities were increased for Messrs. Walbert, Hoelscher and Moze in 2017 in order to bring their annual performance-based cash bonus target opportunity amounts in line with those provided by our peer group.  Mr. Walbert’s 2017 target bonus opportunity was increased from 100% to 115% of his base salary and Messrs. Hoelscher and Moze’s target bonus opportunities were increased from 50% to 60% of their base salaries.  Mr. Happel’s and Ms. Konstantinovsky’s bonus target opportunities were established by the Compensation Committee at the time of hire at a level consistent with that provided by our peer group.

Bonus opportunities in 2017 were as follows:

Executive	Threshold	Target	Maximum
	(as a % of base salary)
Timothy P. Walbert	86.25%	115%	230%
Paul W. Hoelscher	45%	60%	120%
Irina P. Konstantinovsky(1)	37.5%	50%	100%
David A. Happel	37.5%	50%	100%
Barry J. Moze	45%	60%	120%
(1)	Ms. Konstantinovsky joined Horizon Pharma in September 2017 and her bonus is pro-rated for the period of her employment with us during 2017.

How It Works

Our annual incentive plan provides our executives the opportunity to earn annual performance-based cash awards based on the achievement of a combination of quantitative goals (70% weighting) and qualitative goals (30% weighting).  This represents a slight shift from 2016, when the weightings were 80% and 20%, respectively.  The Compensation Committee determined that this new weighting was appropriate given a strategic shift in our business development strategy.  Previously business development goals related solely to commercial-stage assets and were included as quantitative goals.  In 2017, the Company expanded the business development focus to include development-stage assets.  Given the complexity of quantifying business-development goals for development-stage assets, the Compensation Committee decided to establish qualitative business-development goals for 2017 instead of quantitative, as they had been set in prior years and therefore increasing the weighting of the 2017 qualitative goals to reflect this change.

Quantitative Goals

The Compensation Committee originally established the quantitative goals for the 2017 plan year in February 2017, with the goals allocated between net sales and adjusted earnings before interest, tax, depreciation and amortization (EBITDA) performance targets for the full 2017 calendar year.  However, two unanticipated developments occurred during 2017 after the Compensation Committee originally established these performance goals and targets.

The first unanticipated development resulted from new business arrangements with pharmacy benefit managers (PBMs) and other payers that we had entered into in an effort to secure formulary status and reimbursement of our primary care medicines.  The resulting impact of the new arrangements differed significantly from expectations; specifically, we saw higher-than-expected co-pay and other patient assistance costs as a percentage of gross sales and a higher-than-expected mix of PBM healthcare plans for which we pay higher commercial rebates.  In addition, we experienced a higher rate of managed care control in our non-contracted business, an industry-wide trend, which ultimately resulted in significantly lower net pricing for our primary care medicines during 2017 when compared to the prior year while prescription performance was generally in line with our expectations.

The second unanticipated development was the sale in late June of 2017 of our European subsidiary that owned the marketing rights to our medicines PROCYSBI® and QUINSAIR™ for Europe, the Middle East and Africa (EMEA).  While the sale of the business generated significant value, it also resulted in a decrease of our full-year 2017 total net sales.

Based on these unanticipated developments, it was apparent in the second quarter that the 2017 quantitative annual-goal threshold performance levels based on total net sales and adjusted EDITDA for 2017 were no longer attainable.  The Compensation Committee was concerned that the failure to have achievable performance goals under the annual incentive plan for executive officers and broad-based employees could further jeopardize our full-year results and believed it was important to provide motivation to deliver strong second-half 2017 results.  Therefore, the Compensation Committee approved modifications to each quantitative measure in August 2017, as described below.  Adjusting the quantitative goals allowed executive officers and other employees to refocus on net sales and adjusted EBITDA goals to drive performance for the second half of the year.  Each original goal, and its subsequent revision, is discussed in more detail below.

Net Sales

The Compensation Committee adjusted the quantitative net sales metric to reference individual net sales goals for each of our three business units instead of total Company net sales.  By sub-categorizing the performance goals by individual business unit, the performance of one business unit would not impact the achievement levels of the other business units.  In addition, to reflect the divestiture of the EMEA marketing rights to PROCYSBI and QUINSAIR, the net sales target for the orphan business unit was reduced by the projected amount of net sales for the marketing rights sold.  The following tables compare the original net sales metrics to the revised net sales metrics:

Original Metric

Total Company Net Sales ($ millions)		Performance Levels
	Percentage of Target Bonus	Threshold 75%	Target 100%	125%	150%	Maximum 200%

	35%	$1,100	$1,265	$1,300	$1,350	$1,400

Revised Metrics

		Performance Levels
Business Unit Net Sales ($ millions)	Percentage of Target Bonus	Threshold 75%	Target 100%	125%	150%	Maximum 200%

Orphan	11.67%	$407	$468	$481	$499	$518

Rheumatology	11.67%	$155	$178	$183	$190	$197

Primary Care	11.67%	$526	$605	$621	$645	$669

Adjusted EBITDA1

Additionally, the Compensation Committee modified the adjusted EBITDA metric to bifurcate performance for the first and second half of the year due to the adverse effect the two unexpected developments discussed above had on adjusted EBITDA and to adjust the second-half performance goals based on our internal forecast for the second half of the year.  The bifurcation was chosen to provide motivation to drive performance over the second half of the year, which we believe achieved its intended objectives.  The following tables compare the original adjusted EBITDA metrics to the revised adjusted EBITDA metrics:

Original Metric

		Performance Levels
Adjusted EBITDA ($ millions)	Percentage of Target Bonus	Threshold 75%	Target 100%	125%	150%	Maximum 200%
Full Year 2017	35%	$480	$550	$570	$590	$610

Revised Metrics

		Performance Levels
Adjusted EBITDA ($ millions)	Percentage of Target Bonus	Threshold 75%	Target 100%	125%	150%	Maximum 200%
First Half 2017	17.5%	$200	$229	$237	$245	$254
Second Half 2017	17.5%	$187	$215	$223	$230	$238
(1)	Adjusted EBITDA: Adjusted earnings before interest, taxes, depreciation and amortization and other amounts (EBITDA) is used and provided as a non-GAAP financial measure so our investors have a more complete understanding of our financial performance. In addition, this non-GAAP financial measure is among the indicators our management uses for planning and forecasting purposes and measuring our performance.

Qualitative Goals

The qualitative goals (30% weighting) for 2017 were:

•	People and Culture (15%)

•	Ensure corporate culture of compliance by achieving our corporate objectives while operating in a fully compliant manner. (10%)
•	Continue to build organization through recruitment and retention of key talent and providing opportunities for development and advancement of organization, and introduction of scalable human resources technology to support growth. (5%)

•	Business Development (15%)

•	Ensure any product and/or company acquisitions are integrated seamlessly to achieve Board-approved deal financial models. (5%)
•	Continue to grow and diversify the product portfolio and pipeline by announcing and/or completing new transactions that advance our strategic growth goals and meet or exceed pre-determined acquisition criteria. (10%)

The Compensation Committee chose these qualitative goals because these are the best indicators of the achievement of our operating plan, and they represent the factors most critical to increasing total shareholder value.

How Did We Do?

The Compensation Committee believes the sub-categorization of net sales goals by business unit and the half-year bifurcation of the adjusted EBITDA goal was successful.  It held employees accountable for the primary care business unit net sales and first-half adjusted EBITDA performance given the impact of the unanticipated developments resulted from new business arrangements with the PBMs.  This sub-categorization also provided proper motivation to executive officers and broad-based employees to deliver strong results in the second half of the year.  Notwithstanding the unanticipated developments impacting our primary care business unit during 2017, due to the strong performance of our orphan and rheumatology business units, we generated a year-over-year increase in total net sales in 2017.  This validates our diversification strategy to move rapidly into rare disease medicines.  This strategy enabled us to grow net sales in a year where there was a net pricing challenge for our largest business unit at the time.  Furthermore, our adjusted EBITDA increased substantially in the second half of 2017 compared to the first half of the year.

Actual results in 2017 for each quantitative goal were as follows:

	2017 Performance
Quantitative Goal (70% Weighting) ($ millions)	Percentage of Target Bonus	Actual	% Achieved

Total Net Sales

Orphan	11.67%	$467	99.5%

Rheumatology	11.67%	$214	200%

Primary Care	11.67%	$375	0%

Adjusted EBITDA

First Half 2017	17.50%	$179	0%

Second Half 2017	17.50%	$211	96.3%

Aggregate Quantitative Performance Achieved			51.7%

In addition, the Compensation Committee considered the qualitative measures (as described above) to be achieved at 150% of the 30% qualitative target, or 45%, for the year.  This achievement level was determined based on numerous factors.

With regards to our people and culture objectives, we completed a long-term corporate strategy and organizational structuring process, made significant investments in executive management and other key talent and received multiple 2017 workplace awards, including three Fortune Magazine 2017 surveys – One of the Best Workplaces in Health Care, 100 Best Small & Medium Workplaces and 2017 Best Work Places to Work in Chicago – as well as the 2017 Crain’s Chicago Business Best Places to Work and Chicago Tribune’s 2017 Top Medium-Sized Workplaces.

With regards to our business development objectives, we expanded our pipeline with the acquisition of HZN-001 (teprotumumab), a late-development stage fully human monoclonal antibody candidate for the treatment of moderate-to-severe TED; we successfully integrated the 2016 Raptor and 2017 River Vision acquisitions, we acquired HZN-003, a potential next-generation biologic for uncontrolled gout and we generated significant value from the divestiture of our European subsidiary that owned the EMEA marketing rights to PROCYSBI and QUINSAIR.

The achievement percentage for the quantitative objective was 51.7% and the achievement percentage for the qualitative objective was 45.0%, resulting in a total achievement percentage for both objectives of 96.7%.

In February 2018, based on management’s recommendations and the Compensation Committee’s own review, deliberation and determination of achievement of the corporate objectives listed above, along with determination of the NEOs’ individual contributions toward meeting those objectives described above, the Compensation Committee approved cash bonus awards for our NEOs as follows, which were paid in March 2018:

Executive	2017 Target Bonus Opportunity	Total % of Target Bonus Earned	2017 Earned Annual Incentive

Timothy P. Walbert	$ 1,207,500	96.7%	$ 1,167,653

Paul W. Hoelscher	$ 330,000	96.7%	$ 319,110

Irina P. Konstantinovsky(1)	$ 72,876	96.7%	$ 70,471

David A. Happel(2)	$ 250,000	96.7%	$ 241,750

Barry J. Moze	$ 345,600	96.7%	$ 334,195

(1)	Ms. Konstantinovsky, who joined the Company in September 2017, was eligible to earn a pro-rata 2017 performance bonus for the period of employment during 2017 pursuant to the terms of her employment agreement.
(2)	Mr. Happel resigned effective February 1, 2018.

There were no additional discretionary bonuses awarded to any executives in 2017, other than the sign-on bonus awarded to Ms. Konstantinovsky in connection with her joining the Company, as described below.

Long-Term Incentives

Our Compensation Committee believes in a strong pay-for-performance program and culture which encourages a long-term focus from the executive officers and aligns their interests with those of our shareholders.  To achieve this, the Compensation Committee utilizes several different vehicles for our long-term awards:

•	Time-based equity awards: RSUs;

•	Performance-based equity awards: PSUs; and

•	Cash Incentive Plan (CIP).

Following the grant of our front-loaded 2015 equity awards, we did not maintain a practice of making regular, annual grants, and executive officers did not receive “refresher” grants in 2016 or 2017.  The 2015 equity grants were intended to serve as equity compensation for a three-year period.  While we believe this was appropriate at the time, after shareholder feedback and other market considerations, the Compensation Committee has introduced regular, annual equity awards beginning in 2018.

2015 Equity Grants

In 2015, executives received both time-based and performance-based equity grants, which were front-loaded grants intended to cover the subsequent three years of equity grants.  The time-based awards were intended to bring our executives’ ownership levels to market competitive levels.

These 2015 PSUs were intended to provide economic incentives for our leadership team to create significant long-term shareholder value by tying the 2015 PSU vesting levels to attainment of extremely aggressive TSR hurdles over a three-year performance period.  Any earned awards would also be subject to a two-year additional holding period.  One-third of the 2015 PSUs expired without vesting on each of December 22, 2017 and March 22, 2018.  Given that total shareholder return during the performance period has to be at least 15% compounded annually in order for any portion of the 2015 PSUs to vest, the remaining one-third of these 2015 PSUs vesting on June 22, 2018 will most likely not occur, in which case the 2015 PSUs would expire in their entirety without any vesting.

2017 Long-Term Incentive Grants

Due to the long-term, front-loaded equity awards granted in 2015, no new equity awards were granted to incumbent NEOs in 2017, consistent with 2016.  The only NEO who received long-term incentive grants in 2017 was Ms. Konstantinovsky, who joined Horizon Pharma in September 2017, and received new-hire time-based equity grants at a level in line with the rest of the executive officers, while also making Ms. Konstantinovsky whole for equity grants from her previous employer which were forfeited upon her resignation.  In total, Ms. Konstantinovsky received $1.8 million of value in employment inducement equity awards, split evenly between stock options and RSUs.

2018 Long-Term Incentive Grants

In light of market competitiveness and investor feedback, we decided to move away from making front-loaded triennial grants and instead adopted a regular, annual long-term incentive grant schedule.  To begin this practice, in January 2018 we granted the executive officers equity awards, in the form of RSUs and PSUs, as well as implemented the CIP.

In order to further align the interests of our executive officers with those of our shareholders, we award a higher percentage of performance-based equity compensation than the majority of our industry peers.  In addition, our performance-based equity compensation is aligned with all of our stated compensation objectives, including linking executive pay with performance.  Further, we believe that a move to annual grant cycles will allow us to more easily manage shareholder dilution and burn rate, while still providing market-competitive incentive opportunities.

We believe these grants align the interests of our executive officers and shareholders in two ways:

•	a large portion of the equity grants and all of the CIP awards vest contingent on performance and also have a continued service requirement; and

•	equity grants have a one-year holding period after any vested shares are issued.

2018 Long-Term Incentive Plan Components
	PSUs	RSUs	CIP

Performance Criteria/Period	70%: 2018 Net Sales for business units 30%: Three-year Relative TSR (2018-2020)	N/A	70%: KRYSTEXXA 2018 vial sales growth 30%: Teprotumumab Phase 3 enrollment progress at December 31, 2018

Maximum Award	200% of Target Award	N/A	150% of Target Award

Service Vesting period	70% (2018 Net Sales): Three equal annual installments 30% (Relative TSR): Three-year cliff vesting	Vest one-third annually over three years	Three equal annual installments

Post-Issuance Holding Period	1 year	1 year	N/A

Equity Awards

In January 2018, we awarded a mix of performance-based PSUs and time-vested RSUs to key executive participants.

Vesting of these equity awards, as described below and in a separate Form 8-K filing on January 11, 2018, is also generally contingent on shareholder approval of our Amended and Restated 2014 Equity Incentive Plan set forth in Proposal 6.  However, if a definitive agreement for a change-in-control is executed prior to the 2018 Annual General Meeting and certain other employment conditions are satisfied, the RSUs and PSUs will be deemed vested, but settled pursuant to a cash payment equal to the value of the shares that would otherwise have been issued if they had vested.

The PSUs utilize two performance metrics, a short-term component tied to business performance and a long-term component tied to relative TSR.  Shareholder feedback informed our decision to include both the short- and long-term metrics:

•	Net Sales (70%). This portion of the PSU award will be determined by the net sales for each of our business units in 2018, weighted with the rheumatology and orphan business units comprising the majority of the 70% target.

•	Relative TSR (30%). This portion of the award will be determined by reference to our relative TSR performance over a three-year period ending December 31, 2020, as measured against the components of the Nasdaq Biotechnology Index (NBI).

If a divestiture of any of our business units occurs before December 31, 2018, other than in connection with a change-in-control, the portion of the Net Sales PSU that may vest based upon nets sales of the applicable business unit will be calculated based on the greater of:  (i) 100% achievement of net sales target for the applicable business unit or, (ii) the portion of the Net Sales PSU that would have been earned if the divestiture had not occurred as determined by the Compensation Committee.

The maximum number of PSUs that may vest is 200% of the target number of PSUs.

In addition to aligning executive interests with shareholders by tying vesting of a meaningful percentage of equity compensation to performance hurdles, we are further strengthening this alignment by implementing a 12-month post-issuance holding period on all new equity awards for our executive officers, including our NEOs.

Our NEOs received the following RSU and PSU awards in January 2018:

Executive	RSUs (number)	PSUs (target number)

Timothy P. Walbert	458,899	458,899

Paul W. Hoelscher	197,087	197,087

Irina P. Konstantinovsky	51,779	51,779

David A. Happel(1)	20,388	20,388

Barry J. Moze	51,779	51,779

(1)	Mr. Happel announced his resignation on January 18, 2018, effective February 1, 2018. As such, his RSUs and PSUs were forfeited.

Cash Incentive Program

In addition to the equity compensation awards described above, the Compensation Committee also approved a performance-based cash incentive program, the CIP, for our executive officers, including the NEOs, to motivate executives to achieve certain financial and business-related milestones related to our current strategic business initiatives and long-term strategy.

These performance-based cash incentives are eligible to be earned if the Company achieves key milestones in our rheumatology and orphan business units:

•	KRYSTEXXA vial sales growth in 2018 (70%)

•	Target patient enrollment levels in the teprotumumab phase 3 clinical trial by December 31, 2018 (30%)

If a change-in-control occurs before December 31, 2018, the CIP award amount will be calculated by reference to the greater of:  (i) the target cash bonus award amount, or (ii) such cash bonus amount as would have been earned if the change-in-control had not occurred, to the extent reasonably calculable, and as determined by the Compensation Committee.

Executives may earn up to 150% of their target cash incentive program award.  The cash incentive program amount eligible to be earned (as determined after application of the performance criteria) is earned over a three-year service vesting period.

Our NEOs received the following cash incentive target awards:

Executive	Cash Incentive Program Target Award

Timothy P. Walbert	$3,000,000

Paul W. Hoelscher	$900,000

Irina P. Konstantinovsky	$500,000

David A. Happel(1)	$200,000

Barry J. Moze	$500,000

(1)	Mr. Happel announced his resignation on January 18, 2018, effective February 1, 2018. As such, his cash incentive target award was forfeited.

 Additional Compensation Policies and Practices

Executive Share Ownership Guidelines

We have share ownership guidelines, which were adopted in September 2014 and modified in February 2018, that establish the following minimum ownership levels within five years of the adoption of the guidelines (or within five years of the date an executive officer or director first becomes subject to them):

Position	Guideline

CEO	5x base salary

Executive Committee Members	2x base salary

Non-employee Directors	2x annual cash retainer

Individual ownership interest is reviewed annually as of the last day of the calendar year.  The dollar value of shares at the end of a given calendar year is determined using the average closing price of Horizon Pharma shares over the three-month period of September, October and November of that calendar year.  Shares that count toward satisfaction of these guidelines include:  shares owned outright by the individual (including stock units that have vested but not yet settled); shares retained after an option exercise or issuance under another type of equity award granted under the company’s equity incentive plans; shares retained after purchase under our Employee Stock Purchase Plan; shares subject to RSUs that have not vested; and shares held in trust for the benefit of the individual or his/her spouse.  Any unvested PSUs and unexercised stock options, whether vested or unvested, are not counted toward satisfaction of these ownership guidelines.  All executive officers and directors subject to the share ownership guidelines met the guidelines as of February 28, 2018.

Holding Period Policy

Any shares issued in settlement of any equity award granted to any executive officers on or after January 5, 2018, is subject to a minimum holding period of one year before the shares may be sold or transferred.

Hedging and Pledging Policies

Our Insider Trading Policy prohibits our executive officers, other employees, non-employee directors and consultants from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our ordinary shares at any time.  In addition, no officer, director, other employee or consultant of Horizon Pharma may margin, or make any offer to margin, any of our ordinary shares, including without limitation, borrowing against such ordinary shares, at any time.

Clawback Policy

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002.  Additionally, in January 2018 the Compensation Committee approved an incentive compensation recoupment policy, which provides for recoupment of certain compensation paid to executive officers of the Company under certain circumstances involving material financial restatements.  Any cash and equity incentive compensation that is paid, awarded or vested based on the achievement of reported financial results and that is approved, granted or awarded on or after January 5, 2018 is subject to potential recoupment in accordance with the terms of the incentive compensation recoupment policy, including but not limited to any compensation approved, granted, or awarded under our annual cash bonus plan and PSUs under our 2018 Long-Term Incentive Program.

Timing of Equity Awards

Grants of equity awards to our executive officers are generally determined and approved at our pre-scheduled quarterly Compensation Committee meetings whenever practicable.  However, the Compensation Committee may otherwise approve the grant of equity awards in advance of its next scheduled meeting in connection with a new hire, promotion, and other circumstances where the Compensation Committee deems it appropriate to make such grants.  The 2018 Long-Term Incentive Program grants to executive officers were approved at a special meeting of the Compensation Committee in January 2018, not at a pre-scheduled quarterly meeting.  This program was developed through review and discussion by the Compensation Committee at several pre-scheduled quarterly meetings during 2017.  At its November 2017 pre-scheduled quarterly meeting, the

Compensation Committee decided to hold a special meeting in early January 2018 to approve final grants under this program, due to the fact that the CIP and PSU awards under the program have performance vesting metrics that began on January 1, 2018.  In the future, we expect to continue having a significant portion of our executive officer equity compensation be performance based and believe it is likely that future-year grants will be approved at special Compensation Committee meetings in January.

All stock options are granted with an exercise price that is not less than the closing price of our ordinary shares on The Nasdaq Global Select Market on the grant date.  It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable shareholder return.  We recognize that a release of information by the Company in close proximity to an equity grant may appear to be an effort to time the announcement to a grantee’s benefit (even if no such benefit was intended).  Accordingly, it is our policy that our management team makes a good faith effort to advise the Compensation Committee whenever it is aware that material non-public information is planned to be released to the public in close proximity to the grant of equity awards.

Accounting and Section 162(m) Tax Considerations

We account for share-based awards exchanged for employee services in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation — Stock Compensation (ASC Topic 718).  Assumptions used in the calculation of these awards are included in Note 21 “Equity Incentive Plans” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.  These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the NEOs.

Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (TCJA) was signed into law, Section 162(m) of the Internal Revenue Code of 1986, as amended (IRC), limited our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year.  Compensation above $1 million could be deducted if it was “performance-based compensation.” Under the TCJA, the performance-based exception has been repealed and the $1 million deduction limit now applies to anyone serving as the chief executive officer or the chief financial officer at any time during the taxable year and the top three other highest compensated executive officers serving at fiscal year-end.  The new rules generally apply to taxable years beginning after December 31, 2017.

The TCJA also provides for transitional guidance that will allow certain payments made under written and binding agreements entered into prior to November 2, 2017, to be treated as if they were made under the provisions of Section 162(m) that were in effect prior to enactment of the TCJA.  We are in the process of gathering information on our existing compensation arrangements for covered employees as well as assessing the impact of transitional guidance on the realizability of existing deferred tax assets related to our compensation arrangements.  Pending further guidance on the TCJA transition rules, we did not recognize deferred tax assets as of December 31, 2017 for any portion of 2017 bonus awards that resulted in total compensation over $1 million for any of our NEOs.

Prior to the TCJA, the Compensation Committee had not adopted a policy requiring all compensation to be deductible, in order to maintain flexibility in compensating our executive officers in a manner designed to promote our objectives.  Going forward, while the Compensation Committee intends to evaluate the effects of the revised compensation limits of Section 162(m) on any compensation it proposes to grant, the Compensation Committee intends to continue to provide future compensation in a manner consistent with our best interests and those of our shareholders, including compensation that is potentially not deductible.

Employment Agreement — Irina P. Konstantinovsky

In September 2017 we hired Ms. Konstantinovsky and appointed her as our executive vice president, chief human resources officer.

Ms. Konstantinovsky’s compensation package includes:

•	base salary of $475,000;
•	target bonus opportunity of 50% of base salary, with the 2017 bonus opportunity pro-rated for the period of her 2017 employment;
•	a sign-on cash bonus of $237,500, which was paid in March 2018 in connection with her continued services through such date;
•	a grant of 131,606 stock options, vesting 25% on the first anniversary of the grant date and 1/36th monthly thereafter; and
•	a grant of 64,056 RSUs, vesting 25% on each anniversary of the grant date for four years.

The Compensation Committee determined that these base salary and bonus target levels were appropriate in order to induce Ms. Konstantinovsky’s commencement of employment and in order to establish her base salary and annual cash incentive compensation levels in line with those of the rest of our executive officers.  The Compensation Committee also determined that the time-based vesting stock option and RSU award grants to Ms. Konstantinovsky were in line with those granted to our executive team members and were appropriate in order to give Ms. Konstantinovsky an equity stake in our business and thereby align her interests with those of our shareholders.  Additionally, because Ms. Konstantinovsky was forfeiting rights to any 2017 bonus earned at her previous employer, the Compensation Committee determined to grant Ms. Konstantinovsky the sign-on bonus described above.

Severance and Change-in-Control Benefits Summary

Our NEOs are provided with certain severance benefits in order to assist us in recruiting and retaining talented individuals and align the executives’ interests with the best interests of the shareholders.  We believe these severance benefits are consistent with those provided by our peer group are an essential element of our overall executive compensation package due to the competitive market for executive talent in our industry.  The Compensation Committee believes that the severance benefits are an important element of the NEOs’ retention and motivation and that the benefits of such severance rights agreements, including generally requiring a release of claims against us and entering into a non-competition agreement as a condition to receiving any severance benefits are in our best interests.  Enhanced severance benefits are provided for a qualifying termination that occurs in connection with a change-in-control because the severance benefits are also intended to eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential change-in-control transactions that may be in the best interests of our shareholders.

In May 2017 we adopted amendments to our executive officer employment agreements, including our NEOs, to make the following changes to bring their severance benefits in line with market practices and because we believed that their previous levels of severance benefits were overly modest and therefore posed a significant retention risk:

•	increase from 12 to 24 months the base salary, bonus and COBRA severance benefits provided to Mr. Walbert for a qualifying termination of employment not related to a change-in-control;

•	increase from 24 to 36 months the base salary, bonus and COBRA severance benefits provided to Mr. Walbert for a change-in-control related qualifying termination;

•	increase from 12 to 18 months the base salary, bonus and COBRA severance benefits provided to our other executives for a change-in-control related qualifying termination; and

•	provide for 12 months vesting acceleration of equity awards in connection with a termination not related to a change-in-control (18 months vesting acceleration of equity awards for Mr. Walbert).

A description of the severance benefits provided under the amended executive officer employment agreements is provided below under the heading “Potential Payments Upon Termination or Change-in-Control.”

Deferred Compensation Plan

All of our executive officers are eligible to participate in our non-qualified Deferred Compensation Plan, which allows the participants to defer receipt of their compensation and recognition of associated income taxes without being subject to the deferral contribution limits of our 401(k) Plan, which provides additional tax and financial planning flexibility. Our policy is to match Deferred Compensation Plan deferrals under the same matching contribution formula that we apply to our 401(k) Plan. Accordingly, for 2017 we adjusted the matching contribution formula for our Deferred Compensation Plan to 100% of the first 3% and 50% of the next 2% of deferrals, which is the same “safe harbor” matching contribution formula we used for our 401(k) Plan for 2017. A description of our Deferred Compensation Plan is provided below under the heading “Nonqualified Deferred Compensation.”

Other Benefits

All of our executive officers are eligible to receive our standard employee benefits, such as participation in our 401(k) Plan, medical, dental, vision coverage, short-term disability insurance, long-term disability insurance, group life insurance, vacation, holiday, and the 2014 Employee Stock Purchase Plan, in each case on the same basis as our other employees.  Our vacation policy allows no more than 40 vacation hours to be carried over to the following year.  We also reimburse our executives, including our NEOs, up to $15,000 of personal financial planning services incurred annually and related tax gross ups.  We believe that financial planning by experts reduces the time our executives spend on that topic and assists our executives in making the most of the financial rewards received from the Company.  We also reimburse our executive officers for any travel expenses and related tax gross ups they incur in connection with any business-related travel which does not meet the strict eligibility requirements to be treated as a non-taxable business expense reimbursement in accordance with applicable tax guidelines.  We believe that the cost of providing these benefits is reasonable in light of the benefit to our business of having our executive officers more focused on attaining our business objectives in connection with any business-related travel.  The Compensation Committee periodically reviews the levels of benefits provided to executive officers to ensure they remain reasonable and consistent with its compensation philosophy.

Compensation Committee Report

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of the Company.  Based on this review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

This report has been furnished by the members of the Compensation Committee:

Jeff Himawan, Ph.D., Chairman

William F. Daniel

Gino Santini

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation earned during the years ended December 31, 2017, 2016 and 2015 by our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan ($)(2)		All Other Compensation ($)(3)	Total ($)
Timothy P. Walbert Chairman, President and Chief Executive Officer	2017	$1,033,333	$—		$—		$—	$1,167,653		$141,039	$2,342,025
	2016	$950,000	$1,000	(4)	$—		$—	$1,023,150		$303,424	$2,277,574
	2015	$859,375	$67,650	(5)	$43,498,946	(6)	$47,358,219	$1,532,350		$62,537	$93,379,077

Paul W. Hoelscher Executive Vice President, Chief Financial Officer	2017	$541,667	$—		$—		$—	$319,110		$69,335	$930,112
	2016	$500,000	$1,000	(4)	$—		$—	$269,250		$133,764	$904,014
	2015	$454,375	$46,750	(5)	$13,862,589	(6)	$4,106,986	$403,250		$44,164	$18,918,114

Irina P. Konstantinovsky(10) Executive Vice President, Chief Human Resources Officer	2017	$147,538	$—		$899,987		$899,994	$70,471		$1,449	$2,019,439

David A. Happel(7) Executive Vice President, Commercial Development and Strategy	2017	$500,000	$1,085,000	(11)	$—		$—	$241,750		$77,000	$1,903,750
	2016	$103,288	$129,000	(8)	$582,496		$582,818	$156,975	(9)	$16,847	$1,571,424

Barry J. Moze Executive Vice President, Chief Administrative Officer	2017	$571,667	$—		$—		$—	$334,195		$71,675	$977,537
	2016	$550,000	$1,000	(4)	$—		$—	$296,175		$104,380	$951,555
	2015	$456,458	$—		$10,579,479	(6)	$2,574,307	$443,575		$18,627	$14,072,446

(1)	Amounts shown in this column do not reflect actual compensation received by our NEOs. The amounts reflect the grant date fair value of the awards and are calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation — Stock Compensation (ASC Topic 718). Assumptions used in the calculation of these awards are included in Note 21 “Equity Incentive Plans” in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the NEOs.

The 2015 option awards and stock awards consisted of time-based grants and PSUs and were up-front grants intended to cover the next three years of equity grants for the executive team.  Beginning in January 2018, we will no longer grant “front-loaded” awards that are intended to cover equity awards to the executive team for a multi-year period.  Additionally, as we have previously committed, any of the PSUs that remain outstanding at the expiration of the three-year PSU performance period but are not earned due to our failure to attain the requisite performance criteria will be cancelled at such time and the related ordinary shares will not be added back in the pool of authorized shares available for grant under our equity plan.

(2)	As applicable, reflects amounts earned in fiscal years 2017, 2016 and 2015 and paid in March 2018, March 2017 and March 2016, respectively, pursuant to our annual cash incentive compensation plan in effect for such fiscal year. For further information please see the Compensation Discussion and Analysis above.

(3)	Amounts shown in this column include the following items:

	Year	Vacation Payout(a)	Imputed Income on Life Insurance Benefits	401(k) Matching Contributions	Deferred Compensation Plan/ Pension Contributions	Financial Planning/ Legal Fee Reimbursements (including tax gross up)	Personal Travel Expenses (including tax gross up)(b)	Total
Timothy P. Walbert	2017	$—	$342	$10,800	$82,259	$28,145	$19,493	$141,039
	2016	$127,880	$336	$7,950	$76,500	$27,624	$63,134	$303,424
	2015	$—	$336	$7,800	$19,744	$27,624	$7,033	$62,537

Paul W. Hoelscher	2017	$—	$342	$10,800	$32,437	$15,009	$10,747	$69,335
	2016	$24,619	$336	$7,950	$28,500	$18,416	$53,943	$133,764
	2015	$—	$336	$7,950	$10,429	$18,416	$7,033	$44,164

Irina P. Konstantinovsky	2017	$—	$114	$—	$—	$1,335	$—	$1,449

David A. Happel	2017	$—	$342	$7,946	$20,000	$19,022	$29,690	$77,000
	2016	$15,385	$130	$—	$—	$—	$1,332	$16,847

Barry J. Moze	2017	$—	$342	$10,800	$34,714	$15,009	$10,810	$71,675
	2016	$11,565	$336	$7,950	$30,000	$16,465	$38,064	$104,380
	2015	$—	$336	$7,800	$10,491	$—	$—	$18,627

(a)	Effective January 1, 2016, we changed our vacation policy to allow no more than 40 hours to be carried over to the following year. This represents a one-time vacation payout to all employees in January 2016 of accrued vacation balances greater than 40 hours at December 31, 2015. The amount for Mr. Happel reflects a one-time vacation payout made at the time of our acquisition of Raptor Pharmaceutical Corp. (Raptor) of accrued vacation balances greater than 40 hours.
(b)	Represents travel expenses and related tax gross ups in connection with business related travel which does not meet the strict eligibility requirements to be treated as a non-taxable business expense reimbursement in accordance with applicable tax guidelines.

(4)	One-time $1,000 discretionary bonus paid to all employees as a result of the Company reaching $1 billion of non-GAAP adjusted net sales.
(5)	Represents an additional discretionary bonus approved by the Compensation Committee in February 2016 for performance in 2015 and paid in March 2016.
(6)	Includes PSUs and time-based RSUs granted in 2015. The maximum potential payout values to our named executive officers under the PSUs are not determinable because such maximum potential value is dependent upon the future value of our stock. The following amounts are the potential payout values for the remaining, unvested PSUs as calculated based on the assumed attainment of the 60% TSR level during the three-year performance period, with a resulting share price of $99.04 on June 22, 2018: $89,136,000 for Mr. Walbert, $30,768,427 for Mr. Hoelscher and $24,561,920 for Mr. Moze. The actual PSU value realized may be significantly higher or lower than the foregoing amounts calculated.
(7)	Mr. Happel joined us in October 2016 as part of the Raptor acquisition and resigned effective February 1, 2018.
(8)	Includes a $128,000 retention bonus for Mr. Happel and a one-time $1,000 discretionary bonus paid to all employees for reaching $1 billion of non-GAAP adjusted net sales in 2016. Pursuant to Mr. Happel’s transition agreement with Raptor entered into in October 2016 (Transition Agreement), he was eligible to earn and receive the $128,000 retention bonus subject to his continued employment with us through December 31, 2016. The retention bonus was paid to Mr. Happel in January 2017.
(9)	Pursuant to his Transition Agreement with Raptor, Mr. Happel was eligible to receive a target bonus of $156,975 which was subject to his continued employment with us through December 31, 2016. In February 2017, the Compensation Committee approved Mr. Happel’s bonus in the amount of $156,975 or 100% of his target bonus, which was paid in March 2017.
(10)	Ms. Konstantinovsky joined the Company in September 2017.
(11)	Includes a $335,000 retention bonus subject to Mr. Happel’s continued employment with us from January 1, 2017 through May 15, 2017, which was paid to Mr. Happel in May 2017 and a $750,000 retention bonus subject to his continued employment with us from May 15, 2017 through November 1, 2017, which was paid to Mr. Happel in November 2017.

 Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of non-equity incentive plan and equity incentive plan-based awards to our NEOs for 2017:

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Stock Option Awards: Number of Securities Underlying Options		Option Exercise Price ($)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Threshold	Target		Maximum

Timothy P. Walbert	Annual Cash	N/A	$905,625	$1,207,500	(2)	$2,415,000

Paul W. Hoelscher	Annual Cash	N/A	$247,500	$330,000	(3)	$660,000

Irina P. Konstantinovsky	Annual Cash	N/A	$54,657	$72,876	(4)	$145,752

	RSU	9/11/2017					64,056	(7)				$899,987

	Option	9/11/2017							131,606	(8)	$14.05	$899,994

David A. Happel	Annual Cash	N/A	$187,500	$250,000	(5)	$500,000

Barry J. Moze	Annual Cash	N/A	$259,200	$345,600	(6)	$691,200

(1)	Amounts shown in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts reflect the grant date fair value of such awards and are calculated in accordance with the provisions of ASC Topic 718. Assumptions used in the calculation of these amounts and further information on our stock options and RSUs are included in Note 21 “Equity Incentive Plans” in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. These amounts do not necessarily correspond to the actual value realized or that may be realized by the NEOs.
(2)	Mr. Walbert’s target bonus for 2017 was $1,207,500, or 115% of his base salary as of December 31, 2017. In February 2018, the Compensation Committee approved Mr. Walbert’s bonus in the amount of $1,167,653, or 96.7% of his target bonus, which was paid in March 2018.
(3)	Mr. Hoelscher’s target bonus for 2017 was $330,000, or 60% of his base salary as of December 31, 2017. In February 2018, the Compensation Committee approved Mr. Hoelscher’s bonus in the amount of $319,110, or 96.7% of his target bonus, which was paid in March 2018.
(4)	Ms. Konstantinovsky joined us on September 11, 2017. Her target bonus for 2017 was $72,876, or 50% of her base salary, pro-rated based on days in service for 2017. In February 2018, the Compensation Committee approved her bonus in the amount of $70,471, or 96.7% of her target bonus (pro-rated based on days in service in 2017), which was paid in March 2018.
(5)	Mr. Happel’s target bonus for 2017 was $250,000, or 50% of his base salary as of December 31, 2017. In February 2018, the Compensation Committee approved Mr. Happel’s bonus in the amount of $241,750, or 96.7% of his target bonus, which was paid in March 2018.
(6)	Mr. Moze’s target bonus for 2017 was $345,600, or 60% of his base salary as of December 31, 2017. In February 2018, the Compensation Committee approved Mr. Moze’s bonus in the amount of $334,195, or 96.7% of his target bonus, which was paid in March 2018.
(7)	The RSUs vest in four equal annual installments following the grant date.
(8)	1/4th of the shares subject to the stock option vest one year after the vesting commencement date, which is the same date as the grant date, and the remaining shares vest in 36 equal monthly installments thereafter.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements.  Each of our NEOs has entered into a written employment agreement with us that provides for payment of base salary, target annual cash incentive compensation, eligibility for employee benefit programs and potential severance benefits provided that following Mr. Happel’s resignation effective February 1, 2018, we no longer have an employment agreement with Mr. Happel.  For further information regarding the base salaries, bonuses and incentive compensation payable to our NEOs and their eligibility for our employee benefit programs, please see our Compensation Discussion and Analysis above.  For further information regarding the severance benefits provided under the employment agreements, please see “Potential Payments Upon Termination or Change-in-Control” below.

Transition and Retention Agreements.  Mr. Happel entered into the Transition Agreement with Raptor in October 2016, which we assumed as part of the Raptor acquisition.  The Transition Agreement provided for the payment to Mr. Happel of (i) a $128,000 retention bonus subject to his continued employment with us through December 31, 2016, which was paid to Mr. Happel in January 2017, (ii) a target bonus of $156,975 for 2016 subject to his continued employment with us through December 31, 2016, which was paid to Mr. Happel in March 2017, and (iii) a $335,000 retention bonus subject to his continued employment with us from January 1, 2017 through May 15, 2017, which was paid to Mr. Happel in May 2017.

Concurrently with the execution of Mr. Happel’s employment agreement with us in October 2016, we also entered into a retention agreement with Mr. Happel that provided for the payment to Mr. Happel of a $750,000 retention bonus subject to his continued employment with us from May 15, 2017 through November 1, 2017, which was paid to Mr. Happel in November 2017.

Equity Awards.  We have granted equity awards to our NEOs under our 2005 Stock Plan (2005 Plan), our 2011 Equity Incentive Plan (2011 Plan) and our 2014 Equity Incentive Plan, as amended (2014 Plan).  For further information regarding such equity awards, including the vesting schedules, please see the Grants of Plan-Based Awards table and related footnotes above and “2017 Long-Term Incentive Grants” in our Compensation Discussion and Analysis above.  Additionally, the SEC rules require that the grant date fair value of all PSUs, stock options and RSUs be reported in the Summary Compensation Table for the year that they were granted.  As a result, a significant portion of the total 2015 compensation amounts reported in the Summary Compensation Table relate to PSUs, stock options and RSUs granted during 2015 that have not vested and for which the value is therefore uncertain (and which may end up having no value at all).

Option Repricings.  We did not engage in any repricings or other modifications to any of our NEOs’ outstanding equity awards during the year ended December 31, 2017.  Under the terms of our 2014 Plan, option repricing is not permitted without prior shareholder approval.

Salary and Bonus Compared to Total Compensation.  The ratio of salary and bonus, which includes annual incentive bonus and retention bonus, to total compensation in 2017 (each as set forth in the Summary Compensation Table above) is set forth below for each NEO.

•	Timothy P. Walbert, 94.0%

•	Paul W. Hoelscher, 92.5%

•	Irina P. Konstantinovsky, 10.8%

•	David A. Happel, 95.9%

•	Barry J. Moze, 92.7%

 Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), and Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the annual total compensation of our principal executive officer to the total annual compensation of our median employee.  The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

The purpose of this new disclosure is to provide a measure of the equitability of pay within Horizon Pharma.  We believe our compensation philosophy and process yield an equitable result for all of our employees.  During fiscal 2017, the principal executive officer of Horizon was our chairman, president and chief executive officer, Mr. Walbert.

For 2017:

•	The annual total compensation for Mr. Walbert was $2,342,025.

•	The annual total compensation for our median employee was $181,745.

•	This results in an estimated pay ratio of 13:1.

This ratio for 2017 was lower than what may be expected in future years because Mr. Walbert was not eligible to receive any new equity awards during 2017 due to our prior commitments related to our 2015 PSU grants.  We expect the ratio of Mr. Walbert’s annual total compensation to the annual total compensation of our median employee will be higher in future years because Mr. Walbert became eligible for new equity awards starting in 2018.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by estimating the annual total compensation of each applicable employee, by (i) aggregating (A) base salary as of October 31, 2017 (the median employee determination date), (B) the target bonus for 2017, and (C) the estimated accounting value of any equity awards granted during 2017, and (ii) ranking this annual total compensation measure for our employees from lowest to highest.  This calculation was performed for all employees, excluding Mr. Walbert, except as identified below, whether employed on a full-time, part-time or seasonal basis.

For purposes of this disclosure, all Canadian employees, totaling two individuals, were excluded from the employee population pursuant to the so-called de minimis exemption, which permits us to exclude foreign employees, up to 5% of our total employee population, on a whole-country basis.  As of October 31, 2017, we had 884 U.S. employees (excluding our CEO) and 91 non-U.S. employees, irrespective of the de minimis exclusion.  Applying the de minimis exclusion, the total number of U.S. employees totaled 884, and the number of non-U.S. employees totaled 89.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with the U.S. Securities and Exchange Commission (SEC) rules and based on our internal records and the methodology described above.  Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for us reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Outstanding Equity Awards at December 31, 2017

The following table sets forth certain information regarding outstanding stock options, RSUs and PSUs held by our NEOs on December 31, 2017.

Name	Award Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Stock that Has Not Vested ($)(1)	Number of Units of Stock that are Unearned and Have Not Vested (#)		Market Value of Unearned Stock that Has Not Vested ($)(1)
Timothy P. Walbert	7/16/2008	83,353	—		$10.43	7/15/2018
	2/3/2010	104,334	—		$5.20	2/2/2020
	6/16/2010	107,219	—		$12.94	6/15/2020
	12/8/2011	196,794	—		$4.96	12/7/2021
	1/2/2013	138,670	—		$2.40	1/1/2023
	1/2/2014	218,354	4,646	(2)	$7.61	1/1/2024	49,500	(3)	$722,700
	3/23/2015	721,875	328,125	(4)	$22.14	3/22/2025	250,000	(3)	$3,650,000
	3/23/2015									420,000	(5)	$6,132,000
	5/6/2015									1,380,000	(5)	$20,148,000
	5/6/2015	1,065,625	584,375	(4)	$28.53	5/5/2025

		2,636,224	917,146				299,500		$4,372,700	1,800,000		$26,280,000

Paul W. Hoelscher	6/27/2014	78,750	11,250	(6)	$15.96	6/26/2024	20,000	(7)	$292,000
	3/23/2015	189,750	86,250	(4)	$22.14	3/22/2025	62,000	(3)	$905,200
	3/23/2015									155,333	(5)	$2,267,867
	5/6/2015									466,000	(5)	$6,803,600

		268,500	97,500				82,000		$1,197,200	621,333		$9,071,467

Irina P. Konstantinovsky	9/11/2017		131,606	(4)	$14.05	9/10/2027	64,056	(3)	$935,218

David A. Happel	10/25/2016	14,779	35,895		$18.31	10/24/2026	23,860	(3)	$348,356

Barry J. Moze	6/16/2010	2,106	—		$12.94	6/15/2020
	1/10/2014	9,791	209	(2)	$8.50	1/9/2024
	6/6/2014	64,768	7,532	(8)	$14.48	6/5/2024	16,075	(9)	$234,695
	9/12/2014	14,381	3,319	(4)	$11.81	9/11/2024	3,925	(3)	$57,305
	3/23/2015	118,937	54,063	(4)	$22.14	3/22/2025	38,500	(3)	$562,100
	3/23/2015									124,000	(5)	$1,810,400
	5/6/2015									372,000	(5)	$5,431,200

		209,983	65,123				58,500		$854,100	496,000		$7,241,600

(1)	The market value of stock awards that have not vested is based on the closing share price of our ordinary shares of $14.60 per share on December 31, 2017. As of December 31, 2017, no value has been realized by any of the named executive officers with respect to any PSUs. On each of December 22, 2017 and March 22, 2018, our 20-day volume-weighted average price (VWAP) for our shares failed to meet the required price for vesting and one-third of the outstanding PSU awards expired without vesting on each such date. No shares were issued to any participant and no ordinary shares were added back to the pool of shares available for grant under the 2014 Plan. Unless our implied 20-day VWAP on June 22, 2018 is at least $33.86, none of the remaining PSUs will vest and all remaining PSUs would expire unvested in June 2018. Any of the PSUs that are not earned due to our failure to attain the requisite performance criteria will be cancelled at such time and the related ordinary shares will not be added back in the pool of shares available for grant under our equity plan.

(2)	1/48th of the shares vest in equal monthly installments over the four years following the vesting commencement date, which is the grant date.

(3)	RSUs vest in four equal annual installments following the grant date.

(4)	1/4th of the shares vest one year after the vesting commencement date, which is the same date as the grant date, and 1/48th of the shares vest monthly thereafter over the next three years.

(5)	Each PSU represents a contingent right to receive ordinary shares, based on the Company’s level of total shareholder return, as measured on December 22, 2017, March 22, 2018 and June 22, 2018 or based on the level of total shareholder return through any earlier change-in-control. For such purposes, total shareholder return means the percentage change in the price of Horizon Pharma ordinary shares on a compounded annual basis, plus the value of reinvested dividends. The number of shares issued may range from zero (0) shares to the total PSUs granted (i.e., the maximum number of shares issuable).

(6)	1/4th of the shares vested on June 23, 2015 and the remaining shares vest in 36 equal monthly installments thereafter.

(7)	RSUs vest in four equal annual installments following the hire date on June 23, 2014.

(8)	1/4th of the shares vested on May 19, 2015 and the remaining shares vest in 36 equal monthly installments thereafter.

(9)	RSUs vest in four equal annual installments following the hire date on May 19, 2014.

 Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised and stock vested for our NEOs for the fiscal year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Timothy P. Walbert	—	$—	32,175(2)	$ 520,592

			49,500(3)	$ 800,910

			125,000(4)	$ 1,820,000

Paul W. Hoelscher	—	$—	20,000(5)	$ 234,600

			31,000(4)	$ 451,360

Irina P. Konstantinovsky	—	$—	—	$ —

David A. Happel	—	$—	7,953(6)	$ 107,604

Barry J. Moze	—	$—	16,075(7)	$ 168,788

			3,925(8)	$ 52,674

			19,250(4)	$ 280,280

(1)	Amount realized upon vesting of stock awards was calculated by multiplying the closing price on the vesting date by the number of shares vested. As of December 31, 2017, no shares acquired on vesting have been sold by any of our NEOs. The Company has withheld from the issuance of shares in settlement of the vesting of the stock awards a number of shares with a value equal to the applicable withholding taxes.

(2)	Represents RSUs granted on January 2, 2013, vesting over four annual installments.

(3)	Represents RSUs granted on January 2, 2014, vesting over four annual installments.

(4)	Represents RSUs granted on March 23, 2015, vesting over four annual installments.

(5)	Represents RSUs granted on June 27, 2014, vesting over four annual installments.

(6)	Represents RSUs granted on October 25, 2016, vesting over four annual installments.

(7)	Represents RSUs granted on June 6, 2014, vesting over four annual installments.

(8)	Represents RSUs granted on September 12, 2014, vesting over four annual installments.

 Pension Benefits

None of our NEOs participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us.  The Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans in the future if it determines that doing so is in our best interests.

 Nonqualified Deferred Compensation

Our Deferred Compensation Plan became effective on April 1, 2015. Pursuant to the Deferred Compensation Plan, each year participants may elect to defer receipt and taxation of up to 50% of their salary and up to 100% of their incentive cash compensation. During 2017, we made matching contributions with respect to 100% of the first 3% and 50% on the next 2% of deferrals, which is the same general "safe harbor" matching contribution formula that we use for our 401(k) plan, but not restricted by the compensation limits applicable to our 401(k) Plan. Matching contributions generally vest in equal annual installments over a five-year period measured from the participant’s original hire date. Participants may select among phantom investment alternatives for the deemed investment of their plan accounts, which generally mirror the investment options available for our 401(k) plan. Payments under the Deferred Compensation Plan will be distributed in the form of a lump sum payment or in up to 10 annual installments upon the participant’s termination of service or up to 10 annual installments upon a selected specified distribution date or dates made by the Participant at the time of deferral. However, if a participant’s service with us terminates prior to the selected distribution date or dates, payments will commence in connection with the termination of service. Payments triggered upon a termination of service will generally commence in January or July of the next calendar year following a 6 month delay that follows the termination of service. In the event of a change in control of Horizon Pharma, all plan balances will generally become immediately payable within 90 days thereafter. In addition, participants may be entitled to receive earlier payments through certain unforeseeable emergency withdrawals. Payments scheduled to be made under the Deferred Compensation Plan may be otherwise delayed or accelerated only upon the occurrence of certain specified events that comply with the requirements of Section 409A of the IRC. No withdrawals or distributions from the Deferred Compensation Plan were taken by our named executive officers during 2017.

We fund the expenses for administering the Deferred Compensation Plan. We established a “rabbi trust” that holds Deferred Compensation Plan contributions and any credited earnings. The Deferred Compensation Plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. Accordingly, amounts held in the rabbi trust are unsecured and remain subject to claims of our general creditors in the event of our insolvency in order to avoid current income taxation to the participants.

The following table sets forth certain information regarding the participation of our NEOs in the Deferred Compensation Plan for the fiscal year ended December 31, 2017.

Executive	Executive Contributions(1)	Company Contributions(2)	Aggregate Earnings(3)	Aggregate Balance at December 31, 2017
Timothy P. Walbert	$144,056	$82,259	$81,597	$618,122

Paul W. Hoelscher	$48,655	$32,437	$30,014	$246,935

Irina P. Konstantinovsky	$—	$—	$—	$—

David A. Happel	$250,000	$20,000	$22,822	$292,822

Barry J. Moze	$52,071	$34,714	$1,444	$210,002

(1)	All executive contributions are included in the “Salary” column of the 2017 Summary Compensation Table.
(2)	All Company matching contributions are included in the “All Other Compensation” column of the 2017 Summary Compensation Table.
(3)	The earnings reflected in this column represent deemed investment earnings from voluntary deferrals and Company contributions, as applicable. The Deferred Compensation Plan does not guarantee a return on deferred amounts. No amounts included in this column are reported in the 2017 Summary Compensation Table because the Deferred Compensation Plan does not provide for above-market or preferential earnings.

 Potential Payments Upon Termination or Change-in-Control

Involuntary Termination Severance Benefits

As provided under their amended employment agreements (with the exception of Mr. Happel), each of our NEOs other than

Mr. Walbert has severance benefit protection which provide for up to 12 months’ base salary and COBRA health insurance premiums, 12 months of time-based equity vesting acceleration, plus the amount of any earned but unpaid bonus for a prior completed performance period in the event of a qualifying termination.  Mr. Walbert’s severance benefit protection provides for up to 24 months’ base salary and COBRA health insurance premiums, 200% of target annual cash bonus, 18 months’ of time-based equity vesting acceleration, plus the amount of any earned but unpaid bonus for a prior completed performance period in the event of a qualifying termination.

Additionally, in the event of a qualifying termination within three months prior to or within 18 months following a change-in-control, Mr. Walbert has severance benefit protection of 36 months’ base salary, 300% of target annual cash bonus and 36 months COBRA health insurance premiums and each of our other NEOs has severance benefit protection of 18 months’ base salary, 150% of target annual cash bonus and 18 months COBRA health insurance premiums.  In addition, time-based vesting equity awards are subject to full acceleration in a change-in-control related qualifying termination.

Severance benefits to our NEOs described above are payable only if there is a qualifying termination without cause or resignation for good reason.  Any base salary and COBRA premium severance benefits are payable in installments over the applicable severance benefit period, bonus severance benefits payable in a single lump sum and equity vesting acceleration benefits are immediately effective.

The following key terms are defined in the amended employment agreements as follows:

•	Cause is generally defined as gross negligence or willful failure to substantially perform duties and responsibilities to us or willful and deliberate violation of any of our policies; conviction of a felony involving commission of any act of fraud, embezzlement or dishonesty against us or involving moral turpitude; the unauthorized use or disclosure of any of our proprietary information or trade secrets and willful and deliberate breach of the executive’s obligations under the employment agreement that cause material injury to us.

•	Resignation for good reason is generally defined as a material reduction in duties, authority or responsibilities; the relocation of the place of employment by more than 50 miles; or a material reduction of salary or annual target bonus opportunity.

•	A change-in-control is defined generally as (1) the sale of all or substantially all of our assets; (2) a merger or consolidation in which we are not the surviving entity and in which the holders of our outstanding voting stock immediately prior to such transaction own less than 50% of the voting power of the entity surviving the transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; (3) a reverse merger in which we are the surviving entity but the ordinary shares outstanding prior to the merger are converted into other property and in which the holders of our voting stock immediately prior to such transaction own less than 50% of the voting power of our stock, or where we are a wholly-owned subsidiary of another entity, of our parent; or (4) an acquisition by any person, entity or group of beneficial ownership of at least 75% of the combined voting power entitled to vote in an election of our directors.

Death and Disability.  As provided under their amended employment agreements, in the event of a termination of employment due to death or disability, each NEO is entitled to receive a pro-rata bonus, based on actual performance through the date of termination, and payable in a single lump sum.

Releases and Non-Competition.  All severance benefits (other than due to death or complete disability) provided to our NEOs pursuant to their employment agreements are contingent upon (1) the executive’s execution of a standard release of claims in our favor and (2) the executive’s entering into a non-competition agreement to be effective during the period during which the executive receives severance benefits.

Sections 280G and 4999.  Any payment or benefit provided under our NEOs’ employment agreements or otherwise in connection with a change-in-control may be subject to an excise tax under Section 4999 of the IRC.  These payments also may not be eligible for a Company tax deduction pursuant to Section 280G of the IRC.  If any of these payments or benefits are subject to the excise tax, they may be reduced to provide the individual with the best after-tax result.  Specifically, the individual will receive either a reduced amount so that the excise tax is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

The following table sets forth potential payments payable to our NEOs upon a (i) termination of employment without cause or resignation for good reason or (ii) termination of employment without cause or resignation for good reason in connection with a change-in-control.  Except as set forth below, the table below reflects amounts payable to our NEOs assuming their employment was terminated on December 31, 2017 and, if applicable, a change-in-control also occurred on such date:

	Upon Termination Without Cause or Resignation For Good Reason - No Change-in-Control					Upon Termination Without Cause or Resignation For Good Reason - Change in Control (1)
Name	Cash Severance ($)	Continuation of Medical Benefits ($)	Bonus ($)(2)	Value of Accelerated Vesting ($)(3)	Total ($)	Cash Severance ($)	Continuation of Medical Benefits ($)	Bonus ($)(4)	Value of Accelerated Vesting ($)(3)	Total ($)
Timothy P. Walbert	$2,100,000	$51,492	$3,582,653	$4,405,176	$10,139,321	$6,300,000	$77,238	$4,790,153	$4,405,176	$15,572,567
Paul W. Hoelscher	$550,000	$21,259	$319,110	$744,600	$1,634,969	$825,000	$31,889	$814,110	$1,197,200	$2,868,199
Irina P. Konstantinovsky	$475,000	$9,981	$143,948	$256,424	$885,353	$712,500	$14,972	$500,198	$1,007,601	$2,235,271
David A. Happel	$500,000	$35,812	$241,750	$116,114	$893,676	$750,000	$53,718	$616,750	$348,356	$1,768,824
Barry J. Moze	$576,000	$21,180	$334,195	$584,489	$1,515,864	$864,000	$31,770	$852,595	$864,264	$2,612,629

(1)	Amounts in these columns assume that termination occurs within 90 days immediately preceding or during the 18 months immediately following a change-in-control.
(2)	Amounts in this column include amounts payable for earned but unpaid bonus for the completed 2017 performance period. The amount for Mr. Walbert also includes the multiple of his target bonus pursuant to his employment agreement.
(3)	The value of accelerated vesting is equal to the closing share price of $14.60 per share on December 31, 2017, multiplied by the number of shares subject to accelerated vesting, less the stock option exercise price, if applicable.
(4)	Amounts in this column indicate amounts payable for earned but unpaid bonus for the completed 2017 performance period and the applicable multiple of target bonus pursuant to the employment agreements.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our compensation policy for non-employee directors who are not affiliated with any holder of more than 5% of our ordinary shares provides for the annual cash compensation, payable in equal quarterly installments, set forth below:

•	$100,000 for a non-executive chairman of the Board or lead independent director;

•	$60,000 for all other eligible non-employee directors;

•	$30,000 for the chairman of the Audit Committee, $20,000 for the chairman of the Compensation Committee, $15,000 for the chairman of the Nominating and Corporate Governance Committee and $20,000 for the chairman of the Transaction Committee; and

•	$15,000 for each member of the Audit Committee other than the chairman, $10,000 for each member of the Compensation Committee other than the chairman, $7,500 for each member of the Nominating and Corporate Governance Committee other than the chairman and $12,500 for each member of the Transaction Committee other than the chairman.

In addition, eligible non-employee directors elected or appointed to the Board will automatically be granted (i) a stock option to purchase ordinary shares with an aggregate Black-Scholes option value of $300,000 and (ii) RSUs with an aggregate value of $300,000 on the date that they are first elected or appointed to the Board.  The stock option will vest in 36 equal monthly installments from the date of grant and the RSUs will vest in three equal annual installments from the date of grant.  Thereafter, on the date of each Annual General Meeting of Shareholders, eligible non-employee directors will automatically be granted (i) a stock option to purchase ordinary shares with an aggregate Black-Scholes option value of $212,500 and (ii) RSUs with an aggregate value of $212,500.  The stock option will vest in 12 equal monthly installments from the date of grant and the RSUs will vest in full upon the first anniversary of the date of grant.  Under our amended compensation policy, we also will reimburse eligible non-employee directors up to $15,000 annually for financial counseling services.

Also, we have reimbursed and will continue to reimburse our directors for their travel-related expenses, including lodging and other reasonable expenses incurred in attending meetings of the Board and committees of the Board.

The following table sets forth compensation information for our non-employee directors who earned or received compensation under our amended compensation policy for non-employee directors or otherwise in 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
William F. Daniel	$95,625	$212,496	$212,495	$19,632(3)	$540,248
Michael Grey	$128,125	$212,496	$212,495	$3,828(3)	$556,944
Jeff Himawan, Ph.D.	$93,125	$212,496	$212,495	$28,846(3)	$546,962
Virinder Nohria, M.D., Ph.D.(2)	$30,000	$—	$—	$20,351(3)	$50,351
Ronald Pauli	$85,000	$212,496	$212,495	$2,163(3)	$512,154
Gino Santini	$89,375	$212,496	$212,495	$28,846(3)	$543,212
James Shannon, M.D.	$36,250	$299,996	$300,000	$—	$636,246
H. Thomas Watkins	$91,875	$212,496	$212,495	$28,846(3)	$545,712
Pascale Witz	$33,750	$299,996	$300,000	$—	$633,746

(1)	The amounts shown in this column reflect the grant date fair value of the awards issued and options granted to our non-employee directors during 2017, calculated in accordance with the provisions of ASC Topic 718. See the assumptions used in Note 21 “Equity Incentive Plans” in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)	Dr. Nohria served on the Board of Directors until May 2017.

(3)	Represents financial planning services payments, including tax gross up.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017, with respect to our ordinary shares that may be issued under our equity compensation plans:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights(1)	Weighted- average exercise price of outstanding options, warrants, and rights(2)	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders:
2005 Stock Plan (Horizon Pharma, Inc.)	759,139	$12.47	—
2011 Equity Incentive Plan (Horizon Pharma, Inc.)	3,335,801	$8.01	—
2014 Equity Incentive Plan (Horizon Pharma plc)	21,929,577	$21.89	3,528,542
2014 Non-Employee Equity Plan (Horizon Pharma plc)	706,144	$15.79	499,913
2014 Employee Stock Purchase Plan (Horizon Pharma plc)	—	—	3,002,169
Equity compensation plans not approved by shareholders:
2017 Inducement Pool Under 2014 Equity Incentive Plan (Horizon Pharma plc)	683,386	$14.11	356,636

(1)	Includes 222,875, 12,230,663, 133,544, and 551,649 ordinary shares issuable pursuant to outstanding RSUs and PSUs under our 2011 Plan, our 2014 Plan, our 2014 Non-Employee Equity Plan, and our 2017 Inducement Pool (as defined below), respectively.

(2)	The weighted-average exercise price does not include RSUs and PSUs that have no exercise price.

2005 Stock Plan.  In October 2005, Horizon Pharma, Inc. (HPI), our predecessor, adopted the 2005 Stock Plan (2005 Plan).  Upon the signing of the underwriting agreement related to HPI’s initial public offering, on July 28, 2011, no further option grants were made under the 2005 Plan.  All stock awards granted under the 2005 Plan prior to July 28, 2011 continue to be governed by the terms of the 2005 Plan.  Upon consummation of our merger transaction in September 2014 with Vidara Therapeutics International Public Limited Company (Vidara Merger), we assumed the 2005 Plan.

2011 Equity Incentive Plan.  In July 2010, HPI’s board of directors adopted the 2011 Plan.  In June 2011, HPI’s stockholders approved the 2011 Plan and it became effective upon the signing of the underwriting agreement related to HPI’s initial public offering on July 28, 2011.  Upon consummation of the Vidara Merger, we assumed the 2011 Plan, and upon the effectiveness of the 2014 Plan, no additional stock awards were or will be made under the 2011 Plan, although all outstanding stock awards granted under the 2011 Plan continue to be governed by the terms of the 2011 Plan.

2014 Equity Incentive Plan and 2014 Non-Employee Equity Plan.  On May 17, 2014, HPI’s board of directors adopted the 2014 Plan and the 2014 Non-Employee Equity Plan.  On September 18, 2014, at a special meeting of the stockholders of HPI (Special Meeting), HPI’s stockholders approved the 2014 Plan and 2014 Non-Employee Equity Plan.  Upon consummation of the Vidara Merger, we assumed the 2014 Plan and 2014 Non-Employee Equity Plan, which serve as successors to the 2011 Plan.

2014 Employee Stock Purchase Plan.  On May 17, 2014, HPI’s board of directors adopted the 2014 Employee Stock Purchase Plan.  On September 18, 2014, at the Special Meeting, HPI’s stockholders approved the 2014 Employee Stock Purchase Plan.  Upon consummation of the Vidara Merger, we assumed the 2014 Employee Stock Purchase Plan, which serves as the successor to our 2011 Employee Stock Purchase Plan.

2017 Inducement Pool.  On August 29, 2017, the Compensation Committee approved an amendment to the 2014 Plan to reserve an additional 1,200,000 ordinary shares to be used exclusively for grants of awards to individuals who were not previously employees or non-employee directors of the Company (or following a bona fide period of non-employment with the Company), as an inducement material to the individual’s entry into employment with the Company within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules (Rule 5635(c)(4)) (2017 Inducement Pool).  The 2014 Plan was amended by the Compensation Committee without shareholder approval pursuant to Rule 5635(c)(4).  On January 5, 2018 the Compensation Committee approved an additional amendment to the 2014 Plan to increase the number of reserved shares under the 2017 Inducement Pool by an additional 800,000 ordinary shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

We maintain a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants and a related person has a direct or indirect material interest.  Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy.  A “related person” is any executive officer, director or nominee to become director, a holder of more than 5% of our ordinary shares, including any immediate family members of such persons, any entity owned or controlled by such persons or the trustees of any trust of which the principal beneficiaries are any of such persons.  Any related-person transaction may only be consummated if our Audit Committee has approved or ratified the transaction in accordance with the policy guidelines set forth below.

The policy imposes an affirmative duty upon each director and executive officer to identify, and we will request that significant shareholders identify, any transaction involving them, their affiliates or family members that may be considered a related-person transaction before such person engages in the transaction.  Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of the Board) for review.  The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available.  In considering related-person transactions, our Audit Committee takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to the Company;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the terms available to or from, as the case may be, unrelated third parties; and

•	the availability of other sources for comparable services or products.

In the event a director has an interest in the proposed transaction, the director is expected to recuse himself or herself from the deliberations and approval process.

Certain Related-Person Transactions

We describe below transactions and series of similar transactions, since the beginning of fiscal year 2017, with respect to which we were a party, will be a party, or otherwise benefited, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and shareholders.  We believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Employment Agreements

We have entered into employment agreements with our NEOs; provided that following Mr. Happel’s resignation effective February 1, 2018, we no longer have an employment agreement with Mr. Happel.  Each of these agreements is described in the “Grants of Plan-Based Awards — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments Upon Termination or Change-in-Control” sections of this Proxy Statement.

Other Arrangements

Certain of our NEOs and directors have family members also employed by us.  Timothy P. Walbert has a sister employed by us who received approximately $171,000 in total compensation in 2017 and a sister-in-law employed by us who received approximately $126,000 in total compensation in 2017.  Barry J. Moze has a daughter employed by us who received approximately $197,000 in total compensation in 2017.  H. Thomas Watkins has a son employed by us who received approximately $153,000 in total compensation in 2017.

Stock Options and Stock Awards Granted to Executive Officers and Directors

We have granted stock options, RSUs and PSUs to our NEOs and directors, which are described in the “Grants of Plan Based Awards” above.

Indemnification of Officers and Directors

We have entered into indemnification agreements with our directors and executive officers.  The indemnification agreements require us, under the circumstances and to the extent provided for therein, to indemnify such persons to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by any such person as a result of such person being made a party to certain actions, suits, proceedings and other actions by reason of the fact that such person is or was a director, officer, employee, consultant, agent or fiduciary of our company or any of our subsidiaries or other affiliated enterprises.  The rights of each person who is a party to an indemnification agreement are in addition to any other rights such person may have under our Memorandum and Articles of Association, the Irish Companies Act 2014, any other agreement, a vote of the shareholders of our company, a resolution of directors of our company or otherwise.  We believe that these agreements are necessary to attract and retain qualified persons as our officers and directors.  We also maintain directors’ and officers’ liability insurance.

All of our executive officers and directors have also entered into separate indemnification agreements with HPI.

PROPOSAL 2

APPROVE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZE THE AUDIT COMMITTEE TO DETERMINE THE AUDITORS’ REMUNERATION

Our statutory auditor is PricewaterhouseCoopers (Ireland).

The Board recommends that, for the purposes of Irish law the shareholders (i) approve the appointment of PricewaterhouseCoopers LLP (United States) (PricewaterhouseCoopers) as our independent registered public accounting firm for the year ending December 31, 2018 and (ii) authorize the Audit Committee to determine the remuneration of our independent registered public accounting firm and our statutory auditor.  PricewaterhouseCoopers provided services in connection with the audit of our financial statements for the year ended December 31, 2017, assistance with our Annual Report on Form 10-K for the year ended December 31, 2017, and consultation on matters relating to accounting and financial reporting.

A representative of PricewaterhouseCoopers is expected to be present at the Annual General Meeting.  Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The (i) approval of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm and (ii) authorization of the Audit Committee to determine the remuneration of our independent registered public accounting firm and statutory auditor require that the number of votes cast in favor exceed the number of votes cast in opposition at the Annual General Meeting at which a quorum is present.  Abstentions and broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees incurred by us in 2017 and 2016, by PricewaterhouseCoopers:

	2017	2016
Audit fees(1)	$3,361,000	$3,655,000
Audit-related fees(2)	1,850,000	147,000
Tax fees(3)	13,000	77,000
All other fees(4)	7,000	6,000

Total	$5,231,000	$3,885,000

(1)	Audit fees consist of fees for professional services performed by PricewaterhouseCoopers for the audit of our annual financial statements, review of our quarterly financial statements, review of and consents for our registration statements and filings, comfort letters and related services that are normally provided in connection with statutory and regulatory filings or engagements. The decrease in audit fees from 2016 to 2017 was primarily related to audit fees incurred relating to non-recurring projects in 2016, including the acquisitions of Crealta Holdings LLC and Raptor Pharmaceutical Corp. and related financings, valuations, purchase accounting, SEC filings and pro forma financial statements.
(2)	Audit-related fees in 2017 consist of one-time project-related due diligence, audit and review services. Audit-related fees in 2016 were composed of fees related to the post-implementation testing of SAP, our new enterprise resource planning software, to support the audit.
(3)	Tax fees consist of fees for professional services performed by PricewaterhouseCoopers with respect to tax advice and assistance with examinations and elections.
(4)	License fees for PricewaterhouseCoopers’ accounting and auditing research library software.

The Audit Committee has considered whether provision of the above audit-related services is compatible with maintaining the registered public accounting firm’s independence and has determined that such services are compatible with maintaining the registered public accounting firm’s independence.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm or any other auditing or accounting firm.  The Audit Committee pre-approved all such services in 2017 and 2016.

Resolution

The text of the resolution in respect of Proposal 2 is as follows:

“RESOLVED, that (i) the appointment of PricewaterhouseCoopers LLP (United States) as our independent registered public accounting firm for the year ending December 31, 2018 be approved and (ii) the Audit Committee is authorized to determine the remuneration of our independent registered public accounting firm and our statutory auditor.”

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, and Section 14A of the Exchange Act, our shareholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

Because the vote is advisory, it is not binding on the Board or us.  The non-binding advisory vote is commonly referred to as a “say-on-pay” vote.  Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and our Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Our Compensation Committee‘s philosophy continues to be based on attracting and retaining top talent with experience in building and leading a successful biopharmaceutical company, while providing competitive compensation and benefits packages that create a direct, meaningful link between business results and compensation opportunities.  In thoughtfully doing so, we believe we can align interests of management, employees and shareholders to set priorities and focus on executing our long-term business strategy.

Shareholders are urged to read the Compensation Discussion and Analysis, beginning on page 25 of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure in this Proxy Statement that describe the compensation of our named executive officers in fiscal year 2017.

Say-on-Pay Vote

The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.  The Board is asking the shareholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Advisory approval of this proposal requires the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.  Abstentions and broker non-votes will have no effect and will not be counted towards the vote total.

Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled say-on-pay vote will be at the 2019 Annual General Meeting of Shareholders.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY SHAREHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act enable our shareholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a say-on-pay vote on the compensation of our named executive officers as disclosed in our proxy statement.  Currently, consistent with the preference expressed by the stockholders of Horizon Pharma, Inc. (HPI), the predecessor of Horizon Pharma plc, at HPI’s 2012 Annual Meeting of Stockholders, the policy of the Board is to solicit a say-on-pay vote on the compensation of the named executive officers every year.  Accordingly, we are again asking shareholders to indicate whether they would prefer an advisory vote every year, every two years or every three years.  Alternatively, shareholders may abstain from casting a vote.  After considering the benefits and consequences of each alternative, the Board recommends that the shareholders select a frequency of every year.

The Board believes that an annual advisory vote on the compensation of our named executive officers has worked well and gives shareholders the opportunity to provide direct input on our compensation philosophy, policies and practices every year.  Additionally, an annual advisory vote on the compensation of our named executive officers gives shareholders the opportunity to react promptly to emerging trends in compensation, provide feedback before those trends become pronounced over time, and gives the Board and the Compensation Committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from shareholders.  At present, an annual say-on-pay vote may represent the most effective means for some of our shareholders to express meaningful input on executive compensation.  Based on these factors, our Board has recommended that future say-on-pay votes occur each year.

The Board is asking shareholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on this proposal.  While the Board believes that its recommendation is appropriate at this time, the shareholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every year, every two years or every three years.  The option among those choices that receives the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy will be deemed to be the frequency preferred by the shareholders.

The Board and the Compensation Committee value the opinions of the shareholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority of votes cast, the Board will consider the shareholders’ concerns and evaluate any appropriate next steps.  However, because this vote is advisory and, therefore, not binding on the Board, the Board may decide that it is in the best interests of our shareholders that we hold an advisory vote on executive compensation more or less frequently than the option preferred by our shareholders.  The vote will not be construed to create or imply any change or addition to the fiduciary duties of us or the Board.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 4

PROPOSAL 5

AUTHORIZE US AND/OR ANY OF OUR SUBSIDIARIES TO MAKE MARKET PURCHASES OR OVERSEAS MARKET PURCHASES OF OUR ORDINARY SHARES

We may currently effect purchases of our ordinary shares either pursuant to the authorization to make market purchases or overseas market purchases approved by our shareholders at our 2017 Annual General Meeting or under the redemption authority in our Articles of Association.  Whether or not this proposed resolution is passed, the Company will retain its ability to effect redemptions pursuant to its Articles of Association, although subsidiaries will not be able to make purchases of ordinary shares.  Under Irish law, neither we nor any of our subsidiaries may make market purchases or overseas market purchases (each such term having the meaning set out in Section 1072 of the Irish Companies Act 2014) of our ordinary shares without shareholder approval.  Accordingly, shareholders are being asked to authorize us, or any of our subsidiaries, to make market purchases or overseas market purchases of up to approximately 10% of our issued ordinary shares as of December 31, 2017.

If adopted, this authority will expire at the close of business on November 3, 2019, unless renewed at the Annual General Meeting of Shareholders in 2019; we expect to propose renewal of this authorization at subsequent annual general meetings of shareholders.  Such purchases would be made only at price levels which the Board considers to be in the best interest of shareholders generally, after taking into account our overall financial position.

In order for us or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares, such shares must be purchased on a “recognized stock exchange.” The Nasdaq Stock Market, on which our ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law.  The general authority, if approved by our shareholders, will become effective from the date of the passing of the authorizing resolution.

Resolution

The text of the resolution in respect of Proposal 5 is as follows:

“RESOLVED, that Horizon Pharma Public Limited Company (the “Company”) and any subsidiary of the Company are hereby generally authorized to make market purchases or overseas market purchases of ordinary shares in the Company of nominal value $0.0001 each (the “Shares”) on such terms and conditions and in such manner as the Board of Directors of the Company may determine from time to time but subject to the provisions of the Companies Act 2014 and the following provisions:

(a)	the maximum number of Shares authorized to be acquired by the Company and/or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 16,000,000 Shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof) (which represents approximately 10% of the Company’s issued ordinary shares as of December 31, 2017);

(b)	the maximum price to be paid for any Share shall be an amount equal to 110% of the closing price on the Nasdaq Stock Market for the Shares on the trading day preceding the day on which the relevant Share is purchased by the Company or the relevant subsidiary of the Company, and the minimum price to be paid for any Share shall be the nominal value of such Share; and

(c)	this general authority will be effective from the date of passing of this resolution and will expire 18 months from the date of the passing of this resolution, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of the Irish Companies Act 2014. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of Shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.”

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 5

PROPOSAL 6

APPROVAL OF THE AMENDED AND RESTATED 2014 PLAN

In May 2014, the Board adopted the 2014 Plan, and our shareholders subsequently approved the 2014 Plan in September 2014.  The 2014 Plan originally became effective on September 19, 2014 and was the successor to and continuation of our 2011 Plan.

On February 21, 2018, the Compensation Committee approved amending the 2014 Plan, subject to shareholder approval of this Proposal 6.  We refer to the 2014 Plan, as amended by the Compensation Committee on February 21, 2018, as the “Amended 2014 Plan” throughout this Proxy Statement.

The Amended 2014 Plan contains the following material changes from the 2014 Plan:

•	Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the Amended 2014 Plan is increased by an additional 10,800,000 shares, over the aggregate number of shares of our common stock that may be issued under the 2014 Plan.

•	The 2014 Plan contains a “fungible share counting” structure, whereby the number of shares of our common stock available for issuance under the 2014 Plan will be reduced by (i) one share for each share issued pursuant to a stock option or stock appreciation right with an exercise price that is at least 100% of the fair market value of our common stock on the date of grant (an “Appreciation Award”) granted under the 2014 Plan and (ii) 1.29 shares for each share issued pursuant to a stock award that is not an Appreciation Award (a “Full Value Award”) granted under the 2014 Plan. The Amended 2014 Plan retains such fungible share counting structure, except that the number of shares of our common stock available for issuance under the Amended 2014 Plan will be reduced by 1.40 shares for each share issued pursuant to a RSU or PSU award granted to a member of our executive leadership team on January 5, 2018 as described below (a “Contingent Award”) or granted under the Amended 2014 Plan on or after May 3, 2018. As part of such fungible share counting structure, the number of shares of our common stock available for issuance under the Amended 2014 Plan will be increased by (i) one share for each share that becomes available again for issuance under the terms of the Amended 2014 Plan subject to an Appreciation Award and (ii) 1.40 shares for each share that becomes available again for issuance under the terms of the Amended 2014 Plan subject to a Full Value Award that reverts to the Amended 2014 Plan on or after May 3, 2018.

•	The Amended 2014 Plan contains a minimum vesting requirement for stock awards, such that no award granted on or after May 3, 2018 may vest until at least 12 months following the date of grant of such award, except that up to 5% of the share reserve of the Amended 2014 Plan may be subject to awards granted on or after May 3, 2018 that do not meet such vesting requirements.

•	The Amended 2014 Plan provides that (i) no dividends or dividend equivalents may be paid with respect to any shares of our ordinary shares subject to an award before the date such shares have vested, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of the applicable award agreement (including any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to us on the date such shares are forfeited to or repurchased by us due to a failure to vest.

•	The 2014 Plan provides that ordinary shares tendered to or withheld by the Company as consideration for of the exercise price of stock options or stock appreciation rights, to cover tax withholding obligations upon exercise of stock options or stock appreciation rights, or to cover tax withholding obligations related to any other stock awards will not be returned to the share reserve. The Amended 2014 Plan retains such provisions and also provides that any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of a stock award granted under the Amended 2014 Plan or any of our predecessor equity plans are not eligible to be issued under the Amended 2014 Plan.

Each Contingent Award is subject to the additional restrictions of the Amended 2014 Plan.  If our shareholders do not approve this Proposal 6, the 2014 Plan will continue to be effective in accordance with its current terms following the Annual General Meeting and the Contingent Awards will not be eligible to vest.

2014 Plan Share Reserve Information

Total Shares Available as of Record Date (March 23, 2018)*	1,248,148
Additional Share Request Under Proposal 6	10,800,000
Less Contingent Awards (Outstanding on Record Date)**	(6,153,204)
Shares Remaining Available After Annual General Meeting (Intended to cover employee equity grants for up to two years following the Annual General Meeting)	5,894,944
*	Excludes 499,913 shares available under Non-Employee Equity Plan as of March 23, 2018. Calculation does not factor in grant of the Contingent Awards.
**	Each share issued pursuant to a Contingent Award will reduce the share reserve by 1.40 shares.

Reasons to Approve the Amended 2014 Plan

Ability to Continue to Grant Equity Awards.  In 2016, we sought and received shareholder approval for an increase in the number of shares authorized for issuance under the 2014 Plan with the intent that such share reserve increase would last over the next three years, absent any material change in our business.  With our rapid growth over the last several years, including very strong net sales and adjusted EBITDA growth, we have added approximately 622 new employees to our workforce since April 7, 2016, including the addition of seven new members to our executive committee and several other management-level employees who were granted employment inducement awards, which additional equity grants we did not originally anticipate at the time our proxy was filed in 2016.  As a result of the additional equity grants that we made in order to attract, retain and incentivize these employees, we do not believe we currently have enough shares remaining available for issuance our 2014 Plan to continue to be able to continue to grant equity awards to employees of the Company and its subsidiaries at levels reasonably necessary to attract, retain and motivate talent and facilitate Horizon’s continued growth.  The Amended 2014 Plan will also allow to continue to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of employees of the Company and its subsidiaries, and to provide long-term incentives that align the interests of employees with the interests of Horizon Pharma shareholders.  In addition to the RSUs and PSUs described above in “Compensation Discussion and Analysis — Long-Term Incentive Compensation — 2018 Equity Incentives — Share Unit Awards,” the remaining shares requested in this proposal are intended to be granted in the form of new hire, annual refresher, and promotion grants.  While the share request was developed with the intent that the shares under the Amended 2014 Plan will cover our share needs for up to two years, actual share usage may vary from projections as the Company continues on its high-growth trajectory.

Implementation of our 2018 Long-Term Incentive Program.  Intended to further align management’s interests with our shareholders, on January 5, 2018 the Compensation Committee approved RSU Awards and PSU Awards for members of our executive leadership team.  Shareholder approval of this Proposal 6 is a condition for vesting of the RSU Awards and PSU Awards.  Vesting of the RSU Awards is also generally subject to continued services over a three-year vesting period.  If this Proposal 6 is approved by the shareholders, 30% of the PSU Awards that may vest, the Relative TSR PSUs, will be determined by reference to the level of our relative total shareholder return over the three-year period ending December 31, 2020, as measured against the total shareholder return of each company included in the Nasdaq Biotechnology Index (NBI) during such three-year period or through the date of any earlier change-in-control.  Generally, in order to earn any portion of the Relative TSR PSU, the recipient must also remain in our continuous service through the earlier of January 1, 2021 or the date immediately prior to a change-in-control.  If this Proposal 6 is approved by the shareholders, 70% of the PSU Awards that may vest, the Net Sales PSUs, will be determined by reference to our net sales for our three business units during 2018, weighted with the rheumatology and orphan business units comprising the majority of the target award.  If, and to the extent earned, the Net Sales PSU portion will vest in three equal annual installments on each anniversary of January 5, 2018, subject to the recipient’s continued service with us through the applicable vesting dates.  For further information regarding the terms of the RSU Awards and PSU Awards and applicable vesting criteria, please see “Compensation Discussion and Analysis — Long-Term Incentive Compensation — 2018 Equity Incentives —Share Unit Awards.”

Determination of Number of Shares to Add to the Amended 2014 Plan

In its determination to approve the Amended 2014 Plan, our Compensation Committee reviewed an analysis prepared by Radford, its compensation consultant, which included an analysis of our historic and estimated prospective share usage needs, certain burn rate metrics and the potential costs of the Amended 2014 Plan.  Specifically, our Compensation Committee considered:

•	Market Competitiveness. The Amended 2014 Plan plays an important role in our effort to align the interests of participants and stockholders. Moreover, in our industry, equity compensation awards are an important tool in recruiting, retaining and motivating highly skilled and critical employee talent, upon whose efforts our success is dependent.

•	Estimated Equity Usage and Share Pool Duration. Our Compensation Committee considered our historic burn rate levels and the impact of the decision to move towards regular annual equity compensation grants for 2018 and beyond in determining how long the amended share authorization could potentially last. We expect the share authorization under the Amended 2014 Plan to provide us with enough shares for awards for up to two years, with such timing dependent on a variety of factors, including the price of our shares and hiring activity during the next few years, forfeitures of outstanding awards under the current 2014 Plan, and noting that future circumstances may require us to change our current equity grant practices. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the current 2014 Plan could last for a shorter or longer time.

•	External Factors. Radford’s analysis, which is based on generally accepted evaluation methodologies, concluded that the number of shares under the Amended 2014 Plan is well within generally accepted standards as measured by an analysis of its cost relative to industry standards.

Historic Use of Equity and Outstanding Awards

Burn Rate

The following table provides detailed information regarding the activity related to our equity incentive plans and weighted average ordinary shares outstanding for the fiscal year ended December 31, 2017.

Fiscal Year 2017
Stock Options Granted	2,077,215
Restricted Stock Units Granted	3,732,035
Performance Stock Unit Awards Earned	25,000
Restricted Stock Units Canceled/Forfeited	593,136
Performance Stock Unit Awards Canceled/Forfeited	238,336
Weighted-Average Ordinary Shares Outstanding	163,122,663
Annual Equity Burn Rate for 2017(1)	3.58%

(1)	Annual equity burn rate is calculated by dividing the number of shares subject to time based equity awards granted during the fiscal year and performance stock units earned by the weighted-average number of shares outstanding during the period.

Overhang

The following table provides certain additional information regarding our equity incentive plans.   As of March 23, 2018, the Record Date, there were 164,975,527 ordinary shares of Horizon Pharma outstanding.  The closing price of Horizon Pharma’s ordinary shares as reported on The Nasdaq Global Select Market as of March 23, 2018 was $13.86 per share. The following table does not reflect the grant of the Contingent Awards.

As of March 23, 2018 (Record Date)
Total Shares Subject to Outstanding Stock Options	14,182,755
Total Shares Subject to Outstanding Full Value Awards (RSUs and PSUs)*	10,557,418
Weighted-Average Exercise Price of Outstanding Stock Options	$18.16
Weighted-Average Remaining Term of Outstanding Stock Options (in years)	6.78
Total Shares Available for Grant**	2,537,512
Simple Dilution(2)	16.53%

(2)	Simple dilution is calculated by dividing the number of shares subject to outstanding awards and the total number of shares remaining available for grant by the total number of common shares outstanding.

*	Number of award shares outstanding reflects the 2014 Plan’s fungible share counting ratio where one full value share depletes the share reserve by 1.29 shares.
**	Includes 499,913 shares available for grant under our 2014 Non-Employee Plan and 789,451 shares available under the 2014 Plan’s inducement award pool as of March 23, 2018.

If the adoption of the amendment to increase the number of shares reserved for issuance under the Amended 2014 Plan is approved, the issuance of the shares to be reserved under the Amended 2014 Plan would dilute existing stockholders by an additional 6.55% on simple dilution basis, based on the number of shares of our common stock outstanding as of the record date. The reported dilution levels provided herein will likely be offset by the expected forfeiture of 3,927,440 shares underlying the 2015 PSUs which will occur on June 22, 2018, the final measurement date, unless our implied 20-day VWAP on June 22, 2018 is at least $33.86. Pursuant to the terms of these outstanding 2015 PSUs, the forfeited shares will not return to the share pool for regrant following such forfeiture, therefore reducing simple dilution by approximately 2.4%.

Note Regarding Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total ordinary shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates.

The inclusion of the information set forth above should not be regarded as an indication or prediction of actual future outcomes, and the statements should not be relied upon as such.  Neither Horizon Pharma nor any other person makes any representation to any of our shareholders regarding actual outcomes compared to the information contained in the forward-looking statements set forth above.  Although presented with some numerical specificity, these statements are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time this filing was prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management.  The forecasts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21A of the Exchange Act.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of option exercise activity, and other factors described in this Proxy Statement.

The Amended 2014 Plan Combines Compensation and Governance Best Practices

In addition to the material changes to the 2014 Plan terms summarized above, the Amended 2014 Plan includes other provisions that are designed to protect the Company’s shareholders’ interests and to reflect corporate governance best practices including:

Repricing is not allowed without shareholder approval.  The Amended 2014 Plan prohibits the repricing of outstanding equity awards and the cancelation of any outstanding equity awards that have an exercise price or strike price greater than the current fair market value of the Company’s ordinary shares in exchange for cash or other stock awards under the Amended 2014 Plan without prior shareholder approval.

Shareholder approval is required for additional shares.  The Amended 2014 Plan does not contain an annual “evergreen” provision.  The Amended 2014 Plan authorizes a fixed number of shares, so that shareholder approval is required to issue any additional shares, allowing our shareholders to have direct input on our equity compensation programs.

No liberal change-in-control provisions.  The definition of change-in-control in the Amended 2014 Plan requires the consummation of an actual transaction so that no vesting acceleration benefits may occur without an actual change-in-control transaction occurring.

No discounted stock options or stock appreciation rights.  All stock options and stock appreciation rights granted pursuant to the Amended 2014 Plan must have an exercise price equal to or greater than the fair market value of the Company’s ordinary shares on the date the stock option or stock appreciation right is granted.

Holding period requirements.  Any shares issued to our executive officers for grants made under the Amended 2014 Plan and for other grants made to our executive officers on or after January 5, 2018 are subject to holding period requirements, which requires that the shares must be held for at least one year before they may be sold or transferred.

Incentive compensation recoupment policy.  Any awards granted to our executive officers under the Amended 2014 Plan and any other grants to our executive officers made on or after January 5, 2018 are subject to our incentive compensation recoupment policy, which provides for potential recoupment of such awards in connection with certain material financial restatements.

Description of the Amended 2014 Plan

The material features of the Amended 2014 Plan are outlined below.  The following summary describes the material features of the Amended 2014 Plan as it would be in effect upon approval of this Proposal 6.  This summary is qualified in its entirety by reference to the complete text of the Amended 2014 Plan, which also reflects the changes described in the preceding sentence.  Shareholders are urged to read the actual text of the Amended 2014 Plan, which is appended to this Proxy Statement as Annex A and may be accessed from the SEC’s website at www.sec.gov.

Types of Awards

The Amended 2014 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, RSUs, inducement awards and other forms of stock awards, or collectively, stock awards.  The Amended 2014 Plan also provides the ability to grant performance stock awards and performance cash awards, or together, performance awards.

Incentive stock options granted under the Amended 2014 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the IRC.  Nonstatutory stock options granted under the Amended 2014 Plan are not intended to qualify as incentive stock options under the IRC.  See “U.S. Federal Income Tax Information” for a discussion of the tax treatment of stock awards.

Purpose

The Compensation Committee adopted the Amended 2014 Plan to provide a means to secure and retain the services of the employees employed by us to provide incentives for such persons to exert maximum efforts for the success of the Company and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in the value of our ordinary shares through the granting of stock awards pursuant to the Amended 2014 Plan.  The Amended 2014 Plan is the successor plan to the 2011 Plan, which in turn was the successor plan to the HPI 2005 Stock Plan, which is referred to in this Proxy Statement as the “2005 Plan.” For purposes of this Proposal 6 the 2011 Plan and the 2005 Plan are together “Prior Plans.”

Shares Available for Awards under the Amended 2014 Plan

The total number of Horizon Pharma ordinary shares reserved for issuance under the Amended 2014 Plan will not exceed 54,852,130 shares, which is the sum of (i) 22,052,130 ordinary shares, which is the total reserve that was approved in connection with the adoption of the 2014 Plan, including, but not limited to, the shares remaining available for issuance under the Prior Plans and the Returning Shares (ii) 14,000,000 additional shares that were approved in connection with the amendment of the 2014 Plan at the 2015 Annual General Meeting, (iii) 6,000,000 additional shares that were approved in connection with the amendment of the 2014 Plan at the 2016 Annual General Meeting, (iv) 2,000,000 shares that may be granted as “inducement awards” in compliance with Nasdaq Listing Rule 5635(c)(4), under which awards may be granted, without prior stockholder approval, in order to induce new employees to join the Company and (v) 10,800,000 new shares.  The “Returning Shares” are shares subject to awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement or are forfeited, redeemed or repurchased because of the failure to meet a contingency or condition required to vest such shares.

The number of ordinary shares available for issuance under the Amended 2014 Plan will be reduced by (1) one share for each ordinary share issued pursuant to an option grant or stock appreciation right with a strike price of at least 100% of the fair market value of the underlying ordinary shares on the date of grant, and (2) 1.40 shares for each ordinary share issued pursuant to restricted stock awards, performance stock awards or other stock awards granted under the Amended 2014 Plan or issued pursuant to a Contingent Award.

To the extent there is an ordinary share issued pursuant to a stock award (whether granted under the Amended 2014 Plan, 2014 Plan, or Prior Plan), other than a stock option or stock appreciation right with a strike price of at least 100% of the fair market value of the underlying ordinary shares on the date of grant, and such ordinary share is forfeited redeemed or repurchased because of the failure to meet a contingency or condition required to vest such shares so that it becomes available for issuance, then the number of ordinary shares available for issuance under the Amended 2014 Plan will increase by 1.40 shares.

Any shares subject to a stock award that are not delivered to a participant because the stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”) and any shares tendered as payment for the exercise or purchase price of a stock award will not again become available for issuance under the Amended 2014 Plan. Additionally, any shares withheld by us pursuant to our withholding obligations in connection with a stock option, stock appreciation right or other stock award will not again become available for issuance under the Amended 2014 Plan. Any shares repurchased by us on the open market with the proceeds of the exercise or purchase price of a stock award granted under the Amended 2014 Plan, 2014 Plan or a Prior Plan will not become available for issuance under the Amended 2014 Plan.

However, if a stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued in full or is settled in cash, such expiration, termination or settlement will generally not reduce (or otherwise offset) the number of ordinary shares that may be available for issuance under the Amended 2014 Plan; provided, however, that any of the remaining 2015 PSUs outstanding at the expiration of the three-year PSU performance period in 2018 but are not earned due to our failure to attain the requisite performance criteria will be cancelled at such time and the related ordinary shares will not be added back in the pool of shares available for grant under the Amended 2014 Plan.  If any ordinary shares issued pursuant to a stock award are forfeited back to, redeemed or repurchased by us because of the failure to meet a contingency or condition required to vest such shares, then the shares that are forfeited, redeemed or repurchased will revert to and again become available for issuance under the Amended 2014 Plan.

Individual Award Limits

Under the Amended 2014 Plan, a maximum of 3,000,000 Horizon Pharma ordinary shares may be granted to any one participant during any one calendar year pursuant to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise price or strike price of at least 100% of the fair market value of the underlying Horizon Pharma ordinary shares on the date of grant. In addition, the maximum amount covered by performance awards that may be granted to any one participant in any one calendar year (whether the grant, vesting or exercise is contingent upon the attainment during a performance period of the performance goals described below) is 3,000,000 Horizon Pharma ordinary shares in the case of performance stock awards and $3,000,000 in the case of performance cash awards.

Certain provisions in the Amended 2014 Plan continue to refer to the “performance-based compensation” exception under Section 162(m) of the Code. Although this exception was recently repealed with respect to taxable years beginning after December 31, 2017, certain awards made pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect on or after that date may remain eligible for this exception, and the provisions in the Amended 2014 Plan that refer to “performance-based compensation” may continue to be applicable to such awards, to the extent that such awards are intended to qualify for this exception. As of the date the Board approved the Amended 2014 Plan, the U.S. Department of the Treasury and the Internal Revenue Service had not issued guidance or regulations on the requirements for or application of the transition relief to such awards. The provisions in the Amended 2014 Plan which refer to the “performance-based compensation” exception under Section 162(m) of the Code were not removed from the Amended 2014 Plan so as not to jeopardize the ability of such awards to potentially qualify for the transition relief before applicable guidance and regulations are issued. Those provisions are only intended to apply to such awards that may qualify for the transition relief and, therefore, are not applicable to any other awards granted under the Amended 2014 Plan. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the “performance-based compensation” exception from the deduction limit, we do not know the extent to which awards granted under the Amended 2014 Plan will be eligible for the transition relief, if at all.

Administration

Our Board has authority to administer the Amended 2014 Plan.  Subject to the provisions of the Amended 2014 Plan, our Board has the authority to construe and interpret the Amended 2014 Plan, to determine the persons to whom and the dates on which awards will be granted, the number of ordinary shares to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the fair market value applicable to a stock award, the exercise price of stock options and stock appreciation rights, the type of consideration permitted to exercise or purchase each stock award, and other terms and conditions.

Our Board has the authority to delegate some or all of the administration of the Amended 2014 Plan to a committee or committees.  In the discretion of our Board, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act or solely of two or more “outside directors” within the meaning of Section 162(m) of the IRC.  For this purpose, a “non-employee director” generally is a director who does not receive remuneration from us other than compensation for service as a director (except for amounts not in excess of specified limits applicable pursuant to Rule 16b-3 under the Exchange Act).  An “outside director” generally is a director who is neither a current or former officer nor a current employee of the Company, does not receive any remuneration from the Company other than compensation for service as a director, and is not employed by and does not have ownership interests in an entity that receives remuneration from the Company (except within specified limits applicable under regulations issued pursuant to Section 162(m) of the IRC).  If administration is delegated to a committee, the committee has the authority to delegate certain administrative powers to a subcommittee.  As used herein in this Proposal 6 with respect to the Amended 2014 Plan, the “2014 Plan Administrator” refers to any committee our Board appoints or, if applicable, any subcommittee, as well as to our Board.

Repricing; Cancellation and Re-Grant of Stock Awards

Subject to the approval of this Proposal 6, under the Amended 2014 Plan, the 2014 Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise, purchase, or strike price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise price greater than the current fair market value of Horizon Pharma ordinary shares in exchange for cash or other stock awards without obtaining the approval of our shareholders within 12 months prior to the repricing or cancellation and re-grant event.

Eligibility

All of the employees (including executive officers) of the Company will be eligible to participate in the Amended 2014 Plan and may receive all types of stock awards and performance awards (including performance cash awards) under the Amended 2014 Plan, with the exception of inducement awards, which may only be granted to individuals as an inducement to commencement of employment.  As of March 1, 2018, there were approximately 1,020 employees (including executive officers) of Horizon Pharma who would be eligible to receive grants under the Amended 2014 Plan.  Non-employee directors and consultants of the Company are not eligible to participate in the Amended 2014 Plan.

Terms of Stock Options

Stock options may be granted under the Amended 2014 Plan pursuant to stock option agreements adopted by the 2014 Plan Administrator.  The Amended 2014 Plan permits the grant of stock options that qualify as incentive stock options and nonstatutory stock options.  The following is a description of the permissible terms of stock options under the Amended 2014 Plan.  Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price.  The exercise price of nonstatutory stock options may not be less than 100% of the fair market value of the ordinary shares subject to the stock option on the date of grant unless certain conditions apply; provided that in all cases the exercise price is not less than the nominal value of an ordinary share of the Company.  The exercise price of incentive stock options may not be less than 100% of the fair market value of the ordinary shares subject to the stock option on the date of grant and, in some cases (see “Limitations on Incentive Stock Options” below), may not be less than 110% of such fair market value.

Consideration.  Acceptable forms of consideration for the purchase of Horizon Pharma ordinary shares pursuant to the exercise of a stock option under the Amended 2014 Plan will be determined by the 2014 Plan Administrator and may include any combination of the following, provided, however, that where ordinary shares are issued pursuant to the exercise of an option, the nominal value of each newly issued ordinary share is fully paid up:  (1) cash, check, bank draft or money order made payable to Horizon Pharma, (2) payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, (3) for nonstatutory stock options only a “net exercise” arrangement, provided, however, that irrespective of whether a “net exercise” arrangement is used, the nominal value of each newly issued ordinary share will be fully paid up in cash, (4) deduction from salary due and payable to an employee by Horizon Pharma plc or a subsidiary, or (5) other legal consideration approved by the 2014 Plan Administrator and permissible under applicable law.

Vesting.  Stock options granted under the Amended 2014 Plan may become exercisable in cumulative increments, or “vest,” as determined by the 2014 Plan Administrator at the rate specified in the stock option agreement.  Shares covered by different stock options granted under the Amended 2014 Plan may be subject to different vesting schedules as the 2014 Plan Administrator may determine, in all cases subject to the Amended 2014 Plan’s minimum vesting requirements.  The 2014 Plan Administrator also has flexibility to provide for accelerated vesting of stock options in certain events.

Term.  The term of stock options granted under the Amended 2014 Plan may not exceed ten years and, in some cases (see “Limitations on Incentive Stock Options” below), may not exceed five years.

Termination of Service.  Except as explicitly provided otherwise in an optionholder’s stock option agreement, stock options granted under the Amended 2014 Plan generally terminate three months after termination of the optionholder’s service unless (1) termination is due to the optionholder’s disability, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the termination of service) at any time within 12 months following termination; (2) the optionholder dies before the optionholder’s service has terminated, or within the period (if any) specified in the stock option agreement after termination of service for a reason other than death, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the optionholder’s death) within 18 months following the optionholder’s death by the person or persons to whom the rights to such stock option have passed; (3) the optionholder is terminated for cause in which case the stock option will cease to be exercisable immediately upon the optionholder’s termination, or (4) the stock option by its terms specifically provides otherwise.  A stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws or if the sale of stock received upon exercise of a stock option would violate our insider trading policy.  In no event may a stock option be exercised after its original expiration date.

For purposes of the Amended 2014 Plan, “cause” generally means (i) a participant’s repeated failure to perform one or more essential duties and responsibilities to the Company; (ii) a participant’s failure to follow the lawful directives of manager(s); (iii) a participant’s material violation of any Horizon Pharma policy; (iv) a participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct or gross misconduct; (v) a participant’s unauthorized use or disclosure of any proprietary information, confidential information or trade secrets of the Company or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (vi) a participant’s willful breach of any of obligations under any written agreement or covenant with us or violation of any statutory duty owed to us.  The determination that a termination of the participant’s continuous service is either for “cause” or without “cause” will be made by Horizon Pharma, in our sole discretion.

Restrictions on Transfer.  Generally, a participant may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations, official marital settlement agreement or other divorce or separation instrument permitted under applicable law.  During the lifetime of the participant, only the participant may exercise an incentive stock option.  However, the 2014 Plan Administrator may grant nonstatutory stock options that are transferable in certain limited instances.  Options may not be transferred to a third party financial institution for value. The 2014 Plan Administrator may also allow a participant to designate a beneficiary who may exercise an option following the participant’s death.

Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of shares of Horizon Pharma ordinary shares with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000.  The stock options or portions of stock options that exceed this limit are treated as nonstatutory stock options.  No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the exercise price of the incentive stock option must be at least 110% of the fair market value of the stock subject to the incentive stock option on the date of grant; and

•	the term of the incentive stock option must not exceed five years from the date of grant.

The aggregate maximum number of ordinary shares that may be issued pursuant to the exercise of incentive stock options granted under the Amended 2014 Plan is the number of shares subject to the Amended 2014 Plan share reserve.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the Amended 2014 Plan pursuant to stock appreciation right agreements approved by the 2014 Plan Administrator.

Exercise.  Each stock appreciation right is denominated in ordinary share equivalents.  Upon exercise of a stock appreciation right, we will pay the participant an amount equal to the excess of (a) the aggregate fair market value on the date of exercise of a number of ordinary share equivalents with respect to which the participant is exercising the stock appreciation right, over (b) the strike price determined by the 2014 Plan Administrator on the date of grant.  The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, Horizon Pharma ordinary shares, a combination of cash and ordinary shares, or any other form of consideration determined by the 2014 Plan Administrator, provided, however, that where ordinary shares are issued pursuant to a stock appreciation right, the nominal value of each newly issued ordinary share is fully paid up.

Strike Price.  The strike price of each stock appreciation right will be determined by the 2014 Plan Administrator but will in no event be less than 100% of the fair market value of Horizon Pharma ordinary shares on the date of grant.

Vesting.  Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by the 2014 Plan Administrator in all cases subject to the Amended 2014 Plan’s minimum vesting requirements.

Term.  The term of stock appreciation rights granted under the Amended 2014 Plan may not exceed ten years.

Termination of Service and Restrictions on Transferability.  Stock appreciation rights will be subject to the same conditions upon termination of a participant’s service and restrictions on transfer as stock options under the Amended 2014 Plan.

Terms of Restricted Stock Awards

Restricted stock awards may be granted under the Amended 2014 Plan pursuant to restricted stock award agreements adopted by the 2014 Plan Administrator.

Consideration.  Payment of any purchase price may be made in any legal form acceptable to the 2014 Plan Administrator, provided, however, that where ordinary shares are issued pursuant to a restricted stock award, the nominal value of each newly issued ordinary share is fully paid up.

Vesting.  Horizon Pharma ordinary shares acquired under a restricted stock award may be subject to forfeiture to Horizon Pharma in accordance with a vesting schedule to be determined by the 2014 Plan Administrator in all cases subject to the Amended 2014 Plan’s minimum vesting requirements.

Termination of Service.  Generally, restricted stock awards that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Restrictions on Transfer.  Generally, a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Terms of Restricted Stock Unit Awards

RSUs may be granted under the Amended 2014 Plan pursuant to RSU agreements adopted by the 2014 Plan Administrator.

Consideration.  Payment of any purchase price may be made in any legal form acceptable to the 2014 Plan Administrator, provided, however, that where ordinary shares are issued pursuant to a RSU, the nominal value of each newly issued ordinary share is fully paid up.

Settlement of Awards.  We will settle a payment due to a recipient of a RSU by delivery of our ordinary shares, by cash, by a combination of cash and stock, or in any other form of consideration determined by the 2014 Plan Administrator and set forth in the RSU agreement.

Vesting.  Horizon Pharma ordinary shares acquired under a RSU may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the 2014 Plan Administrator in all cases subject to the Amended 2014 Plan’s minimum vesting requirements.

Termination of Service.  Generally, RSUs that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Restrictions on Transfer.  Generally, RSUs may be transferred only upon such terms and conditions as are set forth in the RSU agreement.

Terms of Performance Awards

General.  The Amended 2014 Plan is designed to allow us to grant cash and stock-based performance awards.

Performance Goals.  Performance awards may be granted, vest or be exercised based upon the attainment during a specified period of time of specified performance goals.  The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the 2014 Plan Administrator.

Performance goals under the Amended 2014 Plan will be based on any one or more of, or a combination of the following performance criteria:  (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization; (4) total shareholder return; (5) return on equity or average shareholder’s equity; (6) return on assets, investment, or capital employed; (7) stock price; (8) margin (including gross margin); (9) income (before or after taxes); (10) operating income; (11) operating income after taxes; (12) pre-tax profit; (13) operating cash flow; (14) sales or revenue targets; (15) increases in revenue or product revenue; (16) expenses and cost reduction goals; (17) improvement in or attainment of working capital levels; (18) economic value added (or an equivalent metric); (19) market share; (20) cash flow; (21) cash flow per share; (22) share price performance; (23) debt reduction; (24) implementation or completion of projects or processes; (25) customer satisfaction; (26) shareholders’ equity; (27) capital expenditures; (28) debt levels; (29) operating profit or net operating profit; (30) workforce diversity; (31) growth of net income or operating income; (32) billings; and (33) other measures of performance selected by our 2014 Plan Administrator.

Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.  In establishing a performance goal, the 2014 Plan Administrator may provide that performance will be appropriately adjusted as follows:  (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated performance goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; and (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles.  In addition, our 2014 Plan Administrator retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Terms of Other Stock Awards

General.  The 2014 Plan Administrator may grant other stock awards based in whole or in part by reference to the value of Horizon Pharma ordinary shares.  Subject to the provisions of the Amended 2014 Plan, the 2014 Plan Administrator has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of shares of Horizon Pharma ordinary shares (or cash equivalents) to be subject to each award, and other terms and conditions of such awards, provided, however, that where ordinary shares are issued pursuant to other stock awards, the nominal value of each newly issued ordinary share is fully paid up.  Such awards may be granted either alone or in addition to other stock awards granted under the Amended 2014 Plan.

Vesting.  Other stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the 2014 Plan Administrator in all cases subject to the Amended 2014 Plan’s minimum vesting requirements.

Changes to Capital Structure

In the event of certain changes to the outstanding Horizon Pharma ordinary shares without our receipt of consideration (whether through a stock split or other specified change in our capital structure), the 2014 Plan Administrator will appropriately adjust:  (1) the class(es) and maximum number of securities subject to the Amended 2014 Plan; (2) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options; (3) the class(es) and maximum number of securities that may be awarded to any person pursuant to the annual award limits; and (4) the class(es) and number of securities and the price per share of ordinary shares subject to outstanding stock awards.

Corporate Transactions

In the event of a corporate transaction (as defined in the Amended 2014 Plan and described below), transactions, outstanding stock awards shall be assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation.  If any surviving or acquiring corporation fails to assume, continue or substitute such stock awards, the vesting of stock awards held by participants whose continuous service has not terminated will be accelerated in full to a date prior to the corporate transaction as determined by our Board.  All stock awards not assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation will terminate upon the corporate transaction.  In addition, our Board may also provide, in its sole discretion, that the holder of a stock award that will terminate upon the occurrence of a corporate transaction will receive a payment, if any, equal to the excess of (1) the value of the property the participant would have received upon exercise of the stock award over (2) the exercise price otherwise payable in connection with the stock award.

For purposes of the Amended 2014 Plan, a “corporate transaction” will be deemed to occur in the event of the consummation of (1) a sale or other disposition of all or substantially all of our consolidated assets, (2) a sale or other disposition of at least 90% of our outstanding securities, (3) a merger, consolidation or similar transaction following which Horizon Pharma is not the surviving corporation, or (4) a merger, consolidation or similar transaction following which Horizon Pharma is the surviving corporation but the ordinary shares of Horizon Pharma outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change-in-Control

Under the Amended 2014 Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change-in-control (as defined in the Amended 2014 Plan and described below) as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur.

For purposes of the Amended 2014 Plan, a “change-in-control” generally means (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which the Company shareholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our consolidated assets; (iv) the complete dissolution or liquidation of Horizon Pharma; or (v) when a majority of our Board becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of our Board members or their approved successors.  For the avoidance of doubt, any one or more of the above events may be effected pursuant to a compromise or arrangement sanctioned by the Irish courts or a scheme, contract or offer which has become binding on all shareholders under applicable Irish laws, or by means of a takeover bid pursuant to the laws of the

European Union, as implemented into Irish law.  In addition, the term “change-in-control” will not include a sale of assets, merger, or other transaction effected exclusively for the purpose of changing the domicile of the Company.  The definition of “change-in-control” in an agreement between the participant and us may control with respect to awards subject to the agreement.

Plan Duration, Termination and Amendment

Our Board will have the authority to amend or terminate the Amended 2014 Plan at any time, subject to any required shareholder approval.  However, except as otherwise provided in the Amended 2014 Plan, no amendment or termination of the Amended 2014 Plan may impair any rights under awards already granted to a participant unless agreed to by the affected participant.  We will obtain shareholder approval of any amendment to the Amended 2014 Plan as required by applicable law and listing requirements.  Unless terminated sooner by our Board, the Amended 2014 Plan will automatically terminate on the day before the tenth (10th) anniversary of the earlier of (1) the date the Amended 2014 Plan is adopted by our Board, or (2) the date the Amended 2014 Plan is approved by our shareholders.  No Awards may be granted under the Amended 2014 Plan while the Amended 2014 Plan is suspended or after it is terminated.

U.S. Federal Income Tax Information

The information set forth below is a summary only and does not purport to be complete.  The information is based upon current federal income tax rules and therefore is subject to change when those rules change.  Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award.  The Amended 2014 Plan is not qualified under the provisions of Section 401(a) of the IRC and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.  Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the IRC and the satisfaction of our tax reporting obligations.

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain performance-based compensation arrangements already in place as of November 2, 2017.  Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the “performance-based compensation” exception from the deduction limit, no assurance can be given that any awards that were previously granted under the 2014 Plan, or that may be granted under the Amended 2014 Plan, that may be or have been intended to satisfy the requirements for the “performance-based compensation” exception under Section 162(m) of the Code will, in fact, be exempt.  Further, the Compensation Committee reserves the right to modify 2014 Plan awards that were initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of a nonstatutory stock option if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date.  On exercise, an optionholder will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price.  If the optionholder is employed by us, that income will be subject to withholding taxes.  The optionholder’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the optionholder’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionholder.

Incentive Stock Options

The Amended 2014 Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the IRC.  Under the IRC, an optionholder generally is not subject to ordinary income tax upon the grant or exercise of an incentive stock option.  If the optionholder holds a share received on exercise of an incentive stock option for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionholder disposes of a share acquired on exercise of an incentive stock option before the end of the required holding period, which is referred to as a disqualifying disposition, the optionholder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price.  However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the optionholder will not exceed the gain, if any, realized on the sale.  If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an incentive stock option exceeds the exercise price of that stock option generally will be an adjustment included in the optionholder’s alternative minimum taxable income for the year in which the stock option is exercised.  If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share.  In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an incentive stock option is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the required holding period.  If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionholder, subject to Section 162(m) of the IRC and provided that amount constitutes an ordinary and necessary business expense for Horizon Pharma and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock.  If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock.  A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, Horizon Pharma will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Restricted Stock Unit Awards

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the IRC or an exception to Section 409A of the IRC will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of Horizon Pharma ordinary shares received over any amount paid by the recipient in exchange for Horizon Pharma ordinary shares.  To conform to the requirements of Section 409A of the IRC, Horizon Pharma ordinary shares subject to a RSU may generally only be delivered upon one of the following events:  a fixed calendar date (or dates), separation from service, death, disability or a change-in-control.  If delivery occurs on another date, unless the RSUs otherwise comply with or qualify for an exception to the requirements of Section 409A of the IRC, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from RSUs will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the IRC and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the Amended 2014 Plan stock appreciation rights separate from any other award or in tandem with other awards under the Amended 2014 Plan.

Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise.  Subject to the requirement of reasonableness, the provisions of Section 162(m) of the IRC, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

New Plan Benefits

Awards under the Amended 2014 Plan are discretionary and are not subject to set benefits or amounts.  Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers or other employees of the Company under the Amended 2014 Plan.  On January 5, 2018, the following RSU and PSU awards, as further described above in “Compensation Discussion and Analysis — Long-Term Incentive Compensation — 2018 Equity Incentives — Share Unit Awards, were granted to members of our executive leadership team and which are eligible to vest on the basis of the 10,800,000 share increase that is part of the Amended 2014 Plan.

Name	RSUs	PSUs*
Named executive officers:
Timothy P. Walbert	458,899	917,796
Chairman and Chief Executive Officer
Paul W. Hoelscher	197,087	394,173
Executive Vice President, Chief Financial Officer
Irina P. Konstantinovsky	51,779	103,556
Executive Vice President, Chief Human Resources Officer
David A. Happel**	20,388	40,776
Former Executive Vice President, Commercial Development and Strategy
Barry J. Moze	51,779	103,556
Executive Vice President, Chief Administrative Officer
All current executive officers as a group	1,353,389	2,706,759
All current non-employee directors as a group***	—	—
All current and former employees as a group (including all current and former non-executive officers)	1,485,424	2,970,828

*	Numbers listed are the maximum number of PSUs which may potentially vest.
**	Due to Mr. Happel’s resignation which was effective on February 1, 2018, none of his RSU and PSU Awards listed in the New Plan Benefits table may vest.
***	Non-Employee Directors are not eligible to participate in the Amended 2014 Plan.

Plan Benefits

The table below shows, as to the listed individuals and specified groups, the number of shares subject to awards previously granted under the 2014 Plan (even if not currently outstanding) since its approval by the stockholders in September 2014 and through March 23, 2018 (excluding the January 2018 RSU and PSU listed above in the New Plan Benefits Table).

Name	Options	Stock Units	PSUs
Named executive officers
Timothy P. Walbert	2,700,000	500,000	2,700,000
Chairman and Chief Executive Officer
Paul W. Hoelscher	276,000	124,000	932,000
Executive Vice President and Chief Financial Officer
Irina P. Konstantinovsky	131,606	64,056	—
Executive Vice President, Chief Human Resources Officer
David A. Happel	50,674	31,813	—
Former Executive Vice President, Commercial Development and Strategy
Barry J. Moze	173,000	77,000	932,000
Executive Vice President, Chief Administrative Officer
Director Nominees*
William F. Daniel	96,079	56,887	—
H. Thomas Watkins	62,793	33,265	—
Pascale Witz	52,232	24,610	—
All current executive officers as a group	4,360,161	1,274,032	7,860,000
All current non-employee directors as a group*	—	—	—
Each associate of any director or executive officer	—	—	—
Each other person who received or is to receive 5% of rights granted under the 2014 Plan	—	—	—
All employees, including all current officers who are not executive officers, as a group	12,661,657	8,136,759	5,776,000

*	Non-Employee Directors are not eligible to participate in the Amended 2014 Plan.

Required Vote and Board Recommendation

Approval of Proposal 6 requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting.

Our Board of Directors believes that approval of Proposal 6 is in our best interests and the best interests of our shareholders for the reasons stated above.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 6

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our ordinary shares as of January 31, 2018 by:  (i) each director and nominee for director; (ii) each of the NEOs in the Summary Compensation Table; (iii) all of our current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our ordinary shares.  The table is based upon information supplied by our officers, directors and principal shareholders and/or a review of Schedules 13D and 13G documents filed with the SEC, if any, and other sources.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities.  Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.  The number of ordinary shares used to calculate the percentage ownership of each listed person includes the ordinary shares underlying options, warrants or other rights held by such persons that are exercisable as of April 1, 2018, which is 60 days after January 31, 2018.

Percentage of beneficial ownership is based on 164,400,717 ordinary shares outstanding as of January 31, 2018.  Unless otherwise indicated, the address for the following shareholders is c/o Horizon Pharma plc, Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

Name and Address of Beneficial Owner or Identity of Group	Number and Percentage of Shares Beneficially Owned
	Ordinary Shares	Percentage
5% or greater shareholders:
Scopia Capital Management LP(1)	16,370,364	9.9%
152 West 57th Street, 33rd Floor
New York, NY 10019
The Vanguard Group, Inc.(2)	13,475,093	8.2%
100, Vanguard Blvd.
Malvern, PA 19355
BlackRock Institutional Trust Company, N.A.(3)	13,445,553	8.2%
55 East 52nd Street
New York, NY 10055
William Blair Investment Management, LLC(4)	8,791,589	5.4%
150 North Riverside Plaza
Chicago, IL 60606
Directors (other than Timothy P. Walbert):
William F. Daniel(5)	120,767	*
Michael Grey(6)	138,843	*
Jeff Himawan, Ph.D.(7)	59,242	*
Ronald Pauli(8)	127,425	*
Gino Santini(9)	125,711	*
James Shannon, M.D.(10)	10,156	*
H. Thomas Watkins(11)	152,811	*
Pascale Witz(12)	10,156	*
Named Executive Officers:
Timothy P. Walbert(13)	3,408,695	2.0%
Paul W. Hoelscher(14)	397,370	*
Irina P. Konstantinovsky	—	*
David A. Happel(15)	23,036	*
Barry J. Moze(16)	311,990	*
All current executive officers and directors as a group (20 persons)(17)	6,674,710	3.9%

*	Represents beneficial ownership of less than one percent.
(1)	Includes 16,370,364 ordinary shares beneficially owned by Scopia Management, Inc., Matthew Sirovich and Jeremy Mindich. This information is based on a Schedule 13G/A filed on February 14, 2018 with the SEC.

(2)	Includes 13,475,093 ordinary shares beneficially owned by The Vanguard Group. This information is based on a Schedule 13G/A filed on February 8, 2018 with the SEC.
(3)	Includes 13,445,553 ordinary shares beneficially owned by BlackRock, Inc. This information is based on an Amended Schedule 13G/A filed on January 30, 2018 with the SEC.
(4)	Includes 8,791,589 ordinary shares beneficially owned by William Blair Investment Management, LLC. This information is based on a Schedule 13G filed on February 13, 2018 with the SEC.
(5)	Includes (a) 29,881 ordinary shares held by GoodBody Trustees Limited, of which Mr. Daniel has beneficial ownership, and (b) 90,886 ordinary shares that Mr. Daniel has the right to acquire from us within 60 days of January 31, 2018 pursuant to the exercise of stock options.
(6)	Includes (a) 25,448 ordinary shares held by GoodBody Trustees Limited, of which Mr. Grey has beneficial ownership, and (b) 113,395 ordinary shares that Mr. Grey has the right to acquire from us within 60 days of January 31, 2018 pursuant to the exercise of stock options.
(7)	Includes (a) 10,190 ordinary shares held by GoodBody Trustees Limited, of which Dr. Himawan has beneficial ownership, and (b) 49,052 ordinary shares that Dr. Himawan has the right to acquire from us within 60 days of January 31, 2018 pursuant to the exercise of stock options.
(8)	Includes (a) 14,030 ordinary shares held by GoodBody Trustees Limited, of which Mr. Pauli has beneficial ownership, and (b) 113,395 ordinary shares that Mr. Pauli has the right to acquire from us within 60 days of January 31, 2018 pursuant to the exercise of stock options.
(9)	Includes (a) 12,316 ordinary shares held by GoodBody Trustees Limited, of which Mr. Santini has beneficial ownership, and (b) 113,395 ordinary shares that Mr. Santini has the right to acquire from us within 60 days of January 31, 2018 pursuant to the exercise of stock options.
(10)	Includes 10,156 ordinary shares that Dr. Shannon has the right to acquire from us within 60 days of January 31, 2018 pursuant to the exercise of stock options.
(11)	Includes (a) 6,000 ordinary shares, (b) 10,000 ordinary shares held by T-H Family Limited Partnership, of which Mr. Watkins is a general/managing partner, (c) 19,211 ordinary shares held by GoodBody Trustees Limited, of which Mr. Watkins has beneficial ownership, and (d) 117,600 ordinary shares that Mr. Watkins has the right to acquire from us within 60 days of January 31, 2018 pursuant to the exercise of stock options.
(12)	Includes 10,156 ordinary shares that Ms. Witz has the right to acquire from us within 60 days of January 31, 2018 pursuant to the exercise of stock options.
(13)	Includes (a) 474,075 ordinary shares, (b) 2,809,620 ordinary shares that Mr. Walbert has the right to acquire from us within 60 days of January 31, 2018 pursuant to the exercise of stock options, and (c) 125,000 ordinary shares issuable within 60 days of January 31, 2018 pursuant to the vesting of RSUs.
(14)	Includes (a) 74,995 ordinary shares, (b) 291,375 ordinary shares that Mr. Hoelscher has the right to acquire from us within 60 days of January 31, 2018 pursuant to the exercise of stock options, and (c) 31,000 ordinary shares issuable within 60 days of January 31, 2018 pursuant to the vesting of RSUs.
(15)	Includes (a) 5,089 ordinary shares, (b) 17,947 ordinary shares that Mr. Happel has the right to acquire from us within 60 days of January 31, 2018 pursuant to the exercise of stock options.
(16)	Includes (a) 66,110 ordinary shares, (b) 226,630 ordinary shares that Mr. Moze has the right to acquire from us within 60 days of January 31, 2018 pursuant to the exercise of stock options, and (c) 19,250 ordinary shares issuable within 60 days of January 31, 2018 pursuant to the vesting of RSUs.
(17)	Includes the following shares beneficially owned by our current executive officers (which includes our named executive officers (other than Mr. Happel), Brian K. Beeler, Robert F. Carey, Michael A. DesJardin, George P. Hampton, Vikram Karnani, Jeffrey W. Sherman, M.D., FACP, Eric B. Mosbrooker and Shao-Lee Lin, M.D., Ph.D.) and directors, in the aggregate: (a) 1,212,859 ordinary shares, (b) 5,177,145 ordinary shares that can be acquired within 60 days of January 31, 2018 pursuant to the exercise of stock options, and (c) 284,706 ordinary shares issuable within 60 days of January 31, 2018 pursuant to the vesting of RSUs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of ordinary shares and other of our equity securities.  Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of the copies of such forms received and the written representations from certain reporting persons, we have determined that no officer, director or ten percent beneficial owner known to us was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2017, with the exception of Michael A. DesJardin, who inadvertently filed one Form 4 reporting one transaction approximately one month late.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual General Meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of Annual General Meeting materials addressed to those shareholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials.  A single set of Annual General Meeting materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual General Meeting materials, please notify your broker or us.  Direct your written request to David G. Kelly, Company Secretary, at Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland or contact David G. Kelly at + 353 1 772 2100 (Ireland).  Shareholders who currently receive multiple copies of the Annual General Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.  In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of our proxy materials to a shareholder at a shared address to which a single copy of the materials was delivered.

Shareholder Proposals

Our shareholders may submit proposals on matters appropriate for shareholder action at shareholder meetings in accordance with Rule 14a-8 promulgated under the Exchange Act.  For such proposals to be included in our proxy materials relating to our 2019 Annual General Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and, pursuant to Rule 14a-8, such proposals must be received by us no later than December 3, 2018.  However, if our 2019 Annual General Meeting of Shareholders is not held between April 3, 2019 and June 2, 2019, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials.  Such proposals should be delivered to Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

Our Memorandum and Articles of Association (Articles of Association) provide that shareholder nominations of persons to be elected to the Board at an annual general meeting and the proposal of other business to be considered by the shareholders at an annual general meeting must be made following written notice to our Company Secretary which is executed by a shareholder and accompanied by certain background and other information specified in our Memorandum and Articles of Association.  Such written notice and information must be received by our Company Secretary at our registered office (i) no earlier than the close of business on November 3, 2018, which is 150 days prior to the first anniversary of the date this Proxy Statement was first released to shareholders for the Annual General Meeting and (ii) no later than the close of business on January 2, 2019, which is 90 days prior to the first anniversary of the date this Proxy Statement was first released to shareholders for the Annual General Meeting.  Each submission relating to the nomination of persons to be elected to the Board must:

•	set forth the name, age, business address and residence address of each individual whom the shareholder proposes to nominate for election or re-election as a director;

•	set forth the principal occupation or employment of such nominee;

•	set forth the class and number of our ordinary shares which are owned of record and beneficially by such nominee;

•	set forth the date or dates on which such ordinary shares were acquired and the investment intent of such acquisition;

•	include a completed and signed questionnaire, representation and agreement required by article 98.4 of our Articles of Association;

•	include such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required pursuant to Regulation 14A under the Exchange Act and the rules and regulations promulgated thereunder (including such proposed nominee’s written consent to being named as a nominee and to serving as a director if elected); and

•	include the information required by article 98.3 of our Articles of Association.

Our Articles of Association provide that other resolutions may only be proposed at an annual general meeting if either (i) it is proposed by or at the direction of our Board; (ii) it is proposed at the direction of the Irish High Court; (iii) it is requisitioned in writing by shareholders of record holding such aggregate number of ordinary shares as is prescribed by, and is made in accordance with, Section 178 of the Irish Companies Act 2014 or (iv) the chairman of the meeting decides, in his or her absolute discretion, that the proposal may properly be regarded as within the scope of the relevant meeting.  In addition, the proxy solicited by our Board for the 2019 Annual General Meeting of Shareholders will confer discretionary voting authority with respect to (i) any proposal presented by a shareholder at that meeting for which we have not been provided with notice by February 16, 2019 and (ii) if we have received notice of such proposal by February 16, 2019, if the 2019 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.  On any other business which may properly come before the annual general meeting, or any adjournment thereof, and whether procedural or substantive in nature (including without limitation any motion to amend a resolution or adjourn the meeting) not specified in this Proxy Statement, the proxy will act at his/her discretion.

Presentation of Irish Statutory Financial Statements

Our Irish statutory financial statements for the fiscal year ended December 31, 2017, including the reports of the directors and statutory auditors thereon, will be presented at the Annual General Meeting in accordance with the requirements of the Irish Companies Act 2014.  Our Irish statutory financial statements will be approved by the Board.  There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting.  Our Irish statutory financial statements will be available on our website at www.horizonpharma.com on or before April 11, 2018.

Special Note Regarding Forward Looking Statements

This Proxy Statement contains “forward-looking statements” — that is, statements related to future, not past, events — as defined in Section 21E of the Exchange Act, that reflect our current expectations regarding our future growth, results of operations, business strategy and plans, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management.  Forward-looking statements include any statement that does not directly relate to a current or historical fact.  Forward-looking statements generally can be identified by words such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would”, or similar expressions.  These statements are based on current expectations and assumptions that are subject to risks and uncertainties inherent in our business, which could cause our actual results to differ materially from those indicated in the forward-looking statements including, without limitation, the risks set forth under Part I — Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual General Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David G. Kelly
Company Secretary

April 2, 2018

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 is available without charge upon written request to:  Company Secretary, Horizon Pharma plc, Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland.

ANNEX A

HORIZON PHARMA PUBLIC LIMITED COMPANY

AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN

1.	GENERAL.

(a)    Relationship to Prior Plans. This Plan is intended as the successor to the Horizon Pharma, Inc. 2011 Equity Incentive Plan (the “2011 Plan”) with respect to grants to Employees. From and after 12:01 a.m. on the Effective Date, all outstanding stock awards granted under the 2011 Plan and the Horizon Pharma, Inc. 2005 Stock Plan (the “2005 Plan”) and, together with the 2011 Plan, the “Prior Plans”) shall remain subject to the terms of the 2011 Plan or the 2005 Plan, as applicable; provided, however, any Ordinary Shares subject to outstanding stock awards granted under the Prior Plans that expire, terminate or are forfeited for any reason prior to exercise or settlement, and any Ordinary Shares that are repurchased or redeemed because of the failure to meet a contingency or condition required to vest such Ordinary Shares (the “Returning Shares”) shall immediately be added to the Share Reserve (as described below) as and when such Ordinary Shares become Returning Shares and shall become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after the Effective Date of this Plan shall be subject to the terms of this Plan.

(b)    Eligible Award Recipients. The persons eligible to receive Awards are Employees. The persons eligible to receive Inducement Awards are Employees who meet the criteria set forth in Section 3(f).

(c)    Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, (viii) Inducement Awards, and (ix) Other Stock Awards.

(d)    Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Ordinary Shares through the granting of Awards.

2.	ADMINISTRATION.

(a)    Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c). Notwithstanding anything to the contrary set forth herein, only an Inducement Committee has the power to grant Inducement Awards.

(b)    Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Ordinary Shares pursuant to a Stock Award; (E) the number of Ordinary Shares with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

(ii)    To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii)    To settle all controversies regarding the Plan and Awards granted under it.

(iv)    To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v)    To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi)    To amend the Plan in any respect the Board deems necessary or advisable. However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law or listing requirements, shareholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of Ordinary Shares available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which Ordinary Shares may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii)    To submit any amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding incentive stock options or (C) Rule 16b-3.

(viii)    To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that except with respect to amendments that disqualify or impair the status of an Incentive Stock Option, a Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code.

(ix)    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and any Affiliates and that are not in conflict with the provisions of the Plan or Awards.

(x)    To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.

(c)    Delegation to Committee.

(i)    General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)    Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(iii)    Inducement Awards. Notwithstanding any other provision of the Plan to the contrary, all Inducement Awards must be granted by an Inducement Committee.

(d)    Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e)    Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Ordinary Shares in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event, provided that the exercise price of any such outstanding Options or Stock Appreciation Rights under the Plan may not be reduced below the nominal value of an Ordinary Share.

3.	SHARES SUBJECT TO THE PLAN.

(a)    Share Reserve.

(i)    Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of Ordinary Shares of the Company that may be issued pursuant to Stock Awards after the Effective Date shall not exceed 54,852,130 shares, which is the sum of (i) 22,052,130 Ordinary Shares, which is the total reserve that was approved as of the Effective Date in connection with the adoption of the Plan, including, but not limited to, the shares remaining available for issuance under the Prior Plans and the Returning Shares, (ii) 14,000,000 additional Ordinary Shares approved by the Company’s shareholders at the 2015 annual general meeting, (iii) 6,000,000 additional Ordinary Shares approved by the Company’s shareholders at the 2016 annual general meeting, and (iv) 10,800,000 new Ordinary Shares approved by the Company’s shareholders at the 2018 Annual Meeting. (the total of (i), (ii), (iii) and (iv), the “Share Reserve”) and (v) 2,000,000 Ordinary Shares that may be issued pursuant to Inducement Awards granted under Section 3(f) of the Plan. For clarity, the limitation in this Section 3(a)(i) is a limitation on the number of Ordinary Shares that may be issued pursuant to the Plan. Accordingly, this Section 3(a)(i) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, NASDAQ Marketplace Rule 4350(i)(1)(A)(iii), NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable stock exchange rules, and such issuance shall not reduce the number of Ordinary Shares available for issuance under the Plan. Furthermore, if a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the Ordinary Shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than Ordinary Shares), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of Ordinary Shares that may be available for issuance under the Plan.

(ii)    Subject to subsection 3(b) and except with respect to Inducement Awards, the number of Ordinary Shares available for issuance under the Plan shall be reduced by: (i) one (1) Ordinary Share for each Ordinary Share issued pursuant to (A) an Option granted under Section 5, or (B) a Stock Appreciation Right granted under Section 5 with respect to which the strike price is at least one hundred percent (100%) of the Fair Market Value of the underlying Ordinary Shares on the date of grant; (ii) 1.29 Ordinary Shares for each Ordinary Share pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award, Other Stock Award or any other stock award granted under the Plan prior to May 3, 2018 that is not described in subsection (i) above and that is not a 2018 Executive Award, and (iii) 1.40 Ordinary Shares for each Ordinary Share issued pursuant to (A) a 2018 Executive Award, or (B) a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award, Other Stock Award or any other stock award granted under the Plan on or after May 3, 2018 that is not described in subsection (i) above.

(b)    Reversion of Shares to the Share Reserve.

(i)    Shares Available For Subsequent Issuance. If any Stock Award is forfeited back to the Company or Ordinary Shares are redeemed or repurchased by the Company or any Affiliate (in accordance with applicable Irish law) because of the failure to meet a contingency or condition required to vest such Ordinary Shares, then the Ordinary Shares that are forfeited, redeemed or repurchased shall revert to and again become available for issuance under the Plan. Notwithstanding the provisions of this Section 3(b)(i), to the extent (i) there is issued an Ordinary Share pursuant to a Stock Award under the Plan (other than an Option or Stock Appreciation Right), and (ii) there are any Returning Shares granted under the Prior Plans pursuant to an award other than an Option or Stock Appreciation Right, and such Ordinary Share becomes available for issuance under the Plan pursuant to Section 1(a), Section 3(a)(i) or this Section 3(b)(i), then the number of Ordinary Shares available for issuance under the Plan shall increase by 1.29 shares for each such Ordinary Share returning to the Plan prior to May 3, 2018 and 1.40 shares for each such Ordinary Share returning to the Plan on or after May 3, 2018. Notwithstanding the foregoing, any Inducement Shares that become available for issuance under the Plan pursuant to this subsection 3(b)(i) will only become available for issuance pursuant to Inducement Awards.

(ii)    Shares Not Available For Subsequent Issuance. If any Ordinary Shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of Ordinary Shares subject to the Stock Award (i.e., “net exercised”), the number of Ordinary Shares that are not delivered to the Participant shall not remain available for issuance under the Plan. Also, any Ordinary Shares withheld by the Company pursuant to Section 8(g) or withheld or tendered as consideration for the exercise of an Option or purchase of any other Stock Award shall not again become available for issuance under the Plan. Further, any Ordinary Shares repurchased by the Company on the open market with the proceeds of the exercise or purchase price of a Stock Award granted under the Plan or a stock award granted under any of the Prior Plans shall not become available for issuance under the Plan.

(c)    Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3 and, subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of Ordinary Shares that may be issued pursuant to the exercise of Incentive Stock Options shall be the number of shares subject to the Plan’s Share Reserve.

(d)    Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments and except with respect to Inducement Awards, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, a maximum of three million (3,000,000) Ordinary Shares subject to Options, Stock Appreciation Rights and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date any such Stock Award is granted may be granted to any Participant during any calendar year. Notwithstanding the foregoing, if any additional Options, Stock Appreciation Rights or Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Awards are granted to any Participant during any calendar year, compensation attributable to the exercise of such additional Stock Awards shall not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Stock Award is approved by the Company’s shareholders.

(e)    Source of Shares. The Ordinary Shares issuable under the Plan shall be authorized but unissued or reacquired Ordinary Shares, including Ordinary Shares redeemed or repurchased by the Company or any Affiliate on the open market or otherwise, in accordance with applicable Irish Law.

(f)    Inducement Shares. This subsection 3(f) will apply with respect to the 2,000,000 Ordinary Shares reserved under this Plan by action of the Board (or a committee thereof) to be used exclusively for the grant of Inducement Awards in compliance with NASDAQ Listing Rule 5635(c)(4) (the “Inducement Shares”). Notwithstanding anything to the contrary in this Plan, an Inducement Award may be granted only to an Employee who has not previously been an Employee or a non-Employee Director of the Company or an Affiliate, or following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Company within the meaning of Rule 5635(c)(4) of the NASDAQ Listing Rules.

(g)    Minimum Vesting Requirements. No Award granted on or after the 2018 Annual Meeting and no 2018 Executive Award may vest (or, if applicable, be exercisable) until at least twelve (12) months following the date of grant of the Award; provided, however, that up to five percent (5%) of the Share Reserve may be subject to Awards granted on or after the 2018 Annual Meeting or which are 2018 Executive Awards that do not meet such vesting (and, if applicable, exercisability) requirements.

(h)    Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any Ordinary Shares subject to a Restricted Stock Award, Restricted Stock Unit Award, or 2018 Executive Award as determined by the Board and contained in the applicable Award Agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such Award Agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such Award Agreement (including, but not limited to, any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Award Agreement. Dividend or dividend equivalents may not be paid or credited with respect to any Stock Awards other than as specified above.

4.	ELIGIBILITY.

(a)    Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees; provided, however, that Nonstatutory Stock Options and SARs may not be granted to Employees who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless the Ordinary Shares underlying such Stock Awards are treated as “service recipient stock” under Section 409A of the Code because the Stock Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Stock Awards comply with the distribution requirements of Section 409A of the Code.

(b)    Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

5.	PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option or SAR shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for Ordinary Shares purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Option Agreement or Stock Appreciation Right Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a)    Term. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.

(b)    Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, the exercise price (or strike price) of each Option or SAR shall be not less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares subject to the Option or SAR on the date the Option or SAR is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise price (or strike price) lower than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares subject to the Option or SAR if such Option or SAR is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code, provided that in all cases the exercise price is not less than the nominal value of an Ordinary Share. Each SAR will be denominated in Ordinary Shares equivalents.

(c)    Purchase Price for Options. The purchase price of Ordinary Shares acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below; provided, however, that where Ordinary Shares are issued pursuant to the exercise of an Option, the nominal value of each newly issued Ordinary Share is fully paid up. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:

(i)    by cash, check, bank draft or money order payable to the Company;

(ii)    pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Ordinary Shares subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)    if the option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issuable upon exercise by the largest whole number of Ordinary Shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that:

(1)    the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Ordinary Shares to be issued;

(2)    irrespective of whether a “net exercise” arrangement is used, the nominal value of each newly issued Ordinary Shares will be fully paid up in cash; and

(3)    Ordinary Shares will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) Ordinary Shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) Ordinary Shares are delivered to the Participant as a result of such exercise, and (C) Ordinary Shares are withheld to satisfy tax withholding obligations;

(iv)    deduction from salary due and payable to an Employee by the Company or any Affiliate; or

(v)    in any other form of legal consideration that may be acceptable to the Board and permissible under applicable law.

(d)    Exercise and Payment of a SAR. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of Ordinary Shares equal to the number of Ordinary Shares equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Ordinary Shares, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right, provided, however, that where Ordinary Shares are issued pursuant to a Stock Appreciation Right, the nominal value of each newly issued Ordinary Share is fully paid up.

(e)    Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs shall apply:

(i)    Restrictions on Transfer. An Option or SAR shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii)    Domestic Relations Orders. Notwithstanding the foregoing, an Option or SAR may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)    Beneficiary Designation. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant’s estate shall be entitled to exercise the Option or SAR and receive the Ordinary Shares or other consideration resulting from such exercise.

(f)    Vesting Generally. The total number of Ordinary Shares subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of Ordinary Shares as to which an Option or SAR may be exercised.

(g)    Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or any Affiliate, if a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(h)    Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause or upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Ordinary Shares would violate the registration requirements under the Securities Act, then the Option or SAR shall terminate on the earlier of (i) the expiration of a total period of three (3) months (that need not be consecutive) after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the immediate sale of any Ordinary Shares received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Ordinary Shares received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i)    Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or any Affiliate, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR (as applicable) shall terminate.

(j)    Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company or any Affiliate, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(k)    Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR shall terminate immediately upon such Participant’s termination of Continuous Service, and the Participant shall be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l)    Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any Ordinary Shares until at least six months following the date of grant of the Option or SAR. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Participant’s death or Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement or in another applicable agreement or in accordance with the Company’s (or Affiliates, if applicable) then current employment policies and guidelines), any such vested Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

6.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

(a)    Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, Ordinary Shares may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each

Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)    Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law, provided however, that where Ordinary Shares are issued pursuant to a Restricted Stock Award the nominal value of each newly issued Ordinary Share is fully paid up.

(ii)    Vesting. Ordinary Shares awarded under a Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)    Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company or any Affiliate may receive through a forfeiture condition or a repurchase right any or all of the Ordinary Shares held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)    Transferability. Rights to acquire Ordinary Shares under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Ordinary Shares awarded under the Restricted Stock Award Agreement remain subject to the terms of the Restricted Stock Award Agreement.

(b)    Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)    Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Ordinary Shares subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Ordinary Shares subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law, provided, however, that where Ordinary Shares are issued pursuant to a Restricted Stock Unit Award, the nominal value of each newly issued Ordinary Share is fully paid up.

(ii)    Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)    Payment. A Restricted Stock Unit Award may be settled by the delivery of Ordinary Shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)    Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the Ordinary Shares (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)    Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c)    Performance Awards.

(i)    Performance Stock Awards. A Performance Stock Award is a Stock Award that may vest or may be exercised contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such

Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. Except with respect to Inducement Awards, the maximum number of shares covered by an Award that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(c)(i) (whether the grant, vesting or exercise is contingent upon the attainment during a Performance Period of the Performance Goals) shall not exceed three million (3,000,000) Ordinary Shares. The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Stock Award to be deferred to a specified date or event. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii)    Performance Cash Awards. A Performance Cash Award is a cash award that may be paid contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. In any calendar year, the Committee may not grant a Performance Cash Award that has a maximum value that may be paid to any Participant in excess of three million dollars ($3,000,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii)    Board Discretion. The Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.

(iv)    Section 162(m) Compliance. Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee shall establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period, or (b) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and in either event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Ordinary Shares). Notwithstanding satisfaction or completion of any Performance Goals, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Ordinary Shares, Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee, in its sole discretion, shall determine.

(d)    Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Ordinary Shares, including the appreciation in value thereof (e.g., options or share rights with an exercise price or strike price less than 100% of the Fair Market Value of the Ordinary Shares at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of Ordinary Shares (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards; provided, however, that where Ordinary Shares are issued pursuant to any Other Stock Award, the nominal value of each newly issued Ordinary Share is fully paid up.

7.	COVENANTS OF THE COMPANY.

(a)    Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the authorized but unissued Ordinary Shares reasonably required to satisfy such Stock Awards.

(b)    Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell Ordinary Shares upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Ordinary Shares issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Ordinary Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Ordinary Shares upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Ordinary Shares pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

(c)    No Obligation to Notify or Minimize Taxes. The Company and its Affiliates shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company and its Affiliates shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company and its Affiliates have no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.	MISCELLANEOUS.

(a)    Use of Proceeds from Sales of Ordinary Shares. Proceeds from the sale of Ordinary Shares pursuant to Stock Awards shall constitute general funds of the Company.

(b)    Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c)    Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, if applicable, and (ii) the issuance of the Ordinary Shares subject to such Stock Award has been entered into the books and records of the Company.

(d)    No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate the employment of an Employee with or without notice and with or without cause.

(e)    Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f)    Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Ordinary Shares under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Ordinary Shares subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Ordinary Shares. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Ordinary Shares under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Ordinary Shares.

(g)    Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company or any Affiliate may, in its sole discretion, satisfy any federal, state, local or foreign tax withholding obligation, or levies or social security deduction obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the

Participant to tender a cash payment; (ii) withholding Ordinary Shares from the Ordinary Shares issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no Ordinary Shares are withheld with a value exceeding the minimum amount of tax, levies and social security contribution required to be withheld by law or the practice of any revenue authority (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(h)    Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s (or Affiliate’s, if applicable) intranet (or other shared electronic medium controlled by the Company or any Affiliate to which the Participant has access).

(i)    Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Ordinary Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company or an Affiliate. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j)    Compliance with Section 409A. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the Ordinary Shares are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

(k)    Personal Data. It shall be a term and condition of every Award that a Participant agrees and consents to:

(i)    the collection, use and processing of his Personal Data by the Company or any Subsidiary and the transfer of his Personal Data to any third party administrator of the Plan and any broker through whom Shares are to be sold on behalf of a Participant;

(ii)    the Company, its Subsidiaries or any third party administrator of the Plan, transferring the Participant’s Personal Data amongst themselves for the purposes of implementing, administering and managing the Plan and the issue of Awards and the acquisition of Ordinary Shares pursuant to Awards;

(iii)    the use of Personal Data by any such person for any such purposes; and

(iv)    the transfer to and retention of Personal Data by third parties (including any situated outside the European Economic Area) for or in connection with such purposes.

(l)    Clawback/Recovery. Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant.

9.	ADJUSTMENTS UPON CHANGES IN ORDINARY SHARES; OTHER CORPORATE EVENTS.

(a)    Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a)(i) and 3(f), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(a)(ii), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 3(d) and 6(c)(i), and (iv) the class(es) and number of securities and price per Ordinary Share subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b)    Dissolution or Liquidation. Except as otherwise provided in a Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding Ordinary Shares not subject to a forfeiture condition or the Company’s or any Affiliate’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and any Ordinary Shares subject to the Company’s or any Affiliate’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company or an Affiliate notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)    Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i)    Stock Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the shareholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Ordinary Shares issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any) in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award, or may choose to assume or continue the Stock Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution shall be set by the Board.

(ii)    Stock Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) shall be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii)    Stock Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv)    Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award (including, at the discretion of the Board, any unvested portion of any Stock Award), over (B) any exercise price payable by such holder in connection with such exercise.

(d)    Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10.	TERMINATION OR SUSPENSION OF THE PLAN.

(a)    Plan Term. The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan shall automatically terminate on May 16, 2024. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)    No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.	EFFECTIVE DATE OF PLAN.

The Plan originally became effective on the Effective Date. This amendment and restatement of the Plan document is effective on May 3, 2018, provided that this amendment and restatement of the Plan is approved by the Company’s shareholders at the 2018 Annual Meeting. This amendment and restatement of the Plan is also applicable to the 2018 Executive Awards to the extent specified herein.

12.	CHOICE OF LAW.

The laws of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.	DEFINITIONS. As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a)    “2011 Plan Available Reserve” means the number of shares of common available for issuance pursuant to the grant of future awards under the 2011 Plan determined as of immediately prior to the Effective Date.

(b)    “2018 Annual Meeting” means the annual general meeting of the shareholders of the Company held in 2018.

(c)    “2018 Executive Award” means an Award granted prior to the 2018 Annual Meeting that may vest, in part, subject to approval of the amendment and restatement of the Plan by the Company’s shareholders at the 2018 Annual Meeting.

(d)    “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(e)    “Award” means a Stock Award or a Performance Cash Award.

(f)    “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(g)    “Board” means the Board of Directors of the Company.

(h)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Ordinary Shares subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards No. 123 (revised). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(i)    “Cause” shall have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term shall mean, with respect to a Participant, the occurrence of any of the following events that has a material negative impact on the business or reputation of the Company: (i) such Participant’s repeated failure to perform one or more essential duties and responsibilities to the Company; (ii) such Participant’s failure to follow the lawful directives of manager(s); (iii) such Participant’s material violation of any Company policy; (iv) such Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct or gross misconduct; (v) such Participant’s unauthorized use or disclosure of any proprietary information, confidential information or trade secrets of the Company or any other party to whom he or she owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (vi) such Participant’s willful breach of any of obligations under any written agreement or covenant with the Company or violation of any statutory duty owed to the Company. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company (or an Affiliate, if applicable), in its sole discretion. Any determination by the Company (or an Affiliate, if applicable) that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or Affiliate or such Participant for any other purpose.

(j)    “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company or any Affiliate reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company or any Affiliate, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)    there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)    the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv)    there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)    individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (i) a compromise or arrangement sanctioned by the Irish courts under section 201 of the Companies Act 1963 (as may be amended, updated or replaced from time to time) (the “1963 Act”) or (ii) a scheme, contract or offer which has become binding on all shareholders pursuant to Section 204 of the 1963 Act, or (iii) a bid pursuant to Regulation 23 or 24 of the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(k)    “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l)    “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(m)    “Company” means Horizon Pharma Public Limited Company, a company incorporated under the laws of Ireland.

(n)    “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Non-employee Director, or payment of a fee for such service, shall not cause a Non-employee Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(o)    “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company (or an Affiliate, if applicable), in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer of the Company (or an Affiliate, if applicable), including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s (or an Affiliate’s, if applicable) leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(p)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)    a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii)    a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)    a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Ordinary Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(q)    “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code.

(r)    “Director” means a member of the Board.

(s)    “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(t)    “Effective Date” means the original effective date of this Plan, which was immediately prior to the effective time of the merger between Horizon Pharma, Inc. and Horizon Pharma Public Limited Company pursuant to the Transaction Agreement and Plan of Merger dated March 18, 2014.

(u)    “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(v)    “Entity” means a corporation, partnership, limited liability company or other entity.

(w)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(x)    “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of Ordinary Shares of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(y)    “Fair Market Value” means, as of any date, the value of the Ordinary Shares determined as follows:

(i)    If the Ordinary Shares is listed on any established stock exchange or traded on the NASDAQ Global Market or the NASDAQ Global Select Market, the Fair Market Value of a share of Ordinary Shares, unless otherwise determined by the Board, shall be the closing sales price for such Ordinary Shares as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Ordinary Shares) on the day of determination, as reported in a source the Board deems reliable.

(ii)    Unless otherwise provided by the Board, if there is no closing sales price for the Ordinary Shares on the day of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii)    In the absence of such markets for the Ordinary Shares, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(z)    “Horizon” means Horizon Pharma, Inc. a Delaware corporation.

(aa)    “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(bb)    “Inducement Award” means a Stock Award granted pursuant to Section 3(f) of the Plan.

(cc)    “Inducement Committee” means a Committee consisting of the majority of the Company’s independent directors or the Company’s independent compensation committee, in either case in accordance with NASDAQ Listing Rule 5635(c)(4).

(dd)    “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(ee)    “Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(ff)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(gg)    “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase Ordinary Shares granted pursuant to the Plan.

(hh)    “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(ii)    “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(jj)    “Ordinary Shares” or “Shares” means the ordinary shares in the capital of the Company with a nominal value of US$0.0001 per share.

(kk)    “Other Stock Award” means an award based in whole or in part by reference to the Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(d).

(ll)    “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(mm)    “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(nn)    “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(oo)    “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(pp)    “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(qq)    “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total shareholder return; (v) return on equity or average shareholder’s equity; (vi) return on assets, investment, or capital employed; (vii) share price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xiii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) shareholders’ equity; (xxvii) capital expenditures; (xxiii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; and (xxxiii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

(rr)    “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board shall appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; and (5) to exclude the effects of any items that are ‘unusual’ in nature or that occur ‘infrequently’ as determined under generally accepted accounting principles.

(ss)    “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(tt)    “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(uu)    “Personal Data” has the same meaning as defined in the Data Protection Acts 1988 and 2003.

(vv)    “Plan” means this Horizon Pharma Public Limited Company 2014 Equity Incentive Plan.

(ww)    “Restricted Stock Award” means an award of Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(a).

(xx)    “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(yy)    “Restricted Stock Unit Award” means a right to receive Ordinary Shares which is granted pursuant to the terms and conditions of Section 6(b).

(zz)    “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(aaa)    “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(bbb)    “Securities Act” means the Securities Act of 1933, as amended.

(ccc)    “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Ordinary Shares that is granted pursuant to the terms and conditions of Section 5.

(ddd)    “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(eee)    “Stock Award” means any right to receive Ordinary Shares granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(fff)    “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ggg)    “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(hhh)    “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any Affiliate.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 2, 2018.

Vote by Internet
• Go to www.envisionreports.com/HZNP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, U.S. territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _  _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _  _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

A	Proposals —	The Board of Directors recommends you vote “FOR” each of the nominees for director listed below, “FOR” Proposals 2, 3, 5 and 6, and “ONE YEAR” for Proposal 4.

					One	Two	Three	Abstain	+
1.	Election of Class I Director Nominees:	For	Against	Abstain	Year	Years	Years
	1.a – William F. Daniel 1.b – H. Thomas Watkins 1.c – Pascale Witz	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

4. Indication, on an advisory basis, of the preferred frequency of shareholder advisory votes on the compensation of our named executive officers.

5. Authorization for us and/or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares.

6. Approval of our Amended and Restated 2014 Equity Incentive Plan.

					☐	☐ For ☐ ☐	☐ Against ☐ ☐	☐ Abstain ☐ ☐
2.

Approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 and authorization of the Audit Committee to determine the auditors’ remuneration.

		☐	☐	☐
3.	Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in the Proxy Statement.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B AND C ON BOTH SIDES OF THIS CARD.

                                 02SV5D

2018 Annual General Meeting Admission Ticket

2018 Annual General Meeting of

Horizon Pharma plc Shareholders

May 3, 2018, 3:00 p.m. Local Time (Ireland)

Connaught House

1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders.

The Proxy Statement and the 2017 Annual Report to Shareholders are available at: www.edocumentview.com/hznp

The 2017 Irish Statutory Financial Statements will be available on our website at

www.horizonpharma.com on or before April 11, 2018.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _  _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _  _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

+

Proxy — HORIZON PHARMA PLC

Notice of 2018 Annual General Meeting of Shareholders

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

Proxy Solicited by the Board of Directors for the Annual General Meeting of Shareholders — May 3, 2018

The undersigned hereby appoints Timothy P. Walbert and Paul W. Hoelscher, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to attend, speak and vote, as provided on the other side, all the ordinary shares of Horizon Pharma plc that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of Horizon Pharma plc to be held at 3:00 p.m. (local time) on May 3, 2018 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual General Meeting of Shareholders.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1; “FOR” PROPOSALS 2, 3, 5 and 6; AND “ONE YEAR” FOR PROPOSAL 4.

(Proposals to be voted appear on reverse side.)

C	Non-Voting Proposals

Change of Address — Please print new address below.	Comments — Please print your comments below.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A, B AND C ON BOTH SIDES OF THIS CARD.	+

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _  _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _  _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

A	Proposals —	The Board of Directors recommends you vote “FOR” each of the nominees for director listed below, “FOR” Proposals 2, 3, 5 and 6, and “ONE YEAR” for Proposal 4.

					One	Two	Three	Abstain	+
1.	Election of Class I Director Nominees:	For	Against	Abstain	Year	Years	Years
	1.a – William F. Daniel 1.b – H. Thomas Watkins 1.c – Pascale Witz	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

4. Indication, on an advisory basis, of the preferred frequency of shareholder advisory votes on the compensation of our named executive officers.

5. Authorization for us and/or any of our subsidiaries to make market purchases or overseas market purchases of our ordinary shares.

6. Approval of our Amended and Restated 2014 Equity Incentive Plan.

					☐	☐ For ☐ ☐	☐ Against ☐ ☐	☐ Abstain ☐ ☐
2.

Approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 and authorization of the Audit Committee to determine the auditors’ remuneration.

		☐	☐	☐
3.	Approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in the Proxy Statement.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders.

The Proxy Statement and the 2017 Annual Report to Shareholders are available at: www.edocumentview.com/hznp

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _  _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _  _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Proxy — HORIZON PHARMA PLC

Notice of 2018 Annual General Meeting of Shareholders

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

Proxy Solicited by the Board of Directors for the Annual General Meeting of Shareholders — May 3, 2018

The undersigned hereby appoints Timothy P. Walbert and Paul W. Hoelscher, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to attend, speak and vote, as provided on the other side, all the ordinary shares of Horizon Pharma plc that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of Horizon Pharma plc to be held at 3:00 p.m. (local time) on May 3, 2018 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual General Meeting of Shareholders.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1; “FOR” PROPOSALS 2, 3, 5 and 6; AND “ONE YEAR” FOR PROPOSAL 4.

(Proposals to be voted appear on reverse side.)